Exhibit 10.1

GLOBAL TRANSACTION AGREEMENT

BY AND AMONG

BLUEKNIGHT ENERGY PARTNERS G.P., L.L.C.,
BLUEKNIGHT ENERGY PARTNERS, L.P.

AND

THE PURCHASERS PARTY HERETO

DATED OCTOBER 25, 2010

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2
1.1	Definitions.	2
1.2	Certain Interpretive Matters.	11
ARTICLE II PHASE I TRANSACTIONS		12
2.1	Convertible Debentures.	12
2.2	Private Placement.	12
2.3	New Credit Agreement.	13
ARTICLE III UNITHOLDER VOTE TRANSACTIONS		14
3.1	The Proxy Statement and the Unitholder Meeting.	14
ARTICLE IV PHASE II TRANSACTIONS		16
4.1	Amendment to Third Amended and Restated Agreement Partnership Agreement.	16
4.2	Additional Private Placement.	17
4.3	Special Distribution.	18
4.4	The Rights Offering.	18
ARTICLE V COVENANTS		20
5.1	The Registration Statement.	20
5.2	Listing on National Securities Exchange.	21
5.3	Further Assurances.	21
5.4	Press Releases.	21
5.5	Notification of Certain Matters.	21
ARTICLE VI REPRESENTATIONS AND WARRANTIES		22
6.1	Representations and Warranties of the Partnership.	22
6.2	Representations and Warranties of the Purchasers.	29
ARTICLE VII TERMINATION		32
7.1	Termination.	32
7.2	Effect of Termination.	33
ARTICLE VIII MISCELLANEOUS		33
8.1	Fees and Expenses.	33
8.2	Entire Agreement; No Third Party Beneficiaries.	33
8.3	Successors.	34
8.4	Assignments.	34
8.5	Notices.	34
8.6	Construction.	36
8.7	Time.	36
8.8	Counterparts.	36
8.9	Amendments and Waivers.	37
8.1	Headings.	37
8.11	Governing Law.	37
8.12	Severability.	37
8.13	Incorporation of Exhibits and Schedules.	37
8.14	Remedies.	38

Schedule I	Private Placement
Schedule II	Additional Private Placement
Exhibit A	Form of Convertible Debenture
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Third Amended and Restated Partnership Agreement

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GLOBAL TRANSACTION AGREEMENT

    This Global Transaction Agreement (this “Agreement”) is entered into as of October 25, 2010, by and among Blueknight Energy Partners G.P., L.L.C., a Delaware limited liability company (the “General Partner”), Blueknight Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), and each of the purchasers set forth in Schedule I hereto (the “Purchasers”).

RECITALS:

    WHEREAS, in connection with the transactions contemplated hereby, Blueknight Energy Holding, Inc., a Delaware corporation (“Vitol”), has transferred or will transfer all of the limited liability company interests in the General Partner to Blueknight GP Holding, LLC, a Delaware limited liability company (“GP Holdco”);

    WHEREAS, on or prior to the date hereof, CB-Blueknight, LLC, a Delaware limited liability company (“Charlesbank”), has entered into an agreement pursuant to which it will acquire from Vitol 50% of the limited liability company interest in GP Holdco and 6,285,252 Subordinated Units (as defined herein);

    WHEREAS, upon consummation of the transaction with Charlesbank described in the preceding paragraph, Vitol will own 50% of the limited liability company interest in GP Holdco and 6,285,252 Subordinated Units;

    WHEREAS, the General Partner is the general partner of the Partnership;

    WHEREAS, it is contemplated that concurrently with the execution of this Agreement the parties hereto will take the following actions: (i) the Partnership will enter into the New Credit Agreement (as defined herein) (an Affiliate of Vitol being a lender under such agreement), (ii) the Partnership will sell and issue to each of the Purchasers, and each Purchaser will purchase from the Partnership, a Convertible Debenture (as defined herein), and (iii) the Partnership and the Purchasers will complete the Private Placement (as defined herein) and the General Partner will adopt the Third Amended and Restated Partnership Agreement (as defined herein) in connection therewith, each as discussed in more detail herein;

    WHEREAS, it is contemplated that the Partnership will file a Proxy Statement with the SEC (as defined herein) and hold the Unitholder Meeting (as defined herein), each as discussed in more detail herein;

    WHEREAS, it is contemplated that upon receipt of the Required Unitholder Approvals (as defined herein), the parties hereto will take the following actions: (i) the Partnership and the Purchasers will complete the Additional Private Placement (as defined herein), (ii) the Partnership will declare the Special Distribution (as defined herein) and (iii) the Partnership will complete the Rights Offering (as defined herein), each as discussed in more detail herein; and

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    WHEREAS, the Conflicts Committee (as defined herein) of the board of directors of the General Partner (the “Board”) has (i) approved and recommended to the Board, and the Board has approved, the Phase I Transactions and the entering into the agreements and the consummation of the transactions related thereto, (ii) approved and recommended to the Board, and the Board has approved, the Unitholder Vote Transactions and the entering into the agreements and the consummation of the transactions related thereto, including the filing of certain documents with the SEC and (iii) approved and recommended to the Board, and the Board has approved, subject to receipt of the Required Unitholder Approvals, the Phase II Transactions and the entering into the agreements and the consummation of the transactions related thereto.

AGREEMENT:

    NOW, THEREFORE, for and in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows.

ARTICLE I
DEFINITIONS

    1.1 Definitions.

As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1.

    “Action” means any claim, action, suit, proceeding, or investigation brought by any Governmental Authority.

    “Additional Private Placement” has the meaning given such term in Section 4.2(a).

    “Additional Private Placement Closing Date” has the meaning given such term in Section 4.2(b)(i).

    “Additional Purchased Units” has the meaning given such term in Section 4.2(a).

    “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise; provided, however, that for purposes of this Agreement, (i) the Purchasers and their respective affiliates shall not be deemed to be Affiliates of the General Partner, the Partnership and any of their respective subsidiaries and (ii) the General Partner, the Partnership and any of their respective subsidiaries shall not be deemed to be Affiliates of the Purchasers.  For purposes of clarification only and without limiting the generality of the foregoing, in the case of Charlesbank, “Affiliate” also includes Charlesbank Capital Partners, LLC and any other Person that, directly or indirectly, is Controlled by or is under common Control with Charlesbank Capital Partners, LLC through one or more intermediaries or otherwise.

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    “Agreement” has the meaning given such term in the Preamble.

    “Allocated Purchase Price” means with respect to each Purchaser, the dollar amount set forth opposite such Purchaser’s name under the heading “Allocated Purchase Price” on Schedule I or Schedule II hereto, as applicable.

    “Board” has the meaning given such term in the Recitals.

    “Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized or required to close in the State of Texas.

    “Change in Recommendation” has the meaning given such term in Section 3.1(a).

    “Charlesbank” has the meaning given such term in the Recitals.

    “Commitments” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other contracts or agreements that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person, (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person, (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s organizational documents and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

    “Common Unit” means a common unit representing a limited partner interest in the Partnership.

    “Conflicts Committee” has the meaning given such term in the Partnership Agreement.

    “Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

    “Convertible Debenture” means a redeemable, convertible debenture to be issued by the Partnership to each of the Purchasers, substantially in the form attached hereto as Exhibit A.

    “Cumulative Common Unit Arrearage” has the meaning given such term in the Partnership Agreement.

    “Current SEC Reports” has the meaning given such term in Section 6.1(i).

    “Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.

    “DTC” means The Depositary Trust Company.

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    “Encumbrance” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

    “Equity Interests” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person.

    “Exchange Act” means the Securities Exchange Act of 1934.

    “Expiration Time” has the meaning given such term in Section 3.1(d).

    “First Target Distribution” has the meaning given such term in the Partnership Agreement.

    “GAAP” has the meaning given such term in the definition of Material Adverse Change.

    “General Partner” has the meaning given such term in the Preamble.

    “General Partner Unit” has the meaning given such term in the Partnership Agreement.

    “GP Holdco” has the meaning given such term in the Recitals.

    “Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority having competent jurisdiction.

    “IDRs” means all of the Incentive Distribution Rights (as such term is defined in the Partnership Agreement).

    “Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority, each as amended and now and hereinafter in effect.

    “Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purpose of this Agreement, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

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    “Material Adverse Change” or “Material Adverse Effect” means any change, development, event, effect, condition or occurrence that is or could reasonably be expected to be  material and adverse to the financial position, results of operations, business or assets of the Partnership and its subsidiaries taken as a whole; provided, however, that in no event shall the impact of any of the following be considered in any determination of the existence of a Material Adverse Change or a Material Adverse Effect: (i) circumstances affecting companies engaged in the gathering, transportation, terminalling and storage of crude oil and the terminalling and processing of asphalt products (in each case in the geographic regions in which the Partnership Group operates) generally or affecting the crude oil or asphalt industries (in each case in the geographic regions in which the Partnership Group operates) generally (including in each case changes in the price of crude oil, asphalt or other commodities and the cost associated with the terminalling, transportation, terminalling or storage of crude oil or the terminalling or storage of asphalt products); provided, that any such circumstance does not materially disproportionately impact the Partnership Group as compared to the impact upon other companies in the industries in which the Partnership Group operates, (ii) any general market, economic, financial or political conditions, or outbreak or hostilities or war, in the United States, (iii) the announcement or pendency of the Transactions and the effects of the Transactions and compliance by the Partnership with this Agreement on the financial position, results of operations, business or assets of the Partnership and its subsidiaries, (iv) changes in Laws or United States generally accepted accounting principles (“GAAP”), (v) the effects of any matters disclosed prior to the date hereof in the Partnership SEC Reports, including any litigation described therein (provided, that this clause (v) does not prevent a determination that any change or development relating to a matter previously disclosed in the Partnership SEC Reports resulted in or contributed to a Material Adverse Change or Material Adverse Effect) or (vi) changes in the price or trading volume of the Common Units (provided that this clause (vi) does not prevent a determination that any underlying cause of such change resulted in or contributed to a Material Adverse Change or Material Adverse Effect).

     “Minimum Quarterly Distribution” has the meaning given such term in the Partnership Agreement.

    “New Credit Agreement” means the Credit Agreement, by and among the Partnership, the guarantors party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent, J.P. Morgan Securities Inc., as Lead Arranger and Bookrunner, and the other lenders party thereto, to be entered into concurrently with the execution of this Agreement.

    “Non-Affiliated Unitholders” means holders of Common Units other than the Purchasers and their respective Affiliates.

    “Order” means any order, writ, injunction, decree, ruling, compliance or consent order or decree, settlement agreement, schedule and similar binding legal agreement issued by or entered into with a Governmental Authority.

    “Owned Units” has the meaning given such term in Section 3.1(d).

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    “Parties” means the General Partner, the Partnership, Vitol and Charlesbank.

    “Partnership” has the meaning given such term in the Preamble.

    “Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of December 1, 2009, as the same may be amended or restated.

    “Partnership Group” means the Partnership and its subsidiaries.

    “Partnership SEC Reports” means the forms, reports, schedules, registration statements, definitive proxy statements and other documents filed with or furnished to the SEC by the Partnership, including any annual reports on Form 10-K or quarterly reports on Form 10-Q filed by the Partnership and any filings made by the Partnership in connection with the Transactions.

    “Person” means any individual or entity, including any firm, corporation, partnership (general or limited), limited liability company, trust, joint venture, Governmental Authority or other entity.

    “Phase I Transactions” means the transactions set forth in Article II of this Agreement.

    “Phase II Transactions” means the transactions set forth in Article IV of this Agreement.

    “Preferred Units” means the Partnership’s Series A Preferred Units (as defined in the Third Amended and Restated Partnership Agreement) with the terms set forth in the Third Amended and Restated Partnership Agreement.

    “Prior Credit Agreement” means the Amended and Restated Credit Agreement, dated February 20, 2008, among the Partnership, the guarantors party thereto, Wachovia Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender, Bank of America, N.A., as Syndication Agent, and the other lenders from time to time party thereto, as amended or restated prior to the date hereof.

     “Private Placement” has the meaning given such term in Section 2.2(b).

    “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

    “Proxy Statement” means the proxy statement relating to the Unitholder Meeting.

    “Purchased Units” has the meaning given such term in Section 2.2(b).

    “Purchasers” has the meaning given such term in the Recitals.

    “Recommendation” has the meaning given such term in Section 3.1(a).

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    “Registration Rights Agreement” means the Registration Rights Agreement to be entered into by and among the Partnership and each of the Purchasers, substantially in the form attached hereto as Exhibit B.

    “Registration Statement” means a “universal shelf” registration statement on Form S-3 covering various securities including debt securities, rights, options, warrants, partnership securities and Common Units (including Common Units issuable upon conversion of the Preferred Units issuable upon exercise of the Rights).

    “Registration Statement Effectiveness Date” means the date upon which the Registration Statement is declared effective by the SEC.

    “Representative” shall mean with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

    “Required Unitholder Approvals” means approval of the Unitholder Proposals by a Unit Majority (as defined in the Partnership Agreement).

    “Right” has the meaning given such term in Section 4.4(b).

    “Right Subscription Price” has the meaning given such term in Section 4.4(b).

    “Rights Offering” has the meaning given such term in Section 4.4(a).

    “Rights Offering Distribution Date” means the date on which the Partnership begins distribution of Rights to holders of Common Units as of a record date established by the Conflicts Committee in accordance with Section 4.4.

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    “Rights Offering Expiration Time” means the time disclosed in the Rights Offering Prospectus as the expiration of the period in which holders of Rights may exercise such Rights (which will initially be 5:00 p.m., New York City time, on the last Business Day of the month in which the Rights Offering Launch Date occurs), and any extensions thereof (i) mutually agreed upon by the Conflicts Committee and the Purchasers or (ii) as determined by the Conflicts Committee pursuant to the following sentence. If between the Rights Offering Distribution Date and the Rights Offering Expiration Time, (a) the Partnership experiences an event, transaction or development that, in the good faith judgment of the Conflicts Committee, is material to the Partnership or that otherwise would be required to be disclosed in the Rights Offering Prospectus to avoid the Rights Offering Prospectus from including any untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and (b) the Conflicts Committee determines in good faith that the Partnership is unable to disclose such event, transaction or development in a manner sufficient to meet the requirements of the Securities Act or that it is in the best interest of the Partnership not to disclose such event, transaction or development, in each case prior to the Rights Offering Expiration Time (or a sufficient period of time prior to the Rights Offering Expiration Time to allow adequate dissemination of such disclosure), the Conflicts Committee shall be entitled to extend the Rights Offering Expiration Time; provided, however, that in no event shall such Rights Offering Expiration Time be extended by more than 30 days without the consent of the Purchasers.

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    “Rights Offering Launch Date” means the first Business Day of the calendar month following the latest of (i) the Unitholder Approval Date or (ii) the Registration Statement Effectiveness Date; provided, however, that the Conflicts Committee may delay the Rights Offering Launch Date if at such time (a) the SEC has issued any stop order suspending the effectiveness of the Registration Statement or any order preventing or suspending the use of the Rights Offering Prospectus or initiated any proceedings for that purpose, (b) the Registration Statement has ceased to be effective for any reason or the prospectus contained therein fails to satisfy the requirements of Section 10(a) of the Securities Act which failure to meet such requirement, in the good faith judgment of the Conflicts Committee, could not reasonably be expected to be remedied by the Rights Offering Launch Date following the Partnership’s use of commercially reasonable efforts to satisfy such requirement, (c) the Partnership has experienced an event, transaction or development that in the good faith judgment of the Conflicts Committee is material to the Partnership or that otherwise would be required to be disclosed in the Rights Offering Prospectus to avoid the Rights Offering Prospectus from including any untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and the Conflicts Committee determines in good faith that the Partnership is unable to disclose such event, transaction or development in a manner sufficient to meet the requirements of the Securities Act or that it is in the best interest of the Partnership not to disclose such event, transaction or development, in each case at such time or (d) all conditions set forth in Section 4.4(f) have not been satisfied or waived. If the Rights Offering Launch Date is delayed as a result of any of the events described in clauses (a), (b) or (d) of the preceding proviso, the Rights Offering Launch Date shall be the first Business Day of the calendar month immediately following the time that any such order or proceedings have been revoked or ceased or such conditions have been satisfied. If the Rights Offering Launch Date is delayed as a result of any event, transaction or development described in clause (c) of the preceding proviso, the Rights Offering Launch Date shall be the date set by the Conflicts Committee, which date shall not be any later than the first Business Day of the next calendar month; provided that the Rights Offering Launch Date may only be delayed once pursuant to clause (c) of the preceding proviso.

    “Rights Offering Prospectus” has the meaning given such term in Section 4.4(e)(i).

    “SEC” means the United States Securities and Exchange Commission.

    “Second Target Distribution” has the meaning given such term in the Partnership Agreement.

    “Securities Act” means the Securities Act of 1933.

    “Special Approval” has the meaning given such term in the Partnership Agreement.

    “Special Distribution” means the distribution to be declared by the Partnership in accordance with the terms of this Agreement in favor of the holders of the Common Units in the amount of $0.78 per Common Unit.

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    “Subordinated Unit” means a subordinated unit representing a limited partner interest in the Partnership.

    “Termination Date” means December 31, 2011, or such other date to which the Termination Date may be extended pursuant to Section 3.1(c).

    “Third Amended and Restated Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Partnership, which amends and restates the Partnership Agreement, substantially in the form set forth on Exhibit C.

    “Third Target Distribution” has the meaning given such term in the Partnership Agreement.

    “Transactions” means the Phase I Transactions, the Unitholder Vote Transactions and the Phase II Transactions, all as contemplated by this Agreement.

    “Unitholder Approval Date” means the date, if any, on which the Partnership has received the Required Unitholder Approvals.

    “Unitholder Meeting” has the meaning given such term in Section 3.1(a).

    “Unitholder Proposals” means the following proposals to be presented at the Unitholder Meeting:

    (a) approval to amend the Partnership Agreement to reset (i) the Minimum Quarterly Distribution to $0.09 per unit per quarter from $0.3125 per unit per quarter, (ii) the First Target Distribution to $0.1035 per unit per quarter from $0.3594 per unit per quarter, (iii) the Second Target Distribution to $0.1125 per unit per quarter from $0.3906 and (iv) the Third Target Distribution to $0.1350 per unit per quarter from $0.4688 per unit per quarter per unit per quarter, each effective as of the first day of the quarter during which the Unitholder Approval Date occurs;

    (b) approval of the waiver of the Cumulative Common Unit Arrearage due and owing through the quarter prior to the quarter in which the Unitholder Approval Date occurs; and

    (c) approval to amend the Partnership Agreement to provide that no Minimum Quarterly Distribution dividends shall accrue or be paid to the holders of Subordinated Units during the four quarter period following the Unitholder Approval Date and that, instead, such Minimum Quarterly Distributions that would otherwise be paid to the holders of Subordinated Units will be paid to holders of Common Units, with the Conflicts Committee determining the amount of any such distribution.

    “Unitholder Vote Transactions” means the transactions set forth in Article III of this Agreement.

    “Vitol” has the meaning given such term in the Recitals.

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    1.2 Certain Interpretive Matters.  In this Agreement:

    (a) any reference to a statute, regulation or Law will be deemed also to refer to any amendment thereto and all rules and regulations promulgated thereunder, unless the context expressly requires otherwise;

    (b) any reference to an agreement, instrument or document will be deemed to refer to that agreement, instrument or document as amended, restated, supplemented and otherwise modified from time to time, unless the context expressly requires otherwise;

    (c) the words “include,” “includes,” and “including” will be deemed to be followed by “without limitation”;

    (d) examples will not be construed to limit, expressly or by implication, the matter they illustrate;

    (e) any pronoun will include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs will include the plural and vice versa, unless the context otherwise expressly requires;

    (f) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited;

    (g) the term “cost” includes expense and the term “expense” includes cost;

    (h) the headings and titles herein are for convenience only and will have no significance in the interpretation hereof;

    (i) currency amounts referenced herein are in U.S. Dollars;

    (j) unless the context otherwise requires or as otherwise provided herein, all references to time mean time in Houston, Texas;

    (k) whenever this Agreement refers to a number of days, such number refers to calendar days unless Business Days are specified; and

    (l) if a term is defined as one part of speech (such as a noun), it has a corresponding meaning when used as another part of speech (such as a verb).

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ARTICLE II

PHASE I TRANSACTIONS

The Phase I Transactions as outlined in this Article II shall be deemed to occur concurrently with the execution of this Agreement.

    2.1 Convertible Debentures.

    (a) Sale and Purchase of the Convertible Debentures. Subject to the terms and conditions hereof, (i) the Partnership hereby issues and sells to Vitol, and Vitol hereby purchases from the Partnership, for a purchase price equal to $25.0 million, a Convertible Debenture and (ii) the Partnership hereby issues and sells to Charlesbank, and Charlesbank hereby purchases from the Partnership, for a purchase price equal to $25.0 million, a Convertible Debenture.

    (b) Provisions of the Convertible Debentures.  Provisions relating to payments, prepayments, ranking, conversion, redemption, events of default and consequences of events of default, as well as other provisions relating to each Convertible Debenture, are set forth in such Convertible Debenture.  The Partnership shall cause all payments and redemptions under the Convertible Debentures to be on a pro rata basis to all of the holders of the Convertible Debentures.

    (c) Use of Proceeds.  The Partnership shall use the proceeds from the sale of the Convertible Debentures to (i) repay a portion of the existing indebtedness under the Prior Credit Agreement and (ii) pay expenses and costs related to the Transactions.

    2.2 Private Placement.

    (a) Authorization of Third Amended and Restated Agreement of Limited Partnership.  Concurrent with the execution of this Agreement, the General Partner is adopting the Third Amended and Restated Partnership Agreement providing for, among other things, the creation and issuance of the Preferred Units.

    (b) Sale and Purchase of Purchased Units.  Subject to the terms and conditions hereof, the Partnership hereby issues and sells to each Purchaser and each Purchaser, severally and not jointly, hereby purchases from the Partnership, the number of Preferred Units as set forth on Schedule I (the “Purchased Units”), and each Purchaser agrees to pay the Partnership its Allocated Purchase Price (the “Private Placement”).

    (c) Provisions of the Preferred Units.  Provisions relating to distributions, distribution arrearages, conversion and liquidation and distribution preferences, as well as other provisions relating to the Preferred Units, are set forth in the Third Amended and Restated Partnership Agreement.

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       (d) Registration Rights Agreement.  Concurrent with the execution of this Agreement, the Partnership and each of the Purchasers are entering into the Registration Rights Agreement relating to the Common Units issuable upon the conversion of the Preferred Units issued (i) in the Private Placement, (ii) in the Additional Private Placement, if applicable, and (iii) upon conversion of the Convertible Debenture, if applicable.

    (e) General Partner Contribution.  No later than fifteen (15) Business Days from the date hereof, the General Partner agrees that it shall purchase from the Partnership 433,759 General Partner Units to maintain its 1.9741% general partner interest in the Partnership in exchange for aggregate consideration of $2,819,431.  Upon receipt of such consideration, the Partnership agrees to issue and sell to the General Partner such General Partner Units.

    (f) Use of Proceeds.  The Partnership shall use the proceeds from the Private Placement to (i) repay a portion of the existing indebtedness under the Prior Credit Agreement, (ii) pay expenses and costs related to the Transactions and (iii) pay the Purchasers a transaction cost reimbursement fee equal to an aggregate of $0.7 million in accordance with Section 8.1.

    2.3 New Credit Agreement.

    (a) Entry into the New Credit Agreement. Concurrent with the execution of this Agreement, the Partnership and each of the guarantors party thereto are entering into the New Credit Agreement with administrative agent, lenders and other parties thereto, in substantially the form and upon the terms contained in the New Credit Agreement.

    (b) Use of Proceeds.  The Partnership will borrow funds under the New Credit Agreement to (i) repay a portion of the existing indebtedness under the Prior Credit Agreement and (ii) pay expenses and costs related to the Transactions.

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ARTICLE III
UNITHOLDER VOTE TRANSACTIONS

    3.1 The Proxy Statement and the Unitholder Meeting.

    (a) The General Partner, as the general partner of the Partnership, will take, in accordance with applicable Law, the rules and regulations of any national securities exchange upon which the Common Units are traded and the Partnership Agreement, all action reasonably necessary to call, hold and convene an appropriate meeting of the holders of Common Units and Subordinated Units to consider and vote solely upon the Unitholder Proposals and any other matters required to be approved by them for consummation of the Transactions (including any adjournment or postponement as determined by the Conflicts Committee, the “Unitholder Meeting”). The Board and the Conflicts Committee will recommend approval of the Unitholder Proposals (the “Recommendation”), and the Partnership will take all commercially reasonable lawful action to solicit approval of the Unitholder Proposals by the holders of Common Units and by the holders of Subordinated Units. Notwithstanding the foregoing, at any time prior to obtaining the Required Unitholder Approvals, the Board and/or the Conflicts Committee may withdraw, modify or qualify in any manner adverse to the Purchasers the Recommendation (any such action a “Change in Recommendation”) if the Board and/or the Conflicts Committee (as the case may be) has concluded in good faith, after consultation with its outside legal advisors and financial consultants, that the failure to make a Change in Recommendation would either not be in the best interests of the Partnership or in the best interests of the Non-Affiliated Unitholders; provided, however, that the Board and/or the Conflicts Committee shall not be entitled to exercise its rights to make a Change in Recommendation pursuant to this sentence unless the Partnership has provided to the Purchasers five days prior written notice advising the Purchasers that the Board and/or the Conflicts Committee intends to take such action and specifying the reasons therefor in reasonable detail, including, if applicable, the terms and conditions of any proposed transaction that is the basis of the proposed action.

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    (b) The Partnership will prepare and file with the SEC the Proxy Statement in preliminary form. The Parties will cooperate with each other in the preparation of the Proxy Statement; without limiting the generality of the foregoing, the Purchasers will furnish to the Partnership the information relating to the Purchasers required by the Exchange Act to be set forth in the Proxy Statement, and the Purchasers and their counsel will be given the opportunity to review and comment on the Proxy Statement prior to the filing thereof with the SEC. The Partnership and each Purchaser will each use its commercially reasonable efforts, after consultation with the other Parties, to respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Partnership will use its commercially reasonable efforts to cause the Proxy Statement to be transmitted to the holders of Common Units and Subordinated Units as promptly as practicable following the filing thereof in definitive form with the SEC. The Partnership will advise the Purchasers promptly after it receives notice of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Unitholder Meeting any information relating to the Partnership or the Purchasers, or any of their respective affiliates, officers or directors, should be discovered by the Partnership or the Purchasers that should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information will promptly notify the other Party and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of Common Units and Subordinated Units. The Partnership will not mail the Proxy Statement, or any amendment or supplement thereto, with respect to which either Purchaser reasonably objects to disclosure therein specifically regarding such Purchaser or any representative of such Purchaser.

    (c) Once the Unitholder Meeting has been called and noticed, the Partnership will not postpone or adjourn the Unitholder Meeting past the Termination Date without the consent of the Purchasers, which consent will not be unreasonably withheld or delayed, other than (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that the Partnership believes in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the holders of Common Units and Subordinated Units prior to the Unitholder Meeting; provided that if the Unitholder Meeting is so delayed to a date after the Termination Date as a result of either (i) or (ii) above, then the Termination Date will be extended to the seventh Business Day after such date.

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    (d) Each Purchaser hereby irrevocably and unconditionally agrees that from and after the date hereof and until the earlier of (i) the first Business Day after the Unitholder Approval Date or (ii) the date this Agreement is terminated in accordance with its terms (the “Expiration Time”), at any Unitholders’ Meeting, such Purchaser will, unless the Partnership directs such Purchaser to do otherwise, (A) appear at such Unitholders’ Meeting or otherwise cause the Common Units, Subordinated Units and Preferred Units, if applicable, beneficially owned by such Purchaser as of the relevant time (the “Owned Units”) to be counted as present for purposes of calculating a quorum and respond to any other request by the Partnership for written consent, if any, and, (B) vote, or cause to be voted, all of its Owned Units (1) in favor of the approval of the Unitholder Proposals (whether or not recommended by the Board or the Conflicts Committee), (2) in favor of the approval of proposals made by the Partnership or the Conflicts Committee for an adjournment of the Unitholders’ Meeting in accordance with Section 3.1(c), and (3) against any action or agreement that would reasonably be expected to (x) result in a breach of any representation, warranty or covenant by such Purchaser under this Agreement or (y) interfere with, delay or attempt to discourage the consummation of the Transactions.

    (e) Each Purchaser hereby agrees, while this Agreement is in effect, promptly to notify the Partnership of the number of any new Common Units with respect to which beneficial ownership is acquired by such Purchaser, if any, after the date hereof and before the Expiration Time. Any such Common Units shall automatically become subject to the terms of this Agreement as Owned Units as though beneficially owned by such Purchaser as of the date hereof.

    (f) Except as provided for herein, each Purchaser agrees, from the date hereof until the Expiration Time, not to (i) directly or indirectly transfer or offer to transfer any Owned Units, (ii) tender any Owned Units into any tender or exchange offer or otherwise or (iii) otherwise restrict its ability to freely exercise all voting rights with respect to the Owned Units, in each case without the written consent of the Conflicts Committee. Any action attempted to be taken in violation of the preceding sentence will be null and void.

    (g) The Conflicts Committee shall have the sole authority to act on behalf of the Partnership with respect to the matters set forth in Sections 3.1(d), 3.1(e) and 3.1(f).

ARTICLE IV
PHASE II TRANSACTIONS

Upon receipt of the Required Unitholder Approvals, the parties hereby agree to take the Phase II Transactions as outlined in this Article IV.

    4.1 Amendment to Third Amended and Restated Agreement Partnership Agreement.  The General Partner shall amend the Third Amended and Restated Partnership Agreement to reflect the approval of the Unitholder Proposals.

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    4.2 Additional Private Placement.

    (a) Sale and Purchase of Preferred Units.  No later than 20 days after the Unitholder Approval Date, the Partnership hereby agrees that it shall issue and sell to each Purchaser, and each Purchaser, severally and not jointly, agrees that it shall purchase from the Partnership, the number of Preferred Units as set forth on Schedule II  (the “Additional Purchased Units”), and each Purchaser agrees to pay the Partnership its Allocated Purchase Price (the “Additional Private Placement”).

    (b) The obligations of the Partnership to issue and sell the Additional Purchased Units shall be subject to the following conditions:

    (i) Each Purchaser’s representations and warranties herein shall be true and correct in all material respects at and as of the closing date of the Additional Private Placement (the “Additional Private Placement Closing Date”), and each Purchaser shall have performed all of its respective obligations hereunder theretofore to be performed.

    (ii) On the Additional Private Placement Closing Date, the Partnership shall have received a written certificate executed by the Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer of each Purchaser, dated as of the Additional Private Placement Closing Date, to the effect that:

(A) the representations and warranties of such Purchaser set forth in Article VI of this Agreement are true and correct on and as of the Additional Private Placement Closing Date with the same force and effect as though expressly made on and as of the Additional Private Placement Closing Date; and

(B) such Purchaser has complied with all the agreements and covenants hereunder and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Additional Private Placement Closing Date.

    (c) The obligations of the Purchasers to purchase the Additional Purchased Units shall be subject to the following conditions:

    (i) For the period from and after the date of this Agreement and prior to the closing date of the Additional Private Placement Closing Date, there shall not have occurred any Material Adverse Change.

    (ii) The Partnership’s representations and warranties herein shall be true and correct in all material respects at and as of the Additional Private Placement Closing Date (except that “in all material respects” shall be disregarded for any representation or warranty that is qualified by materiality, Material Adverse Effect or Material Adverse Change), and the Partnership shall have performed all of its respective obligations hereunder theretofore to be performed.

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    (iii) On the Additional Private Placement Closing Date, the Purchasers shall have received a written certificate executed by the Chief Financial Officer or Chief Accounting Officer of the General Partner, dated as of the Additional Private Placement Closing Date, to the effect that:

(A) for the period from and after the date of this Agreement and prior to the Additional Private Placement Closing Date, there has not occurred any Material Adverse Change;

(B) the representations and warranties of the Partnership set forth in Article VI of this Agreement are true and correct on and as of the Additional Private Placement Closing Date with the same force and effect as though expressly made on and as of the Additional Private Placement Closing Date; and

(C) the Partnership has complied with all the agreements and covenants hereunder and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Additional Private Placement Closing Date.

    (d) Use of Proceeds.  The Partnership shall use the net proceeds from the Additional Private Placement to make the Special Distribution.

    4.3 Special Distribution.  No later than 15 days after the Unitholder Approval Date, the General Partner will declare the Special Distribution and cause the Partnership to pay such Special Distribution no later than 45 days after the Unitholder Approval Date.

    4.4 The Rights Offering.  The Partnership will undertake to complete the Rights Offering, as more fully described in this Section 4.4.

    (a) Subject to Section 4.4(f), on the Rights Offering Launch Date or as promptly as practicable thereafter, the Partnership will distribute to each holder of Common Units as of the close of business on a record date for such distribution established by the Conflicts Committee, in respect of each Common Unit held by such holder, 0.5310 Rights pursuant to and in accordance with the provisions of this Section 4.4. Such distribution, the related offering of securities for which the Rights are exercisable, and the issuance of such securities to the extent that the Rights are exercised (including those for which oversubscription privileges are exercised), as more fully described in this Section 4.4, are referred to herein collectively as the “Rights Offering”.

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    (b) Each whole right (a “Right”) will entitle the holder thereof to subscribe for and purchase from the Partnership one Preferred Unit for a subscription price of $6.50 per Preferred Unit (the “Right Subscription Price”) for which such holder’s Rights are exercised. No fractional Preferred Units will be issued pursuant to the Rights Offering; accordingly, any Person exercising Rights would be entitled to exercise for an aggregate number of Preferred Units that is rounded down to the nearest whole number. The Rights will be evidenced by one or more detachable subscription certificates (which may be evidenced by one global certificate) in form and substance reasonably acceptable to the Partnership.

    (c) The holders of Rights will be entitled to exercise such Rights from the Rights Offering Distribution Date until the Rights Offering Expiration Time.

    (d) The Rights Offering will include oversubscription privileges for each Person timely exercising Rights in full, which privilege will permit each such Person to purchase any Preferred Units, at the Right Subscription Price, for which Rights were exercisable but with respect to which Rights were not exercised, subject to a pro rata allotment (based on relative participation (i.e., number of Rights exercised) in the initial exercise of Rights) among all such Persons exercising such privilege.

    (e) In connection with the Rights Offering, the Partnership will:

    (i) prepare a prospectus supplement to the base prospectus in the Registration Statement (the “Rights Offering Prospectus”) covering the Preferred Units for which the Rights are exercisable;

    (ii) enter into a rights agent agreement with a bank or other intermediary, which agreement and such intermediary must be reasonably acceptable to the Partnership, and which agreement will (among other things) appoint such intermediary as the rights agent for the Rights Offering;

    (iii) enter into such agreements with, and provide such instruments and documents to, DTC and the Partnership’s transfer agent as are reasonably necessary or appropriate to consummate the Rights Offering; and

    (iv) use its commercially reasonable efforts to, as promptly as practicable, take any and all action necessary or appropriate to keep effective all registrations, permits, consents and approvals of the SEC and any other applicable Governmental Authorities, and make such filings under applicable Laws as are reasonably necessary or appropriate in connection with the Rights Offering; provided that none of the foregoing requires the Partnership to disclose material non-public information regarding members of the Partnership Group if the Conflicts Committee determines in good faith that it is in the best interest of the Partnership not to disclose such information at such time and the Partnership is not otherwise required to disclose such information hereunder.

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    (f) The obligations of the Partnership set forth in this Section 4.4 will be subject to the fulfillment (or the waiver by the Conflicts Committee on behalf of the Partnership, which may be granted or withheld in the Conflicts Committee’s sole discretion) of each condition precedent listed in this Section 4.4(f).

    (i) No Order has been issued and is continuing that restrains or prohibits the launch or consummation of the Rights Offering.

    (ii) The Rights Offering shall not violate any applicable Law or any rules or regulations promulgated by any national securities exchange upon which the Common Units are traded.

ARTICLE V
COVENANTS

    5.1 The Registration Statement.  Prior to the date hereof, the Partnership has filed the Registration Statement with the SEC. The Partnership will use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable and to remain effective at all times during the term of this Agreement.  In connection with the Registration Statement, the Partnership will:

    (a) notify the Purchasers at least two Business Days before filing any amendment or supplement to the Registration Statement and provide a copy of such amendment or supplement to the Purchasers for review and comment;

    (b) promptly following receipt from the SEC, provide to the Purchasers copies of any comments made by the SEC staff relating to the Registration Statement and, promptly following the preparation thereof, the Partnership’s responses thereto for review and comment;

    (c) as promptly as reasonably practicable, prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement as may be necessary to keep the Registration Statement effective for the period required hereunder;

    (d) notify the Purchasers promptly (i) when the Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (ii) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceedings for that purpose, or (iii) of any request by the SEC or any other federal or state Governmental Authority for amendments or supplements to the Registration Statement or any related prospectus or prospectus supplement or for additional information; and

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    (e) prepare and file in a timely manner all documents and reports required by the Exchange Act.

    5.2 Listing on National Securities Exchange.  As soon as reasonably practicable after the date hereof, the General Partner and the Partnership shall use their commercially reasonable best efforts to cause the Partnership’s Common Units to be listed for trading on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market.

    5.3 Further Assurances.  Subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Laws, so as to enable consummation of the matters contemplated hereby, including obtaining any third party approval that is required to be obtained by the Party in connection with the Transactions and the other matters contemplated by this Agreement, and using commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the matters contemplated hereby, and using commercially reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the matters contemplated hereby or seeking material damages, and each Party will cooperate fully with the other Parties to that end, and will furnish to the other Parties copies of all correspondence, filings and communications between it and its Affiliates, on the one hand, and any Governmental Authority, on the other hand, with respect to the matters contemplated hereby. In complying with the foregoing, the Partnership shall not be required to take any action that is reasonably likely to result in a Material Adverse Effect.

    5.4 Press Releases.  No Party will, without the prior approval of the Conflicts Committee, on behalf of the Partnership, and the Purchasers, issue any press release or written statement for general circulation relating to the matters contemplated hereby, except as otherwise required by applicable Law, in which case the Party making such disclosure will consult with the other applicable Party before issuing any such press release or written statement.

    5.5 Notification of Certain Matters.

    (a) The Partnership will give prompt notice to the Purchasers of (i) any fact, event or circumstance known to it that (A) would, or is reasonably likely to, individually or taken together with all other facts, events and circumstances known to it, result in a Material Adverse Change or (B) would, or is reasonably likely to, cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, and (ii) any change in its condition (financial or otherwise) or business or any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings results in, or would result in, or is reasonably likely to be expected to result in, a Material Adverse Change.

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    (b) Each Purchaser will give prompt notice to the Partnership of any fact, event or circumstance known to it that would, or is reasonably likely to, cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

    6.1 Representations and Warranties of the Partnership.  The Partnership hereby represents and warrants to the Purchasers as follows:

    (a) Organization, Standing and Authority.  Each of the Partnership and its subsidiaries (i) is a corporation, limited partnership or limited liability company incorporated, organized or formed, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted, (ii) is duly qualified to do business, and is in good standing, in each of the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has in effect all federal, state, local and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted; except, in the instance of clauses (ii) and (iii) above, where the failure to be so qualified or in good standing, or to have in effect all such governmental authorizations and permits would not, individually or in the aggregate, have a Material Adverse Effect.

    (b) Capitalization and Valid Issuance of Preferred Units.

    (i) As of the date hereof and prior to the issuance of the Convertible Debentures, the Preferred Units and the General Partner Units as provided in this Agreement, there are 690,725 General Partner Units, 21,727,724 Common Units (excluding 12,500 unvested restricted units issued under the SemGroup Energy Partners G.P., L.L.C. Long-Term Incentive Plan), 12,570,504 Subordinated Units and the IDRs issued and outstanding, which collectively constitute all of the issued and outstanding Equity Interests of the Partnership.  Except as expressly contemplated by this Agreement, otherwise as disclosed in the Partnership SEC Reports or pursuant to employee benefit plans, qualified stock option plans or employee compensation plans, there are no issued or outstanding Commitments of the Partnership with respect to any equity securities of the Partnership and the Partnership does not have any commitment to authorize, issue or sell any equity securities or Commitments.

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    (ii) Other than the SemGroup Energy Partners G.P., L.L.C. Long-Term Incentive Plan and as contemplated by this Agreement, the Partnership has no equity compensation plans that contemplate the issuance of partnership interests of the Partnership (or securities convertible into or exchangeable for partnership interests of the Partnership). Except for the Convertible Debentures, no indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which the Partnership’s unitholders may vote are issued or outstanding. Except as set forth in the first sentence of this Section 6.1(b)(ii), as contemplated by this Agreement or as are contained in the Partnership Agreement, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls, or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character obligating the Partnership or any of its subsidiaries to issue, transfer or sell any partnership interests or other equity interest in, the Partnership or any of its subsidiaries or securities convertible into or exchangeable for such partnership interests, (ii) obligations of the Partnership or any of its subsidiaries to repurchase, redeem or otherwise acquire any partnership interests or equity interests of the Partnership or any of its subsidiaries or any such securities or agreements listed in clause (i) of this sentence or (iii) voting trusts or similar agreements to which the Partnership or any of its subsidiaries is a party with respect to the voting of the equity interests of the Partnership or any of its subsidiaries. None of the offering or sale of the Preferred Units or the registration of the Common Units underlying the Preferred Units pursuant to the Registration Statement, all as contemplated by this Agreement, gives rise to any rights for or relating to the registration of any Common Units or other securities of the Partnership other than those rights granted to the General Partner or any of its Affiliates (as such term has the meaning given such term in the Partnership Agreement) under Section 5.8 of the Partnership Agreement.

    (iii) The Purchased Units and the limited partner interests represented thereby, have been duly authorized by the General Partner on behalf of the Partnership pursuant to the Partnership Agreement and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Section 17-607 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer created by the Partnership, other than restrictions on transfer under the Partnership Agreement or this Agreement and under applicable state and federal securities laws.

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    (iv) The Common Units issuable upon conversion of the Purchased Units and the limited partner interests represented thereby have been duly authorized by the General Partner on behalf of the Partnership pursuant to the Partnership Agreement and, upon issuance in accordance with the terms of the Preferred Units and the Partnership Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Section 17-607 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer created by the Partnership, other than restrictions on transfer under the Partnership Agreement or this Agreement and under applicable state and federal securities laws.

    (c) Convertible Debentures.

    (i) Each Convertible Debenture has been authorized by all necessary partnership action by the Partnership, and each Convertible Debenture has been duly executed and delivered and is a legal, valid and binding agreement of the Partnership, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

    (ii) The Preferred Units issuable upon conversion of each Convertible Debenture and the limited partner interests represented thereby have been duly authorized by the General Partner on behalf of the Partnership pursuant to the Partnership Agreement and, upon issuance in accordance with the terms of such Convertible Debenture and the Partnership Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Section 17-607 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer created by the Partnership, other than restrictions on transfer under the Partnership Agreement or this Agreement and under applicable state and federal securities laws.

    (iii) The Common Units issuable upon conversion of each Preferred Unit issuable upon conversion of each Convertible Debenture and the limited partner interests represented thereby have been duly authorized by the General Partner on behalf of the Partnership pursuant to the Partnership Agreement and, upon issuance in accordance with the terms of such Convertible Debenture and the Partnership Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Section 17-607 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer created by the Partnership, other than restrictions on transfer under the Partnership Agreement or this Agreement and under applicable state and federal securities laws.

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    (d) Additional Private Placement.

    (i) Subject to the receipt of the Required Unitholder Approvals, the Additional Purchased Units and the limited partner interests represented thereby, have been duly authorized by the General Partner on behalf of the Partnership pursuant to the Partnership Agreement and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Section 17-607 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer created by the Partnership, other than restrictions on transfer under the Partnership Agreement or this Agreement and under applicable state and federal securities laws.

    (ii) Subject to the receipt of the Required Unitholder Approvals, the Common Units issuable upon conversion of the Additional Purchased Units and the limited partner interests represented thereby will be duly authorized by the General Partner on behalf of the Partnership pursuant to the Partnership Agreement and, upon issuance in accordance with the terms of the Preferred Units and the Partnership Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Section 17-607 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer created by the Partnership, other than restrictions on transfer under the Partnership Agreement or this Agreement and under applicable state and federal securities laws.

    (e) Global Transaction Agreement.  This Agreement and the matters contemplated hereby have been authorized by all necessary partnership and limited liability company action, and this Agreement has been duly executed and delivered and is a legal, valid and binding agreement of the Partnership and the General Partner, as applicable, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

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    (f) No Defaults.  Except as would not have a Material Adverse Effect and as contemplated by this Agreement, the execution, delivery and performance of this Agreement and the consummation of the Phase I Transactions, do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which the Partnership or any of its subsidiaries is a party or by which it or any of its subsidiaries or properties is subject or bound (other than the Prior Credit Agreement), (ii) constitute a breach or violation of, or a default under the Partnership Agreement, (iii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Partnership or any of its subsidiaries, or (iv) result in the creation of any Encumbrance on any of the Partnership’s (or any of its subsidiaries’) assets.  Subject to the declaration of effectiveness of the Registration Statement, required filings under federal and state securities Laws, and the Financial Industry Regulatory Authority, and the Required Unitholder Approvals and except as would not have a Material Adverse Effect, the execution, delivery and performance of this Agreement and the consummation of the Unitholder Vote Transactions and the Phase II Transactions, do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which the Partnership or any of its subsidiaries is a party or by which it or any of its subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under the Partnership Agreement, (iii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Partnership or any of its subsidiaries, or (iv) result in the creation of any Encumbrance on any of the Partnership’s (or any of its subsidiaries’) assets.

    (g) Certain Fees.  No fees or commissions are or will be payable by the Partnership to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement, except to UBS Securities LLC and Robert W. Baird & Co. Incorporated. The Partnership agrees that it will indemnify and hold harmless the Purchasers from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by the Partnership or alleged to have been incurred by the Partnership in connection with the sale of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

    (h) Regulatory Approvals.  Except as would not have a Material Adverse Effect, there are no approvals of any Governmental Authority required to be obtained by the Partnership to consummate the matters contemplated by this Agreement (other than filings with and approvals by the SEC and in connection with state securities laws).

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    (i) Investment Company Status.  The Partnership is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

    (j) Conflicts Committee/Board Recommendations.  At meetings duly called and held, (i) the Conflicts Committee (A) determined that this Agreement and the transactions contemplated hereby are in the best interests of the Partnership and (B) recommended that the Board approve this Agreement and the transactions contemplated hereby, (ii) the Board and the Conflicts Committee (A) approved this Agreement and the transactions contemplated hereby (and such approval of the Conflicts Committee constituted Special Approval) and (B) recommended to the Non-Affiliated Unitholders that they approve the Unitholder Proposals.

    (k) Fairness Opinion.  Robert W. Baird & Co. Incorporated has delivered to the Conflicts Committee its written opinion dated as of October 21, 2010, that as of such date, based upon and subject to the various assumptions, qualifications and limitations set forth therein, the Transactions are fair, in aggregate, from a financial point of view, to the public unaffiliated common unitholders of the Partnership, a copy of which written opinion has been provided to the Conflicts Committee.

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    (l) SEC Filings; Financial Statements.

    (i) The Partnership has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2010 through the date of this Agreement (and with respect to the Additional Private Placement, as of the Additional Private Placement Closing Date) (collectively, the “Current SEC Reports”).  As of the respective dates they were filed (and if amended or superseded by a filing prior to the date of this Agreement (and with respect to the Additional Private Placement, as of the Additional Private Placement Closing Date), then on the date of such filing), (i) the Current SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the Current SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  As of the date of this Agreement (and with respect to the Additional Private Placement, as of the Additional Private Placement Closing Date), the Partnership has timely responded to all comment letters of the staff of the SEC and the SEC has not advised the Partnership that any final responses are inadequate, insufficient or otherwise non-responsive.  The Partnership has made available to the Purchasers true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC and the Partnership (or any of its subsidiaries) occurring since January 1, 2010 and prior to the date of this Agreement (and with respect to the Additional Private Placement, as of the Additional Private Placement Closing Date) and will, promptly following receipt thereof, make available to the Purchasers any such correspondence sent or received after the date hereof.  To the knowledge of the Partnership, as of the date of this Agreement (and with respect to the Additional Private Placement, as of the Additional Private Placement Closing Date), none of the Current SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

    (ii) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Current SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the SEC) and each presented fairly, in all material respects, the consolidated financial position and results of operation of the Partnership and its subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

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    (m) Absence of Litigation.  Except as disclosed in the Partnership’s SEC Reports, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge the Partnership, threatened in writing by or against any member of the Partnership Group or against any of their respective properties or revenues that could reasonably be expected to have a Material Adverse Effect.

    (n) Absence of Certain Changes. Since June 30, 2010 through the date of this Agreement (and with respect to the Additional Private Placement, through the date of the Additional Private Placement Closing Date), (i) there has not been any Material Adverse Effect and (ii) except as contemplated by this Agreement or as otherwise approved by the General Partner, (A) the Partnership has conducted its business in all material respects in the ordinary course of business and (B) the Partnership has not: (1) amended or otherwise changed its partnership agreement or other organizational documents, (2) issued, sold, disposed of, encumbered or authorized the issuance, sale, disposition or encumbrance of any Equity Interests or any Commitments, (3) declared, set aside, made or paid any dividend or other distribution, payable in cash, stock, partnership interests, property or otherwise, with respect to any of its Equity Interests or (4) acquired (including by merger, consolidation or acquisition of stock or all or substantially all of the assets or any other business combination) or made any loan to or investment in any Person.

    6.2 Representations and Warranties of the Purchasers.  Each Purchaser, severally and not jointly, hereby represents and warrants to the Partnership as follows:

    (a) Organization, Standing and Authority.  Such Purchaser (i) is a corporation or limited liability company incorporated or formed, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted, (ii) is duly qualified to do business, and is in good standing, in each of the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has in effect all federal, state, local and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted; except, in the instance of clauses (ii) and (iii) above, where the failure to be so qualified or in good standing, or to have in effect all such governmental authorizations and permits would not, individually or in the aggregate, have a material adverse effect on such Purchaser.

    (b) Authority.  This Agreement and the matters contemplated hereby and the consummation of the transactions contemplated hereby have been authorized by all necessary corporate or limited liability company action by such Purchaser, and this Agreement has been duly executed and delivered and is a legal, valid and binding agreement of such Purchaser, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

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    (c) No Defaults.  Except as would not have a material adverse effect on such Purchaser, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which such Purchaser is a party or by which it is subject or bound, (ii) constitute a breach or violation of, or a default under the organizational agreements of such Purchaser, or (iii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to such Purchaser.

    (d) Regulatory Approvals.  Except as would not have a material adverse effect on such Purchaser, there are no approvals of any Governmental Authority required to be obtained by such Purchaser to consummate the transactions contemplated by this Agreement.

    (e) Certain Fees.  No fees or commissions are or will be payable by such Purchaser to brokers, finders, or investment bankers with respect to the purchase of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement. Each Purchaser agrees that it will indemnify and hold harmless the Partnership from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

    (f) Limited Representations and Warranties.  Each Purchaser acknowledges that, except for the representations and warranties made by the Partnership in Section 6.1, neither the Partnership nor any of its Affiliates has made and shall not be deemed to have made any representation or warranty of any kind. Without limiting the generality of the foregoing, each Purchaser agrees that neither the Partnership nor any of its Affiliates, makes or has made any representation or warranty to such Purchaser or its Affiliates with respect to (i) any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Partnership or any of its subsidiaries or the future business, operations or affairs of the Partnership or any of its subsidiaries or (ii) any other information, statement or documents delivered to or made available to such Purchaser or its Affiliates (other than any representation or warranty set forth in the Convertible Debenture or the Registration Rights Agreement).

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    (g) Unregistered Securities.  Each Purchaser represents that:

    (i) Investment.  The Purchased Units are being acquired for its own account, not as a nominee or agent, and with no intention of distributing the Purchased Units or any part thereof, and such Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities laws of the United States or any state, without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Purchased Units under a registration statement under the Securities Act and applicable state securities laws or under an exemption from such registration available thereunder (including, without limitation, if available, Rule 144 promulgated thereunder). If such Purchaser should in the future decide to dispose of any of the Purchased Units, such Purchaser understands and agrees (a) that it may do so only in compliance with the Securities Act and applicable state securities law, as then in effect, which may include a sale contemplated by any registration statement pursuant to which such securities are being offered, and (b) that stop-transfer instructions to that effect will be in effect with respect to such securities.

    (ii) Nature of Purchaser.  Each Purchaser represents and warrants to, and covenants and agrees with, the Partnership that, (a) it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the SEC pursuant to the Securities Act and (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Units, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

    (iii) Receipt of Information; Authorization.  Each Purchaser acknowledges that it has (a) had access to the Partnership’s periodic filings with the SEC, including the Partnership’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports filed on Form 8-K and (b) been provided a reasonable opportunity to ask questions of and receive answers from Representatives of the Partnership regarding the matters contemplated hereby sufficient to enable such Purchaser to evaluate the risks and merits of purchasing the Purchased Units and consummating the transactions contemplated hereby.

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    (iv) Legend.  It is understood that the certificates evidencing the Preferred Units will bear the following legend (in addition to any legends required under the Partnership Agreement):

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THESE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE PARTNERSHIP HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT.”

    (h) Ownership of Units.  Without giving effect to the consummation of any of the Transactions, each Purchaser and its respective Affiliates owns of record 6,285,252 Subordinated Units, free and clear of all Encumbrances.

    (i) Financial Ability.  Each Purchaser has sufficient funds available to timely fund its obligations in connection with the transactions contemplated by this Agreement and satisfy all of its other costs and expenses arising in connection with this Agreement.

ARTICLE VII
TERMINATION

    7.1 Termination.  Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Transactions that have not been consummated prior to such termination may be abandoned, whether before or after the receipt of the Required Unitholder Approvals:

    (a) By the mutual consent of each of the Parties in a written instrument;

    (b) By either the Purchasers, on one hand, or the Partnership as determined by the Conflicts Committee, on the other, if:

    (i) the Required Unitholder Approvals have not been obtained on or before the Termination Date; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) will not be available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the primary cause of, or resulted in, the failure of the Required Unitholder Approvals to have been consummated on or before such date;

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    (ii) any Governmental Authority has issued a Law or Order or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of any of the Transactions or making any of the Transactions illegal and such Law or Order or other action has become final and nonappealable (provided that the terminating party is not then in breach of Section 5.3); or

    (iii) the Required Unitholder Approvals are not all obtained at the Unitholder Meeting; or

    (c) By the Purchasers, upon written notice to the Partnership delivered prior to the receipt of the Required Unitholder Approvals, if a Change in Recommendation has occurred.

    7.2 Effect of Termination.  If this Agreement is terminated as provided in Section 7.1, the terminating Party will promptly give written notice thereof to the other Party specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement will be null and void and, except as provided in Section 8.1 or as otherwise expressly provided herein, no Party will have any rights or obligations under this Agreement, except that no such termination will relieve any Party from liability for damages for any willful and material breach of any agreement or covenant contained herein.

ARTICLE VIII
MISCELLANEOUS

    8.1 Fees and Expenses.  Whether or not any or all of the Transactions are consummated and whether or not any or all of the Required Unitholder Approvals are received, each Party will pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby; provided, that the Partnership will pay $0.7 million to the Purchasers ($350,000 to each Purchaser) as a partial reimbursement for the Purchasers’ expenses associated with the Transactions. This Section 8.1 will survive any termination of this Agreement.

    8.2 Entire Agreement; No Third Party Beneficiaries.  This Agreement and the exhibits and schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. There are no third party beneficiaries having rights under or with respect to this Agreement.

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    8.3 Successors.  All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors.

    8.4 Assignments.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of all of the other Parties; provided, however that notwithstanding the foregoing or anything to the contrary contained in this Agreement, each Purchaser shall have the right to assign all of its rights, interests and obligations under this Agreement to any Affiliate of such Purchaser without the prior written approval of any other Party.

    8.5 Notices.  All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given if (and then three Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

Notice to the General Partner or the Partnership:

Blueknight Energy Partners, L.P.
Two Warren Place
6120 South Yale Avenue, Suite 500
Tulsa, Oklahoma 74136
Fax: (918) 237-4001
Email: astallings@bkep.com
Attn: Chief Financial Officer

With copies to (which shall not constitute notice):

Baker Botts L.L.P.
2001 Ross Avenue, Suite 600
Dallas, Texas 75201
Fax: (214) 661-4634
Email: doug.rayburn@bakerbotts.com
Attn: Doug Rayburn

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and

Prickett, Jones & Elliott, P.A.
1319 King Street
P. O. Box 1328
Wilmington, Delaware 19899
Fax: (302) 658-8111
Email: jhsmall@prickett.com
Attn: John Small

Notice to the Purchasers:

Blueknight Energy Holding, Inc.
1100 Louisiana
Suite 5500
Houston, Texas 77002
Fax: (713) 230-1111
Email: jcd@vitol.com
Attn: Mr. James C. Dyer, IV

and

CB-Blueknight, LLC
c/o Charlesbank Capital Partners
200 Clarendon Street, 54th Floor
Boston, Massachusetts 02116
Fax: (617) 619-5402
Email: jbiotti@charlesbank.com
Attn: Mr. Jon M. Biotti

With copies to (which shall not constitute notice):

Sutherland Asbill & Brennan LLP
1275 Pennsylvania Avenue NW
Washington, DC 20004-2415
Fax: (202) 637-3593
Email: james.darrow@sutherland.com
Attn: James D. Darrow

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and

Charlesbank Capital Partners
200 Clarendon Street, 54th Floor
Boston, Massachusetts 02116
Fax: (617) 619-5402
Email: tnason@charlesbank.com
Attn: Tami E. Nason

and

Gardere Wynne Sewell LLP
1601 Elm Street, Suite 3000
Dallas, Texas 75201
Fax: (214) 999-3245
Email: rsarfatis@gardere.com
Attn: Robert Sarfatis

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, facsimile, ordinary mail, or electronic mail). Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

    8.6 Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.

    8.7 Time.  Time is of the essence in the performance of this Agreement.

    8.8 Counterparts.  This Agreement may be executed in multiple counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

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    8.9 Amendments and Waivers.  No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

    8.10 Headings.  The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

    8.11 Governing Law.  This Agreement and the performance of the transactions contemplated hereby and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of Law principles. Each of the Parties agrees that this Agreement (i) involves at least $100,000.00 and (ii) has been entered into by the Parties in express reliance on 6  Del. C.  § 2708. Each of the Parties hereby irrevocably and unconditionally agrees (A) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (B)(1) to the extent such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Parties of the name and address of such agent, and (2) that service of process may, to the fullest extent permitted by law, also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (B)(1) or (2) above shall, to the fullest extent permitted by law, have the same legal force and effect as if served upon such Party personally within the State of Delaware.

    8.12 Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof, if both the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner adverse to any Party.

    8.13 Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

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    8.14 Remedies.

Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations, or remedies otherwise available at Law or in equity. Nothing herein will be considered an election of remedies.  The Parties acknowledge and agree that the Parties would be damaged irreparably in the event that the obligations to consummate the transactions contemplated hereby are not performed in accordance with their specific terms or this Agreement is otherwise breached, and that in addition to remedies, other than injunctive relief and specific performance, that the Parties may have under law or equity, the Parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective duly authorized representatives effective as of the date first written in the preamble to this Agreement.

BLUEKNIGHT ENERGY PARTNERS G.P., L.L.C.

By:	/s/ Alex G. Stallings
Alex G. Stallings
Chief Financial Officer and Secretary

BLUEKNIGHT ENERGY PARTNERS, L.P.

By:	Blueknight Energy Partners G.P., L.L.C.,
its general partner,

By:	/s/ Alex G. Stallings
Alex G. Stallings
Chief Financial Officer and Secretary

Blueknight Energy Holding, Inc.

By:	/s/ James C. Dyer, IV
James C. Dyer, IV
President and Chief Executive Officer

CB-Blueknight, LLC

By:	/s/ Jon M. Biotti
Jon M. Biotti
Manager

[Signature Page to Global Transaction Agreement]

SCHEDULE I

Private Placement

Purchaser	Per Unit Price	Purchased Units	Allocated Purchase Price
Blueknight Energy Holding, Inc.	$6.50	10,769,231	$70,000,001.50
CB-Blueknight, LLC	$6.50	10,769,231	$70,000,001.50
Total		21,538,462	$140,000,003.00

Schedule I-1

SCHEDULE II

Additional Private Placement

Purchaser	Per Unit Price	Purchased Units	Allocated Purchase Price
Blueknight Energy Holding, Inc.	$6.50	1,307,693	$8,500,004.50
CB-Blueknight, LLC	$6.50	1,307,693	$8,500,004.50
Total		2,615,386	$17,000,009.00

Schedule II-1

EXHIBIT A

Form of Convertible Debenture

[attached]

NEITHER THIS CONVERTIBLE SUBORDINATED DEBENTURE NOR THE SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE.  THIS CONVERTIBLE SUBORDINATED DEBENTURE HAS BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, TRANSFERRED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

BLUEKNIGHT ENERGY PARTNERS, L.P.

Convertible Subordinated Debenture

Issuance Date: [____________]	Original Principal Amount: $[_______]
No. A-[_____]

       FOR VALUE RECEIVED, BLUEKNIGHT ENERGY PARTNERS, L.P., a Delaware limited partnership (the “Partnership”), hereby promises to pay to the order of [______], a [_______], or its permitted registered assigns (the “Holder”) the amount set out above as the Original Principal Amount (the “Original Principal Amount” and, such amount as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the Initial Interest Rate (as defined below), the Interest Rate (as defined below) or the Default Rate (as defined below), as applicable, from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or acceleration, redemption, conversion or otherwise (in each case in accordance with the terms hereof).  This Convertible Subordinated Debenture (this “Debenture”) is issued pursuant to the Global Transaction Agreement (as defined in Section 13 of this Debenture).  Certain capitalized terms used herein are defined in Section 13 of this Debenture.

       SECTION 1   GENERAL TERMS

    (a) Payment of Principal.  Subject to the terms of this Debenture, including the mandatory conversion provisions set forth in Section 3 of this Debenture and the subordination provisions set forth in Section 4 of this Debenture, the Partnership shall pay to the Holder, in lawful money of the United States of America and in immediately available funds, all outstanding Principal and any accrued and unpaid Interest on December 31, 2011 (the “Maturity Date”).

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    (b)           Interest. Except as otherwise specified in Section 5(b)(i) of this Debenture, the outstanding Principal amount of this Debenture shall bear simple interest on the entire unpaid Principal amount thereof (i) at the per annum rate of ten percent (10.0%) (the “Initial Interest Rate”) from the Issuance Date until the one-year anniversary of the Issuance Date and (ii) at the per annum rate of twelve percent (12.0%) (the “Interest Rate”) from and after the one-year anniversary of the Issuance Date until the entire Principal amount of this Debenture shall have been paid in full.  Interest shall be computed on a daily basis using a year of 365 or 366 days, as the case may be, and assessed for the actual number of days elapsed.  Except as otherwise specified in this Debenture, Interest shall be payable in arrears on the Maturity Date.  Upon any redemption of all or any portion of this Debenture, accrued and unpaid Interest on the Principal amount of this Debenture redeemed shall be due and payable on the date of such redemption.  Upon any conversion of all or any portion of this Debenture into Preferred Units, accrued and unpaid Interest on the Principal amount of this Debenture being converted shall also be converted into Preferred Units in accordance with Section 3 of this Debenture.

    (c)           Payments Generally.  If any payment on this Debenture becomes due on a day that is not a Business Day, such payment will be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of Interest on such payment date.  Both the Principal of and Interest on this Debenture are payable in lawful money of the United States of America to the Holder.  Any payment to be made hereunder will be made at the direction of the Holder by wire transfer of immediately available funds to an account designated by the Holder.  All payments to be made by the Partnership hereunder shall be non-refundable and be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

       SECTION 2   PARTNERSHIP’S REDEMPTION.  Subject to the subordination provisions set forth in Section 4 of this Debenture, at any time or times the Partnership shall have the right to redeem all or any portion of the Principal amount outstanding under this Debenture prior to the Maturity Date.  In order to make a redemption pursuant to this Section 2, the Partnership shall provide written notice to the Holder of its intention to make a redemption (the “Redemption Notice”), setting forth the amount of Principal it desires to redeem and the date of the proposed redemption.  On the redemption date set forth in the Redemption Notice, the Partnership shall pay to the Holder, in lawful money of the United States of America and in immediately available funds, an amount equal to the par value of the Principal amount of this Debenture that is being redeemed (the “Partnership Redemption Amount”), together with any accrued and unpaid Interest on the Partnership Redemption Amount.

       SECTION 3   MANDATORY CONVERSION OF DEBENTURE. This Debenture shall be convertible into Preferred Units (as defined in Section 13 of this Debenture), on the terms and conditions set forth in this Section 3.

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    (a)           Mandatory Conversion.  On the Maturity Date, all outstanding Principal, together with any accrued and unpaid Interest, shall automatically convert into fully paid and nonassessable Preferred Units as set forth in this Section 3(a).  The number of Preferred Units issuable upon conversion pursuant to this Section 3(a) shall be determined by dividing (x) such outstanding Principal and accrued and unpaid Interest at the Maturity Date by (y) the Series A Conversion Price (as defined in the Third Amended and Restated Partnership Agreement) as of the Maturity Date.  The Partnership shall not issue any fraction of a Preferred Unit upon any conversion pursuant to this Section 3(a).  If the issuance would result in the issuance of a fraction of a Preferred Unit, the Partnership shall round such fraction of a Preferred Unit to the nearest whole share.  The Partnership shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Preferred Units upon conversion pursuant to this Section 3(a).  On or before the third (3rd) Business Day following the Maturity Date, the Partnership shall issue and deliver to the address as specified in this Debenture, a certificate, registered in the name of the Holder, for the number of Preferred Units to which the Holder shall be entitled pursuant to this Section 3(a).  The Person or Persons entitled to receive the Preferred Units shall be treated for all purposes as the record holder or holders of such Preferred Units upon the Maturity Date.

    (b)           Other Provisions.

       (i)           The Partnership covenants that all Preferred Units that shall be issued pursuant to this Section 3 shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable.

       (ii)           Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 5 of this Debenture for the Partnership’s failure to deliver certificates representing Preferred Units upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section of this Debenture or under applicable law.

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       SECTION 4   SUBORDINATION.

    (a)           Reference is made to the Credit Agreement dated as of October 25, 2010 (such agreement, as it may hereafter be amended, modified, restated, refinanced or supplemented from time to time, the “Credit Agreement”), among the Partnership, the banks, financial institutions and other entities from time to time party thereto as lenders (the “Lenders”) and as issuing lenders (the “Issuing Lenders”), JPMorgan Chase Bank, N.A., as administrative agent for the Lenders and Issuing Lenders (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”), and the other agents party thereto.  The Holder hereby agrees for the benefit of the Administrative Agent and the holders of the Senior Debt (as hereinafter defined) (the “Secured Parties”) that all obligations of the Partnership to the Holder now or hereafter existing under this Debenture (including interest accruing after the filing of a petition initiating any bankruptcy proceeding described in the definition of Senior Debt, whether or not such interest accrues after the filing of such petition or is an allowed claim in such proceeding, but excluding any Preferred Units issued upon conversion of this Debenture and any other Equity Interests held by the Holder) (the “Subordinated Debt”) are and shall be subordinate, to the extent and in the manner set forth in this Section 4, in right of payment to the prior payment in full of all Obligations (as defined in the Credit Agreement), whether for principal, interest (including interest payable in respect of any such obligations subsequent to the commencement of any proceeding against or with respect to the Partnership under any chapter of the Bankruptcy Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”), or any provision of a state bankruptcy law, whether or not such interest is an allowed claim enforceable against the debtor, and whether or not the holder of such obligation would be otherwise entitled to receive dividends or payments with respect to any such interest or any such proceeding), fees, expenses, obligations under guaranties, indemnity payments, reimbursement obligations under letters of credit, or otherwise (all such obligations being the “Senior Debt”).

    (b)           Notwithstanding the provisions of Section 1(a) above or any provision herein to the contrary, until such time as the Senior Debt shall have been paid in full, the Holder shall not ask, demand, sue for, take or receive from the Partnership, directly or indirectly, in cash or other property or by set-off or in any other manner (including, without limitation, from or by way of collateral), and the Partnership shall not make, payment of all or any of the Subordinated Debt; provided that:

       (i)           so long as no Default (as defined in the Credit Agreement) exists under the Credit Agreement, the Partnership may pay, and the Holder may take and receive, Interest as provided in Section 1(b) of this Debenture;

       (ii)           the subordination provisions of this Section 4 shall not prohibit any conversion of all or any portion of this Debenture into Preferred Units (or any subsequent conversion of Preferred Units into Common Units); and

       (iii)           the subordination provisions of this Section 4 shall not prohibit any redemption of all or any portion of the Principal amount of this Debenture nor the payment of Interest thereon solely with the proceeds of one or more offerings or issuances of Equity Interests by the Partnership.

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For the purposes of these provisions, the Senior Debt shall not be deemed to have been paid in full until the Secured Parties shall have received payment in full of the Senior Debt in cash and all commitments of the Lenders under the Credit Agreement shall have been terminated.

    (c)           Upon any distribution of all or any of the assets of the Partnership to creditors of the Partnership upon the dissolution, winding up, liquidation, arrangement, reorganization or composition of the Partnership, whether in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Partnership or otherwise, any payment or distribution of any kind (whether in cash, property or securities) which otherwise would be payable or deliverable upon or with respect to the Subordinated Debt shall be paid or delivered directly to the Administrative Agent for the benefit of the Secured Parties for application (in the case of cash) to or as collateral (in the case of non-cash property or securities) for the payment or prepayment of the Senior Debt until the Senior Debt shall have been paid in full.

    (d)           Until such time as the Senior Debt shall have been paid in full, if any proceeding referred to in Section 4(c) of this Debenture is commenced by or against the Partnership, the Administrative Agent is hereby irrevocably authorized and empowered (in its own name, on behalf of the Secured Parties, in the name of the Holder, or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in Section 4(c) of this Debenture and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Subordinated Debt or enforcing any security interest or other lien securing payment of the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Secured Parties hereunder.

    (e)           All payments or distributions upon or with respect to the Subordinated Debt which are received by the Holder contrary to the provisions hereof shall be received in trust for the benefit of the Secured Parties, shall be segregated from other funds and property held by the Holder and shall be forthwith paid over to the Administrative Agent for the benefit of the Secured Parties in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to or held as collateral (in the case of non-cash property or securities) for the payment or prepayment of the Senior Debt in accordance with the terms of the Credit Agreement.

    (f)           The Administrative Agent is hereby authorized to demand specific performance of these terms of subordination, whether or not the Partnership shall have complied with any of the provisions hereof applicable to it, at any time when the Holder shall have failed to comply with any of such provisions applicable to it.  The Holder hereby irrevocably waives any defense based on the adequacy of a remedy at law which might be asserted as a bar to such remedy of specific performance.

    (g)           So long as any of the Senior Debt shall remain unpaid, the Holder, in its capacity as such, shall not (i) commence, or join with any creditor other than the Secured Parties in commencing, any proceeding referred to in Section 4(c) of this Debenture, or (ii) declare any default in payment due hereunder or sue for breach of the terms hereof.

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    (h)           No payment or distribution to the Secured Parties pursuant to the above provisions shall entitle the Holder to exercise any rights of subrogation in respect thereof until the Senior Debt shall have been paid in full.

    (i)           Neither any Administrative Agent, nor any of the Secured Parties, shall have any liability whatsoever to the Holder with respect to, and the Holder waives any claim or defense which the Holder may now or hereafter have against the Administrative Agent or any of the Secured Parties arising from (i) any and all actions which the Administrative Agent or the Secured Parties take or omit to take (including, without limitation, actions with respect to the creation, perfection or continuation of liens in any collateral for the Senior Debt, actions with respect to the occurrence of any default, actions with respect to the foreclosure upon, sale, release of, depreciation of or failure to realize upon any of such collateral, and actions with respect to the collection of any claim for all or any part of the Senior Debt from any account debtor, guarantor or any other Person) with respect to the Senior Debt or the valuation, use, protection or release of any collateral for the Senior Debt now or hereafter securing same; (ii) any right, now or hereafter existing, to require the Administrative Agent or the Secured Parties to proceed against or exhaust any collateral for the Senior Debt or to marshal any assets in favor of the Holder; (iii) any notice of the incurrence or increase of Senior Debt, it being understood that the Secured Parties may make advances now or hereafter relating to the Senior Debt, without notice to or authorization from the Holder, in reliance upon the agreements set forth in this Debenture, (iv) any defense based upon or arising by reason of (A) any disability or other defense of the Partnership or any other Person or entity; or (B) any lack of authority of any agent or any other Person or entity acting or purporting to act on behalf of the Partnership or the Holder; or (C) any failure by the Administrative Agent or the Secured Parties to properly perfect any lien in any asset of any of the Partnership or any other Person; (v) the Administrative Agent’s or any Secured Party’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code; and/or (vi) any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code.

    (j)           The holders of the Senior Debt may, at any time and from time to time, without any consent of or notice to the Holder or any other holder of the Subordinated Debt and without impairing or releasing the obligations of the Holder under these terms of subordination:  (i) change the amount, manner, place or terms of payment or change or extend the time of payment of, or renew or alter, the Senior Debt in any manner, or enter into or amend in any manner any other agreement related to the Senior Debt (including any change in the rate under which any of the Senior Debt is outstanding); (ii) sell, exchange, release, not perfect and otherwise deal with any property at any time pledged, assigned or mortgaged to secure the Senior Debt; (iii) release anyone liable in any manner under or in respect of the Senior Debt; (iv) exercise or refrain from exercising any rights against Partnership and others (including the Holder); and (v) apply any sums, by whomsoever paid or however realized, from time to time received to the Senior Debt.

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    (k)           The Holder agrees to execute and deliver such further documents and to do such other acts and things as the Administrative Agent may reasonably request in order fully to effect the purposes of these subordination provisions.  The Holder authorizes and directs the Administrative Agent on its behalf to take such further action as may be necessary to effectuate the subordination as provided herein and irrevocably appoints the Administrative Agent as its attorney-in-fact for any and all such purposes.

    (l)           These terms of subordination shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by the Administrative Agent or any Secured Party upon the insolvency, bankruptcy or reorganization of the Partnership or otherwise, all as though such payment had not been made.

    (m)           The provisions of these terms of subordination constitute a continuing agreement and shall (i) remain in full force and effect until the payment in full of the Senior Debt, (ii) be binding upon the Holder and the Partnership and their respective successors, transferees and assignees and (iii) inure to the benefit of, and be enforceable by, the Administrative Agent.  Without limiting the generality of the foregoing clause (iii), the Administrative Agent and any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under all or any of the Loan Documents (as defined in the Credit Agreement) to any other Person (to the extent permitted by the Loan Documents), and such other Person shall thereupon become vested with all the rights in respect granted to the Administrative Agent or such Secured Party herein or otherwise.

    (n)           The foregoing provisions regarding subordination are for the benefit of the holders of the Senior Debt and shall be enforceable by them directly against the holders of any Subordinated Debt, and no holder of the Senior Debt shall be prejudiced in its right to enforce subordination of any of the Subordinated Debt by any act or failure to act by Partnership or anyone in custody of its assets or property.

       SECTION 5   EVENTS OF DEFAULT.

    (a)           An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

       (i)           the Partnership fails to pay when due any amount payable under this Debenture and such non-payment continues for a period of five (5) Business Days;

       (ii)           the Partnership fails to cure a Conversion Failure by delivery of the required number of Preferred Units within five (5) Business Days after the Maturity Date;

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       (iii)           any representation or warranty made by or on behalf of the Partnership in or in connection with this Debenture or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Debenture or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect or misleading in any material respect when made or deemed made;

       (iv)           the Partnership fails to observe or perform any covenant, condition or agreement contained in, or otherwise commit any breach or default of any provision of, this Debenture (other than non-payment and Conversion Failures, which are covered by subclauses (i) and (ii) above), and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (A) notice thereof from the Holder to the Partnership and (B) an officer of the Partnership otherwise becoming aware of such default;

       (v)           the Partnership fails to make any payment (whether of principal or interest and regardless of amount) in respect of any indebtedness for borrowed money with an aggregate outstanding principal amount in excess of $10,000,000, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) beyond the end of any grace period therefor set forth in the documentation governing such indebtedness;

       (vi)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of the Partnership or any Significant Subsidiary of the Partnership or its debts, or of a substantial part of its assets, under any  Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (B) the appointment of a receiver, administrator, trustee, custodian, sequestrator, conservator or similar official for the Partnership or any Significant Subsidiary of the Partnership or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

       (vii)           the Partnership or any Significant Subsidiary of the Partnership shall (A) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 5(a)(vi) of this Debenture, (C) apply for or consent to the appointment of a receiver, administrator, trustee, custodian, sequestrator, conservator or similar official for the Partnership or any Significant Subsidiary of the Partnership or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing; or

       (viii)           this Debenture shall for any reason cease to be enforceable or in full force and effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any provision of this Debenture, or the Partnership shall deny that it has any further liability under any provision of this Debenture, or shall give notice to such effect.

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    (b)           Consequences of Events of Default. Upon the occurrence and during the continuance of an Event of Default:

       (i)           the outstanding Principal amount of this Debenture and all past due Interest, if any, owed hereunder shall bear interest at the lesser of (i) the per annum rate of fourteen percent (14.0%) and (ii) the Highest Lawful Rate (as hereinafter defined) (the “Default Rate”), in each case from and after the date of such Event of Default until the entire Principal amount of this Debenture and all Interest accrued thereon (including Interest on such past due Interest) shall have been paid in full, which Interest accruing at the Default Rate shall be payable on demand;

       (ii)           the Holder may, at its option, by notice in writing to the Partnership, declare the entire Principal amount outstanding under this Debenture (plus all accrued but unpaid Interest on the amounts outstanding under this Debenture) to be, and such Principal amount of this Debenture shall thereupon be and become, immediately due and payable (together with all accrued but unpaid Interest thereon) without presentment, demand, protest or notice of any kind (including, without limitation, notice of acceleration and notice of intent to accelerate), all of which are hereby waived by the Partnership, or other action of any kind by the Holder; provided, that, if an Event of Default under Section 5(a)(vi) or Section 5(a)(vii) of this Debenture has occurred, such acceleration shall be automatic and no notice to the Partnership shall be required hereunder;

       (iii)           the Holder shall have the right (but not the obligation) to convert this Debenture into Preferred Units in the manner set forth in Section 3(a); provided that, for purposes of this Section 5(a)(iii), any reference in Section 3(a) to the Maturity Date shall mean and be the date that the Holder elects to so convert this Debenture into Preferred Units; and

       (iv)           subject to Section 4 of this Debenture, the Holder may, at its option, exercise all of its rights and remedies under applicable law and under this Debenture.

The rights and remedies of the Holder under this Debenture shall be cumulative, and not exclusive.

       SECTION 6   REISSUANCE OF THIS DEBENTURE.

    (a)           Transfer.  If this Debenture is to be transferred, the Holder shall surrender this Debenture to the Partnership, whereupon the Partnership will, forthwith issue and deliver upon the order of the Holder a new Debenture (in accordance with Section 6(d) of this Debenture), registered in the name of the registered transferee or assignee, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Debenture (in accordance with Section 6(d) of this Debenture) to the Holder representing the outstanding Principal not being transferred.

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    (b)           Lost, Stolen or Mutilated Debenture.  Upon receipt by the Partnership of evidence reasonably satisfactory to the Partnership of the loss, theft, destruction or mutilation of this Debenture, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Partnership in customary form and, in the case of mutilation, upon surrender and cancellation of this Debenture, the Partnership shall execute and deliver to the Holder a new Debenture (in accordance with Section 6(d) of this Debenture) representing the outstanding Principal.

    (c)           Debenture Exchangeable for Different Denominations.  This Debenture is exchangeable, upon the surrender hereof by the Holder at the principal office of the Partnership, for a new Debenture or Debentures (in accordance with Section 6(d) of this Debenture) representing in the aggregate the outstanding Principal of this Debenture, and each such new Debenture will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

    (d)           Issuance of New Debentures.  Whenever the Partnership is required to issue a new Debenture pursuant to the terms of this Debenture, such new Debenture (i) shall be of like tenor with this Debenture, (ii) shall represent, as indicated on the face of such new Debenture, the Principal remaining outstanding (or in the case of a new Debenture being issued pursuant to Section 6(a) or Section 6(c) of this Debenture, the Principal designated by the Holder which, when added to the Principal represented by the other new Debentures issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Debenture immediately prior to such issuance of new Debentures), (iii) shall have an issuance date, as indicated on the face of such new Debenture, which is the same as the Issuance Date of this Debenture, (iv) shall have the same rights and conditions as this Debenture and (v) shall represent accrued and unpaid Interest from the Issuance Date.

       SECTION 7   NOTICES.  Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally, (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Partnership:

Blueknight Energy Partners, L.P.
Two Warren Place
6120 South Yale Avenue, Suite 500
Tulsa, Oklahoma 74136
Fax: (918) 237-4001
Attn: Alex Stallings

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With copies to (which shall not constitute notice):

Baker Botts L.L.P.
2001 Ross Avenue, Suite 600
Dallas, Texas 75201
Fax: (214) 661-4634
Attn: Doug Rayburn

and

Prickett, Jones & Elliott, P.A.
1319 King Street
P. O. Box 1328
Wilmington, Delaware 19899
Fax: (302) 658-8111
Attn: John Small

[If to the Holder:

[Blueknight Energy Holding, Inc.
1100 Louisiana
Suite 5500
Houston, Texas 77002
Fax: (713) 230-1111
Email: jcd@vitol.com
Attn: Mr. James C. Dyer, IV

With copies to (which shall not constitute notice)

Sutherland Asbill & Brennan LLP
1275 Pennsylvania Avenue NW
Washington, DC 20004-2415
Fax: (202) 637-3593
Email: james.darrow@sutherland.com
Attn: James D. Darrow]1

[If to the Holder:

CB-Blueknight, LLC
c/o Charlesbank Capital Partners
200 Clarendon Street, 54th Floor
Boston, Massachusetts 02116
Fax: (617) 619-5402
Email: [jbiotti@charlesbank.com]
Attn: [Mr. Jon M. Biotti]

1 Insert for Blueknight Energy Holding, Inc. Convertible Debenture.

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With copies to (which shall not constitute notice)

Charlesbank Capital Partners
200 Clarendon Street, 54th Floor
Boston, Massachusetts 02116
Fax: (617) 619-5402
Email: tnason@charlesbank.com
Attn: Tami E. Nason

and

Gardere Wynne Sewell LLP
1601 Elm Street, Suite 3000
Dallas, Texas 75201
Fax: (214) 999-3245
Email: rsarfatis@gardere.com
Attn: Robert Sarfatis]2

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change.  Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

       SECTION 8   NO RIGHTS AS UNITHOLDER.  This Debenture shall not entitle the Holder to any of the rights of a unitholder of the Partnership, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of unitholders or any other proceedings of the Partnership, unless and to the extent converted into Preferred Units in accordance with the terms hereof.

       SECTION 9   EXPENSES.  If the Partnership fails to strictly comply with the terms of this Debenture, then the Partnership shall reimburse the Holder promptly for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses incurred by the Holder in any action in connection with this Debenture, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations hereunder, (ii) collecting any sums which become due to the Holder hereunder, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal related to this Debenture or (iv) the protection, preservation or enforcement of any rights or remedies of the Holder hereunder.

2 Insert for CB-Blueknight, LLC Convertible Debenture

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       SECTION 10   AMENDMENTS AND WAIVERS.  The provisions of this Debenture may not be amended or waived without the prior written consent of the Holder.  Any waiver by the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture.  The failure of the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture.  Any waiver must be in writing.

       SECTION 11   INTEREST RATE LIMITATION.  Notwithstanding anything to the contrary contained in this Debenture, the Interest paid or agreed to be paid under this Debenture shall not exceed the Highest Lawful Rate (as defined below).  If the Holder shall receive Interest on this Debenture in an amount that exceeds the Highest Lawful Rate, the excess Interest shall be applied to the Principal of this Debenture or, if it exceeds such unpaid Principal, refunded to the Partnership.  In determining whether the Interest contracted for, charged, or received by the Holder exceeds the Highest Lawful Rate, the Holder may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of Interest throughout the contemplated term of this Debenture.  For purposes of this Debenture, “Highest Lawful Rate” means at the particular time in question the maximum rate of interest which, under applicable law, the Holder is then permitted to charge on this Debenture.  If the maximum rate of interest which, under applicable law, the Holder is permitted to charge on this Debenture shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to the Partnership.

       SECTION 12   SEVERABILITY; WAIVER OF NOTICE; ASSIGNMENT. Whenever possible, each provision of this Debenture will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Debenture is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Debenture.  To the extent permitted by law, the Partnership, for itself and its successors and assigns, hereby waives presentment, demand, notice of protest, notice of acceleration, notice of intent to accelerate and all other demands and notices, in connection with the delivery, acceptance, performance, default or enforcement of this Debenture.  This Debenture shall not be assignable by the Partnership, and any purported transfer or assignment of the Partnership’s obligations hereunder shall be null and void.  This Debenture shall inure to the benefit of the Holder and its successors and assigns.

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       SECTION 13   CERTAIN DEFINITIONS. For purposes of this Debenture, the following terms shall have the following meanings:

    (a)           “Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized or required to close in the State of New York.

    (b)           “Capital Stock” means:

       (i)           in the case of a corporation, corporate stock;

       (ii)           in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

       (iii)           in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

       (iv)           any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    (c)           “Conversion Failure” means the Partnership’s failure to issue and deliver a certificate to the Holder for the number of Preferred Units to which the Holder is entitled upon the conversion of this Debenture pursuant to Section 3(a) by the third (3rd) Business Day after the Maturity Date.

    (d)           “Common Units” means a common unit representing a limited partner interest in the Partnership.

    (e)           “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    (f)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

    (g)           “General Partner” means Blueknight Energy Partners G.P., L.L.C., a Delaware limited liability company.

    (h)           “Global Transaction Agreement” means the Global Transaction Agreement dated as of [________], by and among the Partnership, the General Partner and the purchasers party thereto, as amended, restated, supplemented and otherwise modified from time to time.

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    (i)           “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

    (j)           “Preferred Units” means the Partnership’s Series A Preferred Units (as defined in the Third Amended and Restated Partnership Agreement) with the terms set forth in the Third Amended and Restated Partnership Agreement; provided that, from and after the date that all of the Partnership’s issued and outstanding Series A Preferred Units are converted into Common Units pursuant to Section 5.12(c) of the Third Amended and Restated Partnership Agreement, all references herein to Preferred Units shall mean Common Units.

    (k)           “Significant Subsidiary” means any subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Debenture.

    (l)           “Third Amended and Restated Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Partnership dated as of October 25, 2010, as amended, restated, supplemented and otherwise modified from time to time.

       SECTION 14   NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND UNITHOLDERS.  Neither the General Partner nor any past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Equity Interests of the Partnership or the General Partner, as such, shall have any liability for any obligations of the Partnership under this Debenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation.  The Holder by accepting this Debenture waives and releases all such liability.  The waiver and release are part of the consideration for issuance of this Debenture.

       SECTION 15   GOVERNING LAW; WAIVER OF JURY TRIAL.

    (a)           THIS DEBENTURE SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK.

    (b)           THE PARTNERSHIP HEREBY IRREVOCABLY WAIVES, AND BY ACCEPTANCE OF THIS DEBENTURE THE HOLDER HEREBY IRREVOCABLY WAIVES, ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS DEBENTURE OR ANY MATTER ARISING HEREUNDER.

       SECTION 16   NOTICE OF FINAL AGREEMENT.  THIS WRITTEN DEBENTURE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the Partnership has caused this Debenture to be duly executed by a duly authorized officer as of the date set forth above.

BLUEKNIGHT ENERGY PARTNERS, L.P.

By:	BLUEKNIGHT ENERGY PARTNERS
G.P., L.L.C., its general partner,

By:
Alex G. Stallings
Chief Financial Officer and Secretary

[Signature Page to Debenture – Form]

EXHIBIT B

Form of Registration Rights Agreement

[attached]

REGISTRATION RIGHTS AGREEMENT

among

BLUEKNIGHT ENERGY PARTNERS, L.P.,

BLUEKNIGHT ENERGY HOLDING, INC.

and

CB-BLUEKNIGHT, LLC

dated as of [___________]

REGISTRATION RIGHTS AGREEMENT

    This REGISTRATION RIGHTS AGREEMENT, dated as of [_______] (this “Agreement”), is entered into by and among Blueknight Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), Blueknight Energy Holding, Inc., a Delaware corporation (“Vitol”), and CB-Blueknight, LLC, a Delaware limited liability company (“Charlesbank”, and, together with Vitol, the “Purchasers”).

    WHEREAS, this Agreement is made in connection with the Closing of the issuance and sale of the Purchased Units pursuant to the Global Transaction Agreement, dated the date hereof, by and among Blueknight Energy Partners G.P., L.L.C., the Partnership and the Purchasers (the “Global Transaction Agreement”);

    WHEREAS, the Partnership has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Purchasers pursuant to the Global Transaction Agreement; and

    NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS
    Section 1.01 Definitions

.  Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Global Transaction Agreement.  As used in this Agreement, the following terms have the meanings indicated:

    “Agreement” shall have the meaning specified in the introductory paragraph of this Agreement.

    “Charlesbank” shall have the meaning specified in the introductory paragraph of this Agreement.

    “Conversion Common Units” means the Common Units issuable upon the conversion of the Preferred Units issued (i) in the Private Placement, (ii) in the Additional Private Placement, if applicable, and (iii) upon conversion of the Convertible Debenture, if applicable.

    “Effective Date” means, with respect to a particular Shelf Registration Statement, the date of effectiveness of such Shelf Registration Statement.

    “Effectiveness Period” shall have the meaning specified in Section 2.01(a) of this Agreement.

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    “Filing Date” shall have the meaning specified in Section 2.01(a) of this Agreement.

    “Global Transaction Agreement” shall have the meaning specified in the recitals of this Agreement.

    “Holder” means a record holder of Registrable Securities.

    “Included Registrable Securities” shall have the meaning specified in Section 2.02(a) of this Agreement.

    “Launch Date” shall have the meaning specified in Section 2.02(b) of this Agreement.

    “Losses” shall have the meaning specified in Section 2.08(a) of this Agreement.

    “Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.

    “Opt-Out Notice” shall have the meaning specified in Section 2.02(a) of this Agreement.

    “Other Holders” shall have the meaning specified in Section 2.02(c) of this Agreement.

    “Overnight Underwritten Offering” shall have the meaning specified in Section 2.02(b) of this Agreement.

    “Partnership” shall have the meaning specified in the introductory paragraph of this Agreement.

    “Piggyback Offering” shall have the meaning specified in Section 2.02(a) of this Agreement.

    “Pricing Date” shall have the meaning specified in Section 2.02(b) of this Agreement.

    “Primary Offering” shall have the meaning specified in Section 2.04(n) of this Agreement.

    “Purchasers” shall have the meaning specified in the introductory paragraph of this Agreement.

    “Registrable Securities” means the Conversion Common Units.

    “Registration Expenses” shall have the meaning specified in Section 2.07(a) of this Agreement.

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    “Selling Expenses” shall have the meaning specified in Section 2.07(a) of this Agreement.

    “Selling Holder” means a Holder who is selling Registrable Securities under a registration statement pursuant to the terms of this Agreement.

    “Selling Holder Documentation” shall have the meaning specified in Section 2.02(b) of this Agreement.

    “Shelf Registration Statement” means a registration statement under the Securities Act to permit the public resale of the Registrable Securities from time to time as permitted by Rule 415 of the Securities Act (or any similar provision then in force under the Securities Act).

    “Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which Common Units are sold to an underwriter on a best efforts or firm commitment basis for reoffering to the public.

    “Underwritten Offering Filing” shall have the meaning specified in Section 2.02(a) of this Agreement.

    “Underwritten Offering Request” shall have the meaning specified in Section 2.04(a) of this Agreement.

    “Unit Purchase Price” means $6.50.

    “Vitol” shall have the meaning specified in the introductory paragraph of this Agreement.

    Section 1.02 Registrable Securities.  Any Registrable Security will cease to be a Registrable Security at the earliest of the following: (a) when a registration statement covering such Registrable Security becomes or has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such registration statement; (b) when such Registrable Security has been disposed of pursuant to Rule 144 (or any similar provision then in force) under the Securities Act; (c) when such Registrable Security is held by the Partnership or one of its subsidiaries; and (d) when such Registrable Security has been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to the terms of this Agreement.

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ARTICLE II
REGISTRATION RIGHTS

    Section 2.01 Shelf Registration.

       (a) Shelf Registration.  At any time and from time to time commencing on the earlier to occur of (i) the second Business Day following the record date for the Special Distribution or (ii) the eleventh Business Day following the Termination Date, as soon as practicable following the Partnership’s receipt of written notice from either Vitol or Charlesbank requesting the filing of a Shelf Registration Statement, the Partnership shall prepare and file a Shelf Registration Statement under the Securities Act covering Registrable Securities then outstanding; provided, however, that the right of Vitol or Charlesbank to request such filing shall expire at any time that such Person and its Affiliates owns less than 10% of the aggregate Conversion Common Units issued to such Person and its Affiliates.  If the Shelf Registration Statement is not automatically effective upon filing, the Partnership shall use its reasonable best efforts to cause the Shelf Registration Statement to become effective as soon as reasonably practicable, but in any event not later than 180 days after the date of the filing of such Shelf Registration Statement (the “Filing Date”).  A Shelf Registration Statement filed pursuant to this Section 2.01(a) shall be on such appropriate registration form of the Commission as shall be selected by the Partnership; provided, however, that if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from a Shelf Registration Statement and the Managing Underwriter at any time shall notify the Partnership in writing that, in the reasonable judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, the Partnership shall use its reasonable best efforts to include such information in the prospectus supplement.  The Partnership will use its reasonable best efforts to cause a Shelf Registration Statement filed pursuant to this Section 2.01(a) to be continuously effective under the Securities Act from the Effective Date until the earliest date on which any of the following occurs: (i) all Registrable Securities covered by such Shelf Registration Statement have been distributed in the manner set forth and as contemplated in such Shelf Registration Statement, (ii) there are no longer any Registrable Securities outstanding and (iii) two years from the Effective Date of such Shelf Registration Statement (the “Effectiveness Period”).  The Partnership covenants that a Shelf Registration Statement when it becomes or is declared effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Shelf Registration Statement, in the light of the circumstances under which a statement is made).  As soon as practicable following the Effective Date of a Shelf Registration Statement, but in any event within three (3) Business Days of such date, the Partnership will notify the Selling Holders of the effectiveness of such Shelf Registration Statement.

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       (b) Maximum Shelf Registration Requests; Delay Rights.

    (i) Notwithstanding anything to the contrary contained in this Agreement, the Partnership shall not be obligated to file or effect more than six (6) Shelf Registration Statements (including any post-effective amendments to such Shelf Registration Statement filed for the primary purpose of including Selling Holders or adding Conversion Common Units to such Registration Statement) pursuant to Section 2.01 of this Agreement.  Each of Charlesbank and Vitol (or their respective transferees) shall have the right to effect no more than three (3) Shelf Registration Statements (including any post-effective amendments to such Shelf Registration Statement filed for the primary purpose of including Selling Holders or adding Conversion Common Units to such Registration Statement) pursuant to Section 2.01 of this Agreement.

    (ii) Notwithstanding anything to the contrary contained in this Agreement, the Partnership may, upon written notice to any Selling Holder whose Registrable Securities are included in a Shelf Registration Statement, suspend such Selling Holder’s use of any prospectus that is a part of such Shelf Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement) if (A) the Partnership is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Partnership determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in the Shelf Registration Statement or (B) the Partnership has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of the Partnership, would materially and adversely affect the Partnership; provided, however, that in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to the Shelf Registration Statement for a period that exceeds an aggregate of sixty (60) days in any one hundred-eighty (180) day period or ninety (90) days (exclusive of days covered by any lock-up agreement executed by a Selling Holder in connection with any Underwritten Offering by the Partnership or a Selling Holder) in any 365 day period.  Upon disclosure of such information or the termination of the conditions described above, the Partnership shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions necessary or appropriate to permit registered sales of Registrable Securities as contemplated in this Agreement.

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    Section 2.02 Piggyback Rights.

    (a) Underwritten Offering Piggyback Rights.  Except as provided in Section 2.02(b), if at any time the Partnership proposes to file (i) during any time in which Vitol or Charlesbank have the right to request the filing of a Shelf Registration Statement pursuant to Section 2.01, a registration statement, other than a shelf registration statement, or (ii) during any Effectiveness Period, a prospectus supplement to an effective shelf registration statement, other than a Shelf Registration Statement contemplated by Section 2.01, in either case (i) or (ii), for the sale of Common Units in an Underwritten Offering for its own account, then, as soon as practicable but not less than three (3) Business Days prior to the filing of (A) any preliminary prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) of the Securities Act, (B) the prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) of the Securities Act (if no preliminary prospectus supplement is used) or (C) such registration statement (other than a shelf registration statement), as the case may be (an “Underwritten Offering Filing”), the Partnership shall give notice of such proposed Underwritten Offering to the Holders and such notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of Registrable Securities (the “Included Registrable Securities”) as each such Holder may request in writing (a “Piggyback Offering”); provided, however, that the Partnership shall not be required to offer such opportunity to Holders if (aa) the Holders do not offer a minimum of $10 million of Registrable Securities, in the aggregate (determined by multiplying the number of Registrable Securities owned by the average of the closing price for Common Units for the ten (10) trading days preceding the date of such notice) or (bb) the Partnership has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing or distribution of the Common Units, in which case the amount of Registrable Securities to be offered for the accounts of participating Holders shall be determined based on the provisions of Section 2.02(c) of this Agreement.  Each Holder shall keep any information relating to any such Underwritten Offering confidential and shall not disseminate or in any way disclose such information.  Except as provided in Section 2.02(b), each Holder shall then have two (2) Business Days from the date of such notice to request inclusion of its Registrable Securities in the Piggyback Offering.  If no request for inclusion from a Holder is received within the specified time, such Holder shall have no further right to participate in such Piggyback Offering.  If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Partnership shall determine for any reason not to undertake or to delay such Underwritten Offering, the Partnership shall give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay of the Underwritten Offering.  Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Underwritten Offering by giving written notice to the Partnership of such withdrawal at least one (1) Business Day prior to the time of pricing of such Underwritten Offering.  Each Holder’s rights under this Section 2.02(a) shall terminate when such Holder holds less than $10 million of Registrable Securities (based on the Unit Purchase Price).  Notwithstanding the foregoing, any Holder may deliver written notice (an “Opt-Out Notice”) to the Partnership requesting that such Holder not receive notice from the Partnership of any proposed Underwritten Offering; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing.

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    (b) Overnight Underwritten Offering Piggyback Rights.  If at any time during any Effectiveness Period the Partnership proposes to make an Underwritten Offering Filing and such Underwritten Offering is expected to be effected by launching an Underwritten Offering after the close of trading on one trading day (the “Launch Date”) and pricing the Underwritten Offering before the open of trading on the next succeeding trading day (the “Pricing Date” and, such execution format, an “Overnight Underwritten Offering”), then no later than three (3) Business Days after the Partnership engages a Managing Underwriter for the proposed Overnight Underwritten Offering, (x) the Partnership shall notify the Holders of the pendency of the Overnight Underwritten Offering and (y) if the Holders propose to include Registrable Securities in the Overnight Underwritten Offering, then the Managing Underwriter of the Overnight Underwritten Offering shall, no later than the tenth (10th) Business Day prior to the expected Launch Date, provide to the Selling Holders all of the documentation customarily required for the inclusion of Registrable Securities in the Overnight Underwritten Offering, including, without limitation, a custody agreement and power-of-attorney and Selling Holders’ customary representations and warranties (collectively, the “Selling Holder Documentation”).  To include Registrable Securities in an Overnight Underwritten Offering, each Selling Holder shall, subject to receipt of notice of the Overnight Underwritten Offering and Selling Holder Documentation within the time periods set forth above, (A) complete its review and return the Selling Holder Documentation, with such revisions as have been agreed to by the Partnership (such agreement not to be unreasonably withheld) and the Selling Holder, at least seven (7) Business Days prior to the expected Launch Date, (B) place the Registrable Securities eligible for inclusion in an Overnight Underwritten Offering into the custody of the Partnership’s transfer agent at least five (5) Business Days prior to the expected Launch Date, (C) agree to participate following reasonable notice in any due diligence calls arranged by the Managing Underwriter of an Overnight Underwritten Offering on the expected Launch Date, the Pricing Date or in advance of the closing of an Overnight Underwritten Offering and any over-allotment option closing, and (D) unconditionally waive any right to withdraw any Registrable Securities placed into the custody of the Partnership’s transfer agent for inclusion in an Overnight Underwritten Offering within three (3) Business Days of the expected Launch Date, whether on the basis of the offering price, underwriter discount, or for any other reason; provided, however, that the Partnership shall not be required to offer such opportunity to Holders if (aa) the Holders do not offer a minimum of $10 million of Registrable Securities, in the aggregate (determined by multiplying the number of Registrable Securities owned by the average of the closing price for Common Units for the ten (10) trading days preceding the date of such notice) or (bb) the Partnership has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing or distribution of the Common Units, in which case the amount of Registrable Securities to be offered for the accounts of participating Holders shall be determined based on the provisions of Section 2.02(c) of this Agreement.  If, at any time after giving written notice of its intention to undertake an Overnight Underwritten Offering and prior to the closing of such Overnight Underwritten Offering, the Partnership shall determine for any reason not to undertake or to delay such Overnight Underwritten Offering, the Partnership shall give written notice of such determination to the Selling Holders and, (i) in the case of a determination not to undertake such Overnight Underwritten Offering, shall be relieved of its obligation to sell any Registrable Securities held by the Selling Holders in connection with such terminated Overnight Underwritten Offering, and (ii) in the case of a determination to delay such Overnight Underwritten Offering, shall be permitted to delay offering any Registrable Securities held by the Selling Holders for the same period as the delay of the Overnight Underwritten Offering.

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Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Overnight Underwritten Offering by giving written notice to the Partnership of such withdrawal at least three (3) Business Days prior to the Launch Date.  Each Holder’s rights under this Section 2.02(b) shall terminate when such Holder holds less than $10 million of Registrable Securities (based on the Unit Purchase Price).  Notwithstanding the foregoing, any Holder may deliver an Opt-Out Notice to the Partnership requesting that such Holder not receive notice from the Partnership of any proposed Overnight Underwritten Offering; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing.

    (c) Priority of Piggyback Rights.  In connection with an Underwritten Offering contemplated by Section 2.02(a) or Section 2.02(b), if the Managing Underwriter or Underwriters of such Underwritten Offering advises the Partnership that the total amount of Common Units that the Selling Holders and any other Persons intend to include in such Underwritten Offering exceeds the number that can be sold in such Underwritten Offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in such Underwritten Offering shall include the number of Common Units that such Managing Underwriter or Underwriters advises the Partnership can be sold without having such adverse effect, with such number to be allocated (i) first to the Partnership, (ii) second pro rata among the Selling Holders and any other Persons who have been or are granted registration rights on or after the date of this Agreement who have requested participation in the Underwritten Offering (the “Other Holders”) based, for each such Selling Holder or Other Holder, on the percentage derived by dividing (A) the number of Common Units proposed to be sold by such Selling Holder(s) and such Other Holders in such Underwritten Offering; by (B) the aggregate number of Common Units proposed to be sold by all Selling Holders and all Other Holders in the Underwritten Offering.

    Section 2.03 Underwritten Offering.

    (a) Request for Underwritten Offering.  In the event that a Selling Holder (together with any Affiliates that are Selling Holders) elects to dispose of Registrable Securities under a Shelf Registration Statement pursuant to an Underwritten Offering and reasonably anticipates gross proceeds of greater than $25 million from such Underwritten Offering of Registrable Securities, the Partnership shall, at the request of such Selling Holder (each, an “Underwritten Offering Request”), enter into an underwriting agreement in customary form with the Managing Underwriter or Underwriters, which shall include, among other provisions, indemnities in customary form, and shall take all such other reasonable actions as are requested by the Managing Underwriter to expedite or facilitate the disposition of the Registrable Securities; provided, however, that the Partnership shall not be required to effect more than four (4) Underwritten Offerings pursuant to Section 2.03 of this Agreement, and the Holders shall be limited to one Underwritten Offering Request in any 180 day period.

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    (b) General Procedures.  In connection with any Underwritten Offering (i) under Section 2.02 of this Agreement, the Partnership shall be entitled to select the Managing Underwriter or Underwriters and (ii) under Section 2.03(a) of this Agreement, the Selling Holders (by a majority in interest of the Registrable Securities to be sold in such Underwritten Offering) shall be entitled to select the Managing Underwriter or Underwriters.  In connection with an Underwritten Offering contemplated by this Agreement in which a Selling Holder participates, each Selling Holder and the Partnership shall be obligated to enter into an underwriting agreement with the Managing Underwriter or Underwriters that contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of equity securities.  No Selling Holder may participate in an Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers-of-attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement.  No Selling Holder shall be required to make any representations or warranties to or agreements with the Partnership or the underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representation required by Law.  If any Selling Holder disapproves of the terms of an Underwritten Offering, such Selling Holder may elect to withdraw therefrom by notice to the Partnership and the Managing Underwriter; provided, however, that such withdrawal must be made at least one (1) Business Day prior to the pricing of such Underwritten Offering to be effective.  No such withdrawal or abandonment shall affect the Partnership’s obligation to pay Registration Expenses. Upon the receipt by the Partnership of a written request from the Holders of at least $50 million of Common Units that are participating in an Underwritten Offering, the Partnership’s management shall be required to participate in a roadshow or similar marketing effort in connection with that Underwritten Offering; provided, that management: (i) is given at least 30 days notice prior to the commitment of any roadshow or similar marketing effort; (ii) agrees to the proposed commencement date of any roadshow or similar marketing effort; and (iii) is not required to participate in any roadshow or similar marketing effort for more than the time reasonably requested by the Managing Underwriter.

    Section 2.04 Sale Procedures.  In connection with its obligations under this Article II, the Partnership will, as expeditiously as possible:

    (a) prepare and file with the Commission such amendments and supplements to a Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Shelf Registration Statement effective for its Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Shelf Registration Statement;

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    (b) furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing a Shelf Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing such Shelf Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (ii) an electronic copy of such Shelf Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Selling Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Shelf Registration Statement or other registration statement;

    (c) if applicable, use its reasonable best efforts to register or qualify the Registrable Securities covered by a Shelf Registration Statement or any other registration statement contemplated by this Agreement under the securities or “blue sky” laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that the Partnership shall not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

    (d) notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the filing of a Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Shelf Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to such Shelf Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

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    (e) notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in a Shelf Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, or any supplemental amendment thereto, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of such Shelf Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction.  Following the provision of such notice, the Partnership agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

    (f) upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

    (g) in the case of an Underwritten Offering, furnish upon request, (i) an opinion letter of counsel for the Partnership dated the date of the closing under the underwriting agreement, including a standard “10b-5” letter and (ii) a “cold comfort” letter dated the pricing date of such Underwritten Offering and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified the Partnership’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “cold comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus included therein and any supplement thereto) and as are customarily covered in opinion letters of issuer’s counsel and in accountants’ letters delivered to the underwriters in underwritten offerings of equity securities;

    (h) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

    (i) make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and the Partnership personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that the Partnership need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with the Partnership reasonably satisfactory to the Partnership;

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    (j) cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system, if any, on which similar securities issued by the Partnership are then listed;

    (k) use its reasonable best efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the Selling Holders to consummate the disposition of such Registrable Securities;

    (l) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

    (m) enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, to expedite or facilitate the disposition of such Registrable Securities; and

    (n) (i) cooperate with a Selling Holder if such Selling Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the registration statement in respect of any registration of the Registrable Securities of such Selling Holder pursuant to this Agreement, and any amendment or supplement thereof (any such registration statement or amendment or supplement a “Primary Offering”), in allowing such Selling Holder to conduct customary “underwriter’s due diligence” with respect to the Partnership and satisfy its obligations in respect thereof and (ii) permit legal counsel to such Selling Holder to review and comment upon any such Primary Offering at least five (5) Business Days prior to its filing with the Commission and all amendments and supplements to any such Primary Offering within a reasonable number of days prior to their filing with the Commission and not file any Primary Offering or amendment or supplement thereto in a form to which such Selling Holder’s legal counsel reasonably objects in writing.

    Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in subsection (e) of this Section 2.04, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.04 or until it is advised in writing by the Partnership that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder will deliver, or will request the Managing Underwriter or underwriters, if any, to deliver to the Partnership all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus and any prospectus supplement covering such Registrable Securities current at the time of receipt of such notice.

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    If reasonably requested by a Selling Holder, the Partnership shall: (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) as soon as practicable, supplement or make amendments to any Shelf Registration Statement or any other registration statement contemplated by this Agreement.

    Section 2.05 Cooperation by Holders

.  It shall be a condition precedent to the obligations of the Partnership to include Registrable Securities of a Holder in a Shelf Registration Statement or in an Underwritten Offering under Article II of this Agreement that such Selling Holder shall timely furnish such information regarding itself, the Registrable Securities held by it, and the intended method(s) of disposition of such securities as shall be required for such Shelf Registration Statement or prospectus supplement, as applicable, to comply with the Securities Act.

    Section 2.06 Restrictions on Public Sale by Holders of Registrable Securities

.  During the Effectiveness Period, each Holder of Registrable Securities agrees not to effect any public sale or distribution of the Registrable Securities during the sixty (60) calendar day period beginning on the date that a prospectus supplement or other prospectus (including any free writing prospectus) is filed with the Commission with respect to an Underwritten Offering of equity securities of the Partnership; provided, that the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the officers, directors or any other unitholder of the Partnership on whom a restriction is imposed in connection with such public offering; provided, further, that this Section 2.06 shall apply only to a Selling Holder (together with any Affiliates that are Selling Holders) that holds at least $25 million of Registrable Securities, in the aggregate (determined by multiplying the number of Registrable Securities owned by the average of the closing price for Common Units for the ten (10) trading days preceding the date of such filing).

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    Section 2.07 Expenses

    (a) Certain Definitions.  “Registration Expenses” means all expenses incident to the Partnership’s performance under or compliance with this Agreement to effect the registration of Registrable Securities in a Shelf Registration Statement pursuant to Section 2.01 or an Underwritten Offering pursuant to Section 2.03 and the disposition of such securities, including, without limitation, all customary registration, filing, securities exchange listing and NASDAQ fees or fees of any other national securities exchange or over-the-counter market upon which the Common Units trade, all customary registration, filing, qualification and other fees and expenses of complying with securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, Inc., fees of transfer agents and registrars, all word processing, duplicating and printing expenses, the fees and disbursements of counsel to the Partnership and independent public accountants for the Partnership, including the expenses of any special audits or “cold comfort” letters and legal opinions required by or incident to such performance and compliance.  “Selling Expenses” means all underwriting fees, discounts and selling commissions (and similar fees or arrangements associated with) and transfer taxes allocable to the sale of the Registrable Securities.

    (b) Expenses.  The Partnership will pay all reasonable Registration Expenses as determined in good faith, including, in the case of an Underwritten Offering, whether or not any sale is made pursuant to the related registration statement. Except as otherwise provided in Section 2.08, the Partnership shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights and obligations under this Agreement hereunder, or for any Selling Expenses.  Each Selling Holder shall pay all Selling Expenses in connection with any sale of its Registrable Securities.

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    Section 2.08 Indemnification.

    (a) By The Partnership.  In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Partnership will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, employees, agents and managers, and each underwriter, pursuant to the applicable underwriting agreement with such underwriter, of Registrable Securities thereunder and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act, and its directors, officers, employees, agents and managers, against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder or underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in the light of the circumstances under which such statement is made) contained in a Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus or final prospectus contained therein, or any free writing prospectus related thereto, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder, its directors and officers, each such underwriter and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that the Partnership will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder, such underwriter or such controlling Person in writing specifically for use in the Shelf Registration Statement or such other registration statement, free writing prospectus or prospectus supplement, as applicable.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such director, officer, employee, agent, manager or controlling Person, and shall survive the transfer of such securities by such Selling Holder.

    (b) By Each Selling Holder.  Each Selling Holder agrees to indemnify and hold harmless the Partnership, its directors, officers, employees and agents and each Person, if any, who controls the Partnership within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus or final prospectus contained therein, or any free writing prospectus related thereto, or any amendment or supplement thereof; provided, however, that the liability of each Selling Holder by way of indemnity under this Section 2.08(b) or contribution under Section 2.08(d) shall not be greater in amount than the dollar amount of the proceeds (net of Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Partnership or any such director, officer, employee, agent, manager or controlling Person, and shall survive the transfer of such securities by such Selling Holder.

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    (c) Notice.  Promptly after any indemnified party has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the indemnified party believes in good faith is an indemnifiable claim under this Agreement, the indemnified party shall give the indemnifying party written notice of such claim but failure to so notify the indemnifying party will not relieve the indemnifying party from any liability it may have to such indemnified party hereunder except to the extent that the indemnifying party is materially prejudiced by such failure.  Such notice shall state the nature and the basis of such claim to the extent then known.  The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable out-of-pocket expenses and fees of such separate counsel and other reasonable out-of-pocket expenses related to such participation to be reimbursed by the indemnifying party as incurred.  Notwithstanding any other provision of this Agreement, the indemnifying party shall not settle any indemnified claim without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not contain any admission of wrongdoing by, the indemnified party.

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    (d) Contribution.  If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification; and provided, further, that in no event will a Selling Holder’s liability pursuant to this Section 2.08(d) when combined with amounts paid or payable under Section 2.08(b) exceed the proceeds (net of Selling Expenses) received by such Selling Holder.  The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein.  The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss that is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

    (e) Other Indemnification.  The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to Law, equity, contract or otherwise.

    Section 2.09 Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Partnership agrees to use its reasonable best efforts to:.

    (a) make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 of the Securities Act, at all times from and after the date hereof;

    (b) file with the Commission in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act at all times from and after the date hereof; and

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    (c) so long as a Holder owns any Registrable Securities, furnish, unless otherwise available at no charge by access electronically to the Commission’s EDGAR filing system, to such Holder forthwith upon request (i) a copy of the most recent annual or quarterly report of the Partnership, and (ii) such other reports and documents so filed with the Commission as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

    Section 2.10 Transfer or Assignment of Registration Rights.  The rights to cause the Partnership to register Registrable Securities granted to the Purchasers by the Partnership under this Article II may be transferred or assigned by a Holder to a transferee or assignee; provided, that (i) the transferee or assignee is an Affiliate of the Purchasers or (ii) there is transferred to such transferee at least $10 million of Registrable Securities (based on the Unit Purchase Price).  The transferor shall give written notice to the Partnership at least ten (10) Business Days prior to any said transfer or assignment, setting forth the information required under Section 3.01 of this Agreement for each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, and each such transferee shall agree in writing to be subject to all the terms and conditions of this Agreement..

ARTICLE III
MISCELLANEOUS

    Section 3.01 Notices.  All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given if (and then three Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:.

Notice to the Partnership:

Blueknight Energy Partners, L.P.
Two Warren Place
6120 South Yale Avenue, Suite 500
Tulsa, Oklahoma 74136
Fax: (918) 237-4001
Email: astallings@bkep.com
Attn: Chief Financial Officer

With copies to (which shall not constitute notice):

Baker Botts L.L.P.
2001 Ross Avenue, Suite 600
Dallas, Texas 75201
Fax: (214) 661-4634
Email: doug.rayburn@bakerbotts.com
Attn: Doug Rayburn

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and

Prickett, Jones & Elliott, P.A.
1319 King Street
P. O. Box 1328
Wilmington, Delaware 19899
Fax: (302) 658-8111
Email: jhsmall@prickett.com
Attn: John Small

Notice to the Purchasers:

Blueknight Energy Holding, Inc.
1100 Louisiana
Suite 5500
Houston, Texas 77002
Fax: (713) 230-1111
Email: jcd@vitol.com
Attn: Mr. James C. Dyer, IV

and

CB-Blueknight, LLC
c/o Charlesbank Capital Partners
200 Clarendon Street, 54th Floor
Boston, Massachusetts 02116
Fax: (617) 619-5402
Email: jbiotti@charlesbank.com
Attn: Mr. Jon M. Biotti

With copies to (which shall not constitute notice):

Sutherland Asbill & Brennan LLP
1275 Pennsylvania Avenue NW
Washington, DC 20004-2415
Fax: (202) 637-3593
Email: james.darrow@sutherland.com
Attn: James D. Darrow

and

Charlesbank Capital Partners
200 Clarendon Street, 54th Floor
Boston, Massachusetts 02116
Fax: (617) 619-5402
Email: tnason@charlesbank.com
Attn: Tami E. Nason

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and

Gardere Wynne Sewell LLP
1601 Elm Street, Suite 3000
Dallas, Texas 75201
Fax: (214) 999-3245
Email: rsarfatis@gardere.com
Attn: Robert Sarfatis

or, if to a transferee of any of the Purchasers, to the transferee at the addresses provided pursuant to Section 2.10 above.  Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, facsimile, ordinary mail, or electronic mail).  Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

    Section 3.02 Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

    Section 3.03 Aggregation of Registrable Securities.  All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

    Section 3.04 Recapitalization, Exchanges, Etc. Affecting the Registrable Securities.  The provisions of this Agreement shall apply to the fullest extent set forth herein with respect to any and all units of the Partnership or any successor or assignee of the Partnership (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, splits, recapitalizations and the like occurring after the date of this Agreement.

    Section 3.05 Specific Performance.  Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.  The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.

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    Section 3.06 Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

    Section 3.07 Headings.  The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement

    Section 3.08 Governing Law, Submission to Jurisdiction.  This Agreement and the performance of the transactions contemplated hereby and obligations of the parties hereunder will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of Law principles. Each of the parties agrees that this Agreement (i) involves at least $100,000.00 and (ii) has been entered into by the parties in express reliance on 6  Del. C.  § 2708. Each of the parties hereby irrevocably and unconditionally agrees (A) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (B)(1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other parties of the name and address of such agent, and (2) that service of process may, to the fullest extent permitted by law, also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (B)(1) or (2) above shall, to the fullest extent permitted by law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

    Section 3.09 Waiver of Jury Trial.  THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, AND AGREE TO CAUSE THEIR AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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    Section 3.10 Severability of Provisions.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof, if both the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner adverse to any party.

    Section 3.11 Entire Agreement.  This Agreement and the certificates, documents, instruments and writings, if any, that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. There are no third party beneficiaries having rights under or with respect to this Agreement.

    Section 3.12 Amendment.  This Agreement may be amended only by means of a written amendment signed by the Partnership and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall adversely affect the rights of any Holder hereunder without the consent of such Holder.

    Section 3.13 No Presumption.  The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

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    Section 3.14 Obligations Limited to Parties to this Agreement.  Each of the parties hereto covenants, agrees and acknowledges that no Person other than each Purchaser, its respective permitted assignees and the Partnership shall have any obligation hereunder and that, notwithstanding that one or more of the Partnership and the Purchasers may be a corporation, partnership, limited liability company or other entity, no recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Partnership, the Purchasers or their respective permitted assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise by incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Partnership, the Purchasers or any of their respective assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Partnership, the Purchasers or their respective permitted assignees under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any assignee of a Holder.

    Section 3.15 Interpretation.  Article and Section references in this Agreement are references to the corresponding Article and Section to this Agreement, unless otherwise specified.  All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified.  The word “including” shall mean “including but not limited to.” Whenever any determination, consent or approval is to be made or given by the Partnership under this Agreement, such action shall be in the Partnership’s sole discretion unless otherwise specified.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

BLUEKNIGHT ENERGY PARTNERS, L.P.

By:	Blueknight Energy Partners G.P., L.L.C.,
its general partner,

By:
Alex G. Stallings
Chief Financial Officer and Secretary

Blueknight Energy Holding, Inc.

By:
James C. Dyer, IV
President and Chief Executive Officer

CB-Blueknight, LLC

By:
Jon M. Biotti
Manager

EXHIBIT C

Form of Third Amended and Restated Partnership Agreement

[attached]

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

BLUEKNIGHT ENERGY PARTNERS, L.P.

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS
Section 1.1	Definitions.	2
Section 1.2	Construction.	30

ARTICLE II

ORGANIZATION
Section 2.1	Formation.	31
Section 2.2	Name.	31
Section 2.3	Registered Office; Registered Agent; Principal Office; Other Offices	31
Section 2.4	Purpose and Business.	32
Section 2.5	Powers.	32
Section 2.6	Power of Attorney.	32
Section 2.7	Term.	34
Section 2.8	Title to Partnership Assets.	34

ARTICLE III

RIGHTS OF LIMITED PARTNERS
Section 3.1	Limitation of Liability.	35
Section 3.2	Management of Business.	35
Section 3.3	Outside Activities of the Limited Partners.	35
Section 3.4	Rights of Limited Partners.	35

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS
Section 4.1	Certificates.	37
Section 4.2	Mutilated, Destroyed, Lost or Stolen Certificates.	38
Section 4.3	Record Holders.	39
Section 4.4	Transfer Generally.	39
Section 4.5	Registration and Transfer of Limited Partner Interests.	40
Section 4.6	Transfer of the General Partner’s General Partner Interest.	41

i

v

THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP OF BLUEKNIGHT ENERGY PARTNERS, L.P.

    THIS THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF BLUEKNIGHT ENERGY PARTNERS, L.P. dated as of [_________], is entered into by and between Blueknight Energy Partners G.P., L.L.C., a Delaware limited liability company, as the General Partner, and the other Persons who are or who become Partners in the Partnership or parties hereto as provided herein.

RECITALS

    WHEREAS, the Partnership was formed on February 22, 2007 by filing of the Certificate of Limited Partnership with the Delaware Secretary of State;

    WHEREAS, the General Partner and the other parties thereto entered into the First Amended and Restated Agreement of Limited Partnership of the Partnership on July 20, 2007 (the “Original Agreement”);

    WHEREAS, pursuant to Section 13.1(d) of the Original Agreement, the General Partner executed Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of the Partnership on April 14, 2008, to be effective as of July 20, 2007 (the “First Amendment”);

    WHEREAS, pursuant to Section 13.1(d) of the Original Agreement, the General Partner executed Amendment No. 2 to the First Amended and Restated Agreement of Limited Partnership of the Partnership on June 25, 2008 (the “Second Amendment”);

    WHEREAS, the General Partner and the other parties thereto entered into the Second Amended and Restated Agreement of Limited Partnership of the Partnership on December 1, 2009 (the “Second Amended and Restated Agreement”);

    WHEREAS, Section 5.6 of the Second Amended and Restated Agreement provides that the General Partner, without the approval of any Limited Partners, may issue additional Partnership Securities, or classes or series thereof, for any Partnership purpose at any time and from time to time, and may issue such Partnership Securities for such consideration and on such terms and conditions as shall be determined by the General Partner.

    WHEREAS, Section 13.1(g) of the Second Amended and Restated Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Agreement necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Agreement.

    WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Third Amended and Restated Agreement of Limited Partnership of the Partnership in order to provide for the issuance of Series A Preferred Units to certain persons pursuant to that certain Global Transaction Agreement, dated as of [_________] by and among the Partnership, the General Partner and the Purchasers set forth on Schedule I thereto.

    NOW THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the Second Amended and Restated Agreement (as amended prior to the date hereto) is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.1	Definitions.

    The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

    “Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the long-term operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.

    “Additional Book Basis” means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

    (a) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

    (b) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

    “Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.

    “Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a General Partner Unit, a Common Unit, a Series A Preferred Unit, a Subordinated Unit, a Class B Unit or an Incentive Distribution Right or any other Partnership Interest shall be the amount that such Adjusted Capital Account would be if such General Partner Unit, Common Unit, Series A Preferred Unit, Subordinated Unit, Class B Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Unit, Common Unit, Class B Unit, Series A Preferred Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

    “Adjusted Operating Surplus” means, with respect to any period, Operating Surplus generated with respect to such period (a) less (i) any net increase in Working Capital Borrowings with respect to such period and (ii) any net decrease in cash reserves for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period, and (b) plus (i) any net decrease in Working Capital Borrowings with respect to such period and (ii) any net increase in cash reserves for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

    “Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).

    “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

    “Aggregate Quantity of Class B Units” has the meaning assigned to such term in Section 5.11(a).

    “Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

    “Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

    “Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

    “Agreement” means this Third Amended and Restated Agreement of Limited Partnership of Blueknight Energy Partners, L.P., as it may be amended, supplemented or restated from time to time.

    “As-Converted Distribution Amount” means, with respect to any Quarter, the product of (a) the number of Common Units that a Series A Preferred Unit would be convertible into pursuant to Section 5.12(c)(i) as of the date of determination and (b) the actual distribution made to a Common Unit for such Quarter under Section 6.4.

    “Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

    “Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

    (a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

    (b) the amount of any cash reserves established by the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or 6.5 in respect of any one or more of the next four Quarters; provided, however, that the General Partner may not establish cash reserves pursuant to clause (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

    Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

    “Board of Directors” means the board of directors or managers of a corporation or limited liability company or the board of directors or board of managers of the general partner of a limited partnership, as applicable.

    “Book Basis Derivative Items” means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

    “Book-Down Event” means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

    “Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

    “Book-Up Event” means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

    “Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Oklahoma shall not be regarded as a Business Day.

    “Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of a General Partner Unit, a Common Unit, a Series A Preferred Unit, a Subordinated Unit, a Class B Unit, an Incentive Distribution Right or any Partnership Interest shall be the amount that such Capital Account would be if such General Partner Unit, Common Unit, Series A Preferred Unit, Subordinated Unit, Class B Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Unit, Common Unit, Series A Preferred Unit, Class B Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

    “Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership.

    “Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member, (b) acquisition of existing, or the construction of new, capital assets (including pipelines, terminals, tankage, tanker trucks, docks, truck racks and other storage, distribution or transportation facilities and related or similar midstream assets or other assets that produce “qualifying income” as defined by Section 7704 of the Code) or (c) capital contributions by a Group Member to a Person in which a Group Member has an equity interest to fund such Group Member’s pro rata share of the cost of the acquisition of existing, or the construction of new, capital assets (including pipelines, terminals, tankage, tanker trucks, docks, truck racks and other storage, distribution or transportation facilities and related or similar midstream assets or other assets that produce “qualifying income” as defined by Section 7704 of the Code) by such Person, in each case if such addition, improvement, acquisition or construction is made to increase the long-term operating capacity or revenues of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the operating capacity or revenues of the Partnership Group or such Person, as the case may be, existing immediately prior to such addition, improvement, acquisition or construction.

    “Capital Surplus” has the meaning assigned to such term in Section 6.3(a).

    “Carrying Value” initially means (a) with respect to a Contributed Property, the Agreed Value of such property as of the time of Contribution, and (b) with respect to any other Partnership property, the initial adjusted tax basis of such property for federal income tax purposes as of the time of its acquisition by the Partnership. The initial Carrying Value of any property shall thereafter be (i) reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property and (ii) adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

    “Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

    “Certificate” means (a) a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units or (b) a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

    “Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

    “Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

    “claim” (as used in Section 7.12(d)) has the meaning assigned to such term in Section 7.12(d).

    “Class Action Litigation Resolution” means final disposition of all pending claims (including indemnity obligations related thereto) and any appeals with respect to the consolidated litigation titled In Re: SemGroup Energy Partners, L.P. Securities Litigation, Case No. 08-CV-425-GKF-PJC.

    “Class B Units” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Class B Units in this Agreement.

    “Closing Date” means the first date on which Common Units are sold by  SemGroup Holdings to the Underwriters pursuant to the provisions of the Underwriting Agreement.

    “Closing Price” has the meaning assigned to such term in Section 15.1(a).

    “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

    “Combined Interest” has the meaning assigned to such term in Section 11.3(a).

    “Commences Commercial Service” means the date upon which a Capital Improvement is first put into commercial service following construction and testing.

    “Commission” means the United States Securities and Exchange Commission.

    “Commodity Hedge Contract” means any commodity exchange, swap, forward, cap, floor, collar or other similar agreement or arrangement entered into for the purpose of hedging the Partnership Group’s exposure to fluctuations in the price of hydrocarbons.

    “Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Series A Preferred Unit, Subordinated Unit or Class B Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

    “Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(iii).

    “Conflicts Committee” means a committee of the Board of Directors of the General Partner composed entirely of two or more directors, each of whom (a) is not a security holder, officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner, (c) is not a holder of any ownership interest in the Partnership Group other than Common Units and (d) meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading.

    “Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

    “Contribution Agreement” means that certain Closing Contribution, Conveyance, Assignment and Assumption Agreement, dated as of July 20, 2007, among SemGroup Holdings, the General Partner, the Partnership, the Operating Company and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

    “Conversion Units” means Common Units issued upon conversion of Series A Preferred Units pursuant to Section 5.12(c).

    “Converted Common Units” has the meaning assigned to such term in Section 6.1(d)(x)(B).

    “Convertible Debentures” has the meaning assigned to such term in the Global Transaction Agreement.

    “Converting Unitholder” means a Person entitled to receive Common Units upon conversion of Series A Preferred Units.

    “Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(iv) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

    “Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

    “Current Market Price” has the meaning assigned to such term in Section 15.1(a).

    “Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

    “Departing General Partner” means a former general partner from and after the effective date of any withdrawal or removal of such former general partner pursuant to Section 11.1 or Section 11.2.

    “Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

    “Disposed of Adjusted Property” has the meaning assigned to such term in Section 6.1(d)(xii)(B).

    “Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

    “Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner the General Partner determines does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

    “Eligible Holder” means a Person either (a) subject to United States federal income taxation on the income generated by the Partnership or (b) in the case of entities that are pass through entities for United States federal income taxation, all of whose beneficial owners are subject to United States federal income taxation on the income generated by the Partnership.

    “Estimated Incremental Quarterly Tax Amount” has the meaning assigned to such term in Section 6.9.

    “Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

    “Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements, and shall not include Maintenance Capital Expenditures.  Expansion Capital Expenditures shall include interest (and related fees) on debt incurred to finance the construction or development of a Capital Improvement and paid during the period beginning on the date that the Partnership enters into a binding commitment to commence construction or development of a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that such Capital Improvement is abandoned or disposed of. Debt incurred to fund such construction period interest payments (including periodic net payments under related interest rate swap agreements) paid during such period shall also be deemed to be debt incurred to finance the construction or development of a Capital Improvement.

    “FERC” means the Federal Energy Regulatory Commission.

    “FERC Notice” means the giving of notice by the Partnership to the Limited Partners in the manner specified in Section 16.1 that the Partnership is implementing procedures pursuant to this Agreement to require a Limited Partner or a transferee of a Limited Partner Interest to certify that such Person is a Eligible Holder.

    “Final Subordinated Units” has the meaning assigned to such term in Section 6.1(d)(x).

    “First Amendment” has the meaning assigned to such term in the Recitals.

    “First Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(F).

    “First Target Distribution” means $0.3594 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on September 30, 2007, it means the product of $0.3594 multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is 92), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

    “Fully Diluted Basis” means, when calculating the number of Outstanding Units for any period, a basis that includes, in addition to the Outstanding Units, all Partnership Securities and options, rights, warrants and appreciation rights relating to an equity interest in the Partnership (a) that are convertible into or exercisable or exchangeable for Units that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Basis when calculating whether the Subordination Period has ended or Subordinated Units are entitled to convert into Common Units pursuant to Section 5.7, such Partnership Securities, options, rights, warrants and appreciation rights shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units that such consideration would purchase at the Current Market Price.

    “Fully Diluted Percentage Interest” means as of any date of determination (a) as to the General Partner with respect to General Partner Units and as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of General Partner Units held by the General Partner or the number of Units held by such Unitholder (which, in the case of Series A Preferred Units, shall equal the number of Common Units into which such Series A Preferred Units held by such Unitholder would then convert under Section 5.12(c) if such Series A Preferred Units were converted on such date of determination and, in the case of the General Partner Units, shall be increased by the number of additional General Partner Units that would then be issued under Section 5.2(d) if all Series A Preferred Units were converted on such date of determination), by (B) the total number of General Partner Units and Outstanding Units (which, in the case of the Series A Preferred Units, shall equal the number of Common Units into which the Series A Preferred Units would then convert under Section 5.12(c) if such Series A Preferred Units were converted on such date of determination and, in the case of the General Partner Units, shall be increased by the number of additional General Partner Units that would then be issued under Section 5.2(d) if all Series A Preferred Units were converted on such date of determination), and (b) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Fully Diluted Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

    “General Partner” means Blueknight Energy Partners, G.P., L.L.C., a Delaware limited liability company (formerly known as SemGroup Energy Partners, G.P., L.L.C.), and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

    “General Partner Interest” means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which is evidenced by General Partner Units, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

    “General Partner Unit” means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A General Partner Unit is not a Unit.

    “Global Transaction Agreement” means that certain Global Transaction Agreement, dated as of [_______] by and between the Partnership, the General Partner and the Purchasers, as such agreement may be amended, supplemented or restated from time to time.

    “Group” means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

    “Group Member” means a member of the Partnership Group.

    “Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

    “Holder” as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).

    “IDR Reset Election” has the meaning assigned to such term in Section 5.11(a).

    “Incentive Distribution Right” means a non-voting Limited Partner Interest issued to the General Partner, which Limited Partner Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.

    “Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(a)(vii), (viii) and (ix) and 6.4(b)(v), (vi) and (vii).

    “Incremental Income Taxes” has the meaning assigned to such term in Section 6.9.

    “Indemnified Persons” has the meaning assigned to such term in Section 7.12(d).

    “Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, partner, director, officer, fiduciary or trustee of any Group Member, the General Partner or any Departing General Partner or any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as an officer, director, member, partner, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.

    “Ineligible Assignee” means a Person whom the General Partner has determined is not an Eligible Holder.

    “Initial Common Units” means the Common Units sold in the Initial Offering.

    “Initial Limited Partner” means the Organizational Limited Partner, the General Partner (with respect to the Incentive Distribution Rights received by it pursuant to Section 5.2) and the Underwriters upon the issuance by the Partnership of Common Units as described in Section 5.3(a) in connection with the Initial Offering.

    “Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

    “Initial Unit Price” means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Common Units were first offered to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

    “Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member (including the Common Units sold to the Underwriters pursuant to the exercise of the Over-Allotment Option); (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements; (d) capital contributions received; or (e) corporate reorganizations or restructurings.

    “Issue Price” means the price at which a Unit is purchased pursuant to the Underwriting Agreement, net of any sales commission or underwriting discount; provided, that with respect to the Series A Preferred Units, the Issue Price shall be the Series A Issue Price.

    “Limited Partner” means, unless the context otherwise requires, the Organizational Limited Partner prior to its withdrawal from the Partnership, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as limited partner of the Partnership; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person) except as may otherwise be required by law.

    “Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Series A Preferred Units, Class B Units, Subordinated Units, Incentive Distribution Rights or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right except as may otherwise be required by law.

    “Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

    “Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

    “Maintenance Capital Expenditures” means cash expenditures (including expenditures for the addition or improvement to the capital assets owned by any Group Member or for the acquisition of existing, or the construction of new, capital assets) if such expenditures are made to maintain, including over the long term, the operating capacity or revenues of the Partnership Group.

    “Merger Agreement” has the meaning assigned to such term in Section 14.1.

    “Minimum Quarterly Distribution” means $0.3125 per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on September 30, 2007, it means the product of $0.3125 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

    “National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act.

    “Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

    “Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) including items of deduction constituting guaranteed payments under Section 707(c) of the Code for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

    “Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) including items of deduction constituting guaranteed payments under Section 707(c) of the Code for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

    “Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

    “Net Termination Gain” means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership (a) after the Liquidation Date or (b) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group).  The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d) or under Section 12.4(c).

    “Net Termination Loss” means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership (a) after the Liquidation Date or (b) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group).  The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d) or under Section 12.4(c).

    “New BKEP Crude” has the meaning assigned to such term in Section 5.2(a).

    “Non-citizen Assignee” means a Person whom the General Partner has determined does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the substituted limited partner, pursuant to Section 4.9.

    “Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

    “Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

    “Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

    “Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).

    “Operating Company” means Blueknight Energy Partners Operating, L.L.C., a Delaware limited liability company (formerly known as SemGroup Energy Partners Operating, L.L.C.), and any successors thereto.

    “Operating Expenditures” means all Partnership Group cash expenditures, including, but not limited to, taxes, reimbursements of the General Partner in accordance with this Agreement, interest payments, repayment of Working Capital Borrowings, Maintenance Capital Expenditures and non-Pro Rata repurchases of Units (other than those made with the proceeds of an Interim Capital Transaction), subject to the following:

    (a) repayment of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of Operating Surplus shall not constitute Operating Expenditures when actually repaid;

    (b) payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and

    (c) Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions or (iii) distributions to partners. Where capital expenditures consist of both Maintenance Capital Expenditures and Expansion Capital Expenditures, the General Partner, with the concurrence of the Conflicts Committee, shall determine the allocation between the portion consisting of Maintenance Capital Expenditures and the portion consisting of Expansion Capital Expenditures.

    “Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

    (a) the sum of (i) an amount equal to two times the amount needed for any one Quarter for the Partnership to pay a distribution on all Units, the General Partner Units and the Incentive Distribution Rights at the same per Unit amount as was distributed immediately preceding the date of determination (or with respect to the period commencing on the Closing Date and ending on September 30, 2007, it means the product of (x) $0.3125 multiplied by (y) a fraction of which the numerator is the number of days in such period and the denominator is 92 multiplied by (z) the number of Units and General Partner Units Outstanding on the Record Date with respect to such period), (ii) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions (except to the extent specified in Section 6.5 and provided that cash receipts from the termination of a Commodity Hedge Contract or interest rate swap prior to its specified termination date shall be included in Operating Surplus in equal quarterly installments over the remaining scheduled life of such Commodity Hedge Contract or interest rate swap), (iii) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings and (iv) the amount of distributions paid on equity issued in connection with the construction or development of a Capital Improvement or replacement asset that are paid during the period beginning on the date that the Partnership enters into a binding commitment to commence construction or development of such Capital Improvement or replacement asset and ending on the earlier to occur of the date that such Capital Improvement or replacement asset Commences Commercial Service and the date that it is abandoned or disposed of (equity issued to fund the construction period interest payments on debt incurred (including periodic net payments under related interest rate swap agreements), or construction period distributions on equity issued, to finance the construction of a Capital Improvement or replacement asset shall also be deemed to be equity issued to finance the construction or development of a Capital Improvement or replacement asset for purposes of this clause (iv)), less

    (b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period, (ii) the amount of cash reserves established by the General Partner to provide funds for future Operating Expenditures and (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

    Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

    “Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

    “Option Closing Date” means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

    “Organizational Limited Partner” means SemGroup Holdings in its capacity as the organizational limited partner of the Partnership pursuant to the Original Agreement.

    “Original Agreement” has the meaning assigned to such term in the Recitals.

    “Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors of the General Partner.

    “Over-Allotment Option” means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

    “Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

    “Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

    “Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

    “Partners” means the General Partner and the Limited Partners.

    “Partnership” means Blueknight Energy Partners, L.P., a Delaware limited partnership (formerly known as SemGroup Energy Partners, L.P.).

    “Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.

    “Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

    “Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

    “Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including Common Units, Class B Units, Series A Preferred Units, Subordinated Units, General Partner Units and Incentive Distribution Rights.

    “Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

    “Percentage Interest” means as of any date of determination (a) as to the General Partner with respect to General Partner Units and as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of General Partner Units held by the General Partner or the number of Units held by such Unitholder (which, in the case of Series A Preferred Units, shall equal the number of Series A Preferred Units held by such Unitholder), by (B) the total number of General Partner Units and Outstanding Units (which, in the case of the Series A Preferred Units, shall equal the number of Series A Preferred Units held by such Unitholder), and (b) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

    “Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

    “Plan of Conversion” has the meaning assigned to such term in Section 14.1.

    “Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

    “Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

    “Purchasers” means the Purchasers identified in Schedule I to the Global Transaction Agreement.

    “Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership which includes the Closing Date, the portion of such fiscal quarter after the Closing Date.

    “Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

    “Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

    “Record Holder” means the Person in whose name a Common Unit or Series A Preferred Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

    “Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10 or Section 4.12.

    “Registration Statement” means the Registration Statement on Form S-1 as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

    “Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units, Series A Preferred Units, Class B Units or Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units, Series A Preferred Units, Class B Units or Subordinated Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Units), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

    “Required Allocations” means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or Section 6.1(c)(ii) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(vii) or Section 6.1(d)(ix).

    “Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or Section 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

    “Reset MQD” has the meaning assigned to such term in Section 5.11(e).

    “Reset Notice” has the meaning assigned to such term in Section 5.11(b).

    “Retained Converted Subordinated Unit” has the meaning assigned to such term in Section 5.5(c)(ii).

    “Second Amended and Restated Agreement” has the meaning assigned to such term in the Recitals.

    “Second Amendment” has the meaning assigned to such term in the Recitals.

    “Second Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(G).

    “Second Target Distribution” means $0.3906 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on September 30, 2007, it means the product of $0.3906 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Section 5.11, Section 6.6 and Section 6.9.

    “Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

    “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

    “SemGroup Holdings” has the meaning assigned to such term in Section 5.3(a).

    “Series A Ceiling Price” means $6.50 per Unit, subject to adjustment as set forth in Section 5.12(c)(iv).

    “Series A Closing Date” means the first date on which Series A Preferred Units are sold to the Purchasers pursuant to the Global Transaction Agreement.

    “Series A Conversion Date” has the meaning assigned to such term in Section 5.12(c)(iii).

    “Series A Conversion Notice” has the meaning assigned to such term in Section 5.12(c)(i).

    “Series A Conversion Notice Date” has the meaning assigned to such term in Section 5.12(c)(i).

    “Series A Conversion Price” is an amount equal to (a) in the event the Unitholder Meeting occurs prior to the Termination Date, the volume-weighted average trading price per Common Unit during the 20 consecutive Trading Days ending on the tenth (10th) Trading Day after the date of the Unitholder Meeting or (b) in the event the Unitholder Meeting does not occur prior to the Termination Date, the volume-weighted average trading price per Common Unit during the 20 consecutive Trading Days ending on the tenth (10th) Trading Day after the Termination Date; provided that in either case the Series A Conversion Price shall be no greater than the Series A Ceiling Price and no lower than the Series A Floor Price.  Prior to the earlier to occur of the tenth (10th) Trading Day after the date of the Unitholder Meeting or the tenth (10th) Trading Day after the Termination Date, the Series A Conversion Price shall be deemed to be equal to the Series A Midpoint Price.

    “Series A Cumulative Distribution Arrearage” means, with respect to any Series A Preferred Unit, whenever issued, as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Series A Quarterly Distribution Arrearage for each of the Quarters ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Sections 6.4(a)(ii) and 6.4(b)(ii) and clause (i) of Section 6.5 with respect to such Series A Preferred Unit (including any distributions to be made in respect of the last of such Quarters).

    “Series A Floor Price” means $5.50 per Unit, subject to adjustment as set forth in Section 5.12(c)(iv).

    “Series A Forced Conversion Notice” is defined in Section 5.12(c)(ii).

    “Series A Forced Conversion Notice Date” is defined in Section 5.12(c)(ii).

    “Series A Issuance Date” means [_______]

    “Series A Issue Price” means $6.50 per Series A Preferred Unit.

    “Series A Liquidation Value” means, with respect to each Series A Preferred Unit Outstanding as of the date of such determination, an amount equal to (i) the Series A Issue Price, plus (ii) the Series A Cumulative Distribution Arrearage, plus (iii) any accrued but unpaid Series A Quarterly Distribution Amount with respect to the Quarter in which the liquidation occurs, minus (iv) any distributions of Capital Surplus to such Series A Preferred Unit pursuant to clause (ii) of Section 6.5.

    “Series A Midpoint Price” means $6.00 per Unit, subject to adjustment as set forth in Section 5.12(c)(iv).

    “Series A Parity Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities or distributions upon liquidation of the Partnership, ranks pari passu with the Series A Preferred Units.

    “Series A Preferred Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and having the rights and obligations specified with respect to Series A Preferred Units in this Agreement.

    “Series A Quarterly Distribution Amount” means an amount per Series A Preferred Unit per Quarter equal to:

    (a) in the case of any Quarter or partial Quarter during the period beginning on the Series A Issuance Date and ending on the date that is one (1) year after the Series A Issuance Date, 2.125% of the Series A Issue Price, or

    (b) in the case of any Quarter or partial Quarter during the period beginning on the date that is one (1) year after the Series A Issuance Date either:

    (i) 2.75% of the Series A Issue Price if the Holders of the Common Units have approved the Unitholder Proposals on or prior to the date that is one (1) year after the Series A Issuance Date, or

    (ii) 4.375% of the Series A Issue Price if the Holders of the Common Units have not approved the Unitholder Proposals on or prior to the date that is one (1) year after the Series A Issuance Date; provided, however, the rate used to calculate the Series A Quarterly Distribution Amount under clause (b)(ii) shall be reduced to 2.75% beginning as of the first day of the Quarter in which the Holders of Common Units have approved the Unitholder Proposals and thereafter.

    Any calculations of Series A Quarterly Distribution Amounts for any partial Quarter under the foregoing clauses (a) or (b) (other than the calculation set forth in the proviso contained in clause (b)(ii)) shall be pro rated based on the number of days in such partial Quarter.

    “Series A Quarterly Distribution Arrearage” means, with respect to any Series A Preferred Unit for a particular Quarter, the excess, if any, of (a) the Series A Quarterly Distribution Amount with respect to a Series A Preferred Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Series A Preferred Unit in respect of such Quarter pursuant to Section 6.4(a)(i) or Section 6.4(b)(i).

    “Series A Senior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities or distributions upon liquidation of the Partnership, ranks senior to the Series A Preferred Units.

    “Series A Unitholder” means a Record Holder of Series A Preferred Units.

    “Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units, Series A Preferred Units, Class B Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

    “Special Approval” means approval by a majority of the members of the Conflicts Committee acting in good faith.

    “Special Distribution” has the meaning assigned to such term in the Global Transaction Agreement.

    “Subordinated Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term “Subordinated Unit” does not include a Common Unit, Series A Preferred Unit or Class B Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

    “Subordination Period” means the period commencing on the Closing Date and ending on the first to occur of:

    (a) the first day of any Quarter beginning after June 30, 2010 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units (other than the Series A Preferred Units) that are senior or equal in right of distribution to the Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units (other than the Series A Preferred Units) that are senior or equal in right of distribution to the Subordinated Units during such periods and (B) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and General Partner Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Basis and (ii) there are no Cumulative Common Unit Arrearages;

    (b) the first date on which there are no longer outstanding any Subordinated Units due to the conversion of Subordinated Units into Common Units pursuant to Section 5.7 or otherwise; and

    (c) the date on which the General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal.

    “Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

    “Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).

    “Target Distributions” means, collectively, the First Target Distribution, Second Target Distribution and Third Target Distribution.

    “Taxation Certification” means a properly completed certificate in such form as may be specified by the General Partner by which a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Holder.

    “Termination Date” has the meaning assigned to such term in the Global Transaction Agreement.

    “Third Target Distribution” means $0.4688 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on September 30, 2007, it means the product of $0.4688 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

    “Top Up Quotient” has the meaning assigned to such term in Section 5.2(c).

    “Trading Day” has the meaning assigned to such term in Section 15.1(a).

    “transfer” has the meaning assigned to such term in Section 4.4(a).

    “Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the General Partner to act as registrar and transfer agent for the Common Units and/or the Series A Preferred Units; provided, that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.

    “Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

    “Underwriting Agreement” means that certain Underwriting Agreement dated as of July 17, 2007 among the Underwriters, SemGroup Holdings, the Partnership, the General Partner, the Operating Company and other parties thereto, providing for the purchase of Common Units by the Underwriters.

    “Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class B Units, Series A Preferred Units, and Subordinated Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.

    “Unit Majority” means (i) during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates) and Series A Preferred Units (excluding Series A Preferred Units owned by the General Partner and its Affiliates), voting as a single class, and at least a majority of the Outstanding Subordinated Units, voting as a class, and (ii) after the end of the Subordination Period, at least a majority of the Outstanding Common Units, Series A Preferred Units, and Class B Units, if any, voting as a single class; provided, that with respect to the Unitholder Proposals, Unit Majority means at least a majority of the Outstanding Common Units (excluding Common Units and Series A Preferred Units owned by the General Partner and its Affiliates), voting as a class, and at least a majority of the Outstanding Subordinated Units, voting as a class; provided, further, that the number of Outstanding Series A Preferred Units shall be measured on an “as if” converted basis for purposes of this definition.

    “Unitholder Meeting” has the meaning assigned to such term in the Global Transaction Agreement.

    “Unitholder Proposals” has the meaning assigned to such term in the Global Transaction Agreement.

    “Unitholders” means the holders of Units.

    “Unpaid MQD” has the meaning assigned to such term in Section 6.1(c)(i)(C).

    “Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

    “Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

    “Unrecovered Initial Unit Price” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

    “U.S. GAAP” means United States generally accepted accounting principles consistently applied.

    “Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).

    “Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners, made pursuant to a credit facility, commercial paper facility or similar financing arrangement; provided that when incurred it is the intent of the borrower to repay such borrowings within 12 months from other than additional Working Capital Borrowings.

Section 1.2	Construction.

    Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II
ORGANIZATION

Section 2.1  Formation.

    The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act.  On July 20, 2007, the General Partner and the Limited Partners entered into that certain First Amended and Restated Agreement of Limited Partnership of SemGroup Energy Partners, L.P.  On December 1, 2009, the General Partner and the Limited Partners entered into that certain Second Amended and Restated Agreement of Limited Partnership of Blueknight Energy Partners, L.P., which amended and restated the First Amended and Restated Agreement of Limited Partnership of SemGroup Energy Partners, L.P. in its entirety.  This Agreement amends and restates the Second Amended and Restated Agreement of Limited Partnership of Blueknight Energy Partners, L.P. in its entirety and shall become effective on the date of this Agreement.  Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2	Name.

    The name of the Partnership shall be “Blueknight Energy Partners, L.P.” The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3	Registered Office; Registered Agent; Principal Office; Other Offices

    Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 6120 South Yale Avenue, Suite 500, Tulsa, Oklahoma  74136, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner shall determine necessary or appropriate. The address of the General Partner shall be 6120 South Yale Avenue, Suite 500, Tulsa, Oklahoma 74136, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4	Purpose and Business.

    The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

Section 2.5	Powers.

    The Partnership shall be empowered to do any and all acts and things necessary or appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6	Power of Attorney.

    (a) Each Limited Partner hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

    (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, Article X, Article XI or Article XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger or conversion) relating to a merger, consolidation or conversion of the Partnership pursuant to Article XIV; and

    (ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

    (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by, the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner and the transfer of all or any portion of such Limited Partner’s Limited Partner Interest and shall extend to such Limited Partner’s heirs, successors, assigns and personal representatives. Each such Limited Partner hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator may request in order to effectuate this Agreement and the purposes of the Partnership.

Section 2.7	Term.

    The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.8	Title to Partnership Assets.

    Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III
RIGHTS OF LIMITED PARTNERS

Section 3.1	Limitation of Liability.

    The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2	Management of Business.

    No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3	Outside Activities of the Limited Partners.

    Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.4	Rights of Limited Partners.

    (a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner’s own expense:

    (i) to obtain true and full information regarding the status of the business and financial condition of the Partnership (provided that the requirements of this Section 3.4(a)(i) shall be satisfied by furnishing to a Limited Partner upon its demand pursuant to this Section 3.4(a)(i) the Partnership’s most recent filings with the Commission on Form 10-K and any subsequent filings on Form 10-Q and 8-K);

    (ii) promptly after its becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;

    (iii) to obtain a current list of the name and last known business, residence or mailing address of each Partner;

    (iv) to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

    (v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and that each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

    (vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

    (b) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1	Certificates.

    Upon the Partnership’s issuance of Common Units, Subordinated Units, Class B Units or Series A Preferred Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person (or, if issued in global form, in the name of the Depositary or its nominee) evidencing the number of such Units being so issued.  In addition, (a) upon the General Partner’s request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its General Partner Units and (b) upon the request of any Person owning Incentive Distribution Rights or any other Partnership Securities other than Common Units, Subordinated Units, Class B Units or Series A Preferred Units, the Partnership shall issue to such Person one or more certificates evidencing such Incentive Distribution Rights or other Partnership Securities other than Common Units, Subordinated Units, Class B Units or Series A Preferred Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, Chief Executive Officer, President or any Executive Vice President, Senior Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate or Series A Preferred Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that the Units may be certificated or uncertificated as provided in the Delaware Act; provided further that if the General Partner elects to issue Common Units or Series A Preferred Units in global form, the Common Unit Certificates or Series A Preferred Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units or Series A Preferred Units have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(c), the Partners holding Certificates evidencing Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units are converted into Common Units pursuant to the terms of Section 5.7. Subject to the requirements of Section 6.7(e), the Partners holding Certificates evidencing Class B Units may exchange such Certificates for Certificates evidencing Common Units on or after the period set forth in Section 5.11(f) pursuant to the terms of Section 5.11.  The Partners holding Certificates evidencing Series A Preferred Units may exchange such Certificates for Certificates evidencing Common Units on or after the period set forth in Section 5.12(c)(i) pursuant to the terms of Section 5.12(c)(iii).  The Partnership hereby irrevocably elects that all Subordinated Units shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware.

Section 4.2	Mutilated, Destroyed, Lost or Stolen Certificates.

    (a) If any mutilated Certificate is surrendered to the Transfer Agent (for Common Units and Series A Preferred Units, if applicable) or the General Partner (for Partnership Securities other than Common Units and Series A Preferred Units), the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent (for Common Units and Series A Preferred Units, if applicable) or the General Partner (for Partnership Securities other than Common Units and Series A Preferred Units) shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

    (b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent (for Common Units and Series A Preferred Units, if applicable) shall countersign, a new Certificate in place of any Certificate previously issued, or issue uncertificated Common Units and Series A Preferred Units, if applicable, if the Record Holder of the Certificate:

    (i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

    (ii) requests the issuance of a new Certificate or the issuance of uncertificated Units before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

    (iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

    (iv) satisfies any other reasonable requirements imposed by the General Partner.

    If a Limited Partner fails to notify the General Partner within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate or uncertificated Units.

    (c) As a condition to the issuance of any new Certificate or uncertificated Unit under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3	Record Holders.

    The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Partnership Interest.

Section 4.4	Transfer Generally.

    (a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Units to another Person or by which a holder of Incentive Distribution Rights assigns its Incentive Distribution Rights to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest (other than an Incentive Distribution Right) assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

    (b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

    (c) Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in the General Partner.

Section 4.5	Registration and Transfer of Limited Partner Interests.

    (a) The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

    (b) Except as otherwise provided in Section 4.9 and Section 4.11, the General Partner shall not recognize any transfer of Limited Partner Interests until (i) the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer and (ii) following a FERC Notice, such Certificates are accompanied by a Taxation Certification, properly completed and duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing).  No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

    (c) Upon the receipt of proper transfer instructions from the registered owner of uncertificated Common Units, such uncertificated Common Units shall be cancelled, issuance of new equivalent uncertificated Common Units or Certificates shall be made to the holder of Common Units entitled thereto and the transaction shall be recorded upon the books of the Partnership.

    (d) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests (other than the Incentive Distribution Rights) shall be freely transferable.

    (e) The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units, Series A Preferred Units, Class B Units and Common Units (whether issued upon conversion of the Subordinated Units, the Series A Preferred Units, the Class B Units or otherwise) to one or more Persons.

Section 4.6	Transfer of the General Partner’s General Partner Interest.

    (a) Subject to Section 4.6(c) below, prior to June 30, 2017, the General Partner shall not transfer all or any part of its General Partner Interest (represented by General Partner Units) to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.

    (b) Subject to Section 4.6(c) below, on or after June 30, 2017, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

    (c) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as the General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7	Transfer of Incentive Distribution Rights.

    Prior to June 30, 2017, a holder of Incentive Distribution Rights may transfer any or all of the Incentive Distribution Rights held by such holder without any consent of the Unitholders to (a) an Affiliate of such holder (other than an individual) or (b) another Person (other than an individual) in connection with (i) the merger or consolidation of such holder of Incentive Distribution Rights with or into such other Person, (ii) the transfer by such holder of all or substantially all of its assets to such other Person or (iii) the sale of all the ownership interests in such holder. Any other transfer of the Incentive Distribution Rights prior to June 30, 2017 shall require the prior approval of holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates). On or after June 30, 2017, the General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Notwithstanding anything herein to the contrary, (i) the transfer of Class B Units issued pursuant to Section 5.11, or the transfer of Common Units issued upon conversion of the Class B Units, shall not be treated as a transfer of all or any part of the Incentive Distribution Rights and (ii) no transfer of Incentive Distribution Rights to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement.

Section 4.8	Restrictions on Transfers.

    (a) Except as provided in Section 4.8(d) below, and notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

    (b) The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes. The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

    (c) The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(c).

    (d) The transfer of a Class B Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(e).

    (e) Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

    (f) Each certificate evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF BLUEKNIGHT ENERGY PARTNERS, L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF BLUEKNIGHT ENERGY PARTNERS, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE BLUEKNIGHT ENERGY PARTNERS, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). BLUEKNIGHT ENERGY PARTNERS G.P., L.L.C., THE GENERAL PARTNER OF BLUEKNIGHT ENERGY PARTNERS, L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF BLUEKNIGHT ENERGY PARTNERS, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

Section 4.9	Citizenship Certificates; Non-citizen Assignees.

    (a) If any Group Member is or becomes subject to any federal, state or local law or regulation that the General Partner determines would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner, the General Partner may request any Limited Partner to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines that a Limited Partner is not an Eligible Citizen, the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner may require that the status of any such Limited Partner be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests; provided, however, that such Non-citizen Assignee shall continue to receive allocations and distributions until the date fixed for redemption of such Limited Partner Interests (if applicable) pursuant to Section 4.10(a)(i).

    (b) The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

    (c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

    (d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.10, such Non-citizen Assignee be admitted as a Limited Partner, and upon approval of the General Partner, such Non-citizen Assignee shall be admitted as a Limited Partner and shall no longer constitute a Non-citizen Assignee and the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.

Section 4.10	Redemption of Partnership Interests of Non-citizen Assignees.

    (a) If at any time a Limited Partner fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.9(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines that a Limited Partner is not an Eligible Citizen, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner prior to the date fixed for redemption as provided below that such Limited Partner is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

    (i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests or, if uncertificated, upon receipt of evidence satisfactory to the General Partner of the ownership of the Redeemable Interests, and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

    (ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

    (iii) Upon surrender by or on behalf of the Limited Partner, at the place specified in the notice of redemption, of (x) if certificated, the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, or (y) if uncertificated, upon receipt of evidence satisfactory to the General Partner of the ownership of the Redeemable Interests, the Limited Partner or his duly authorized representative shall be entitled to receive the payment therefor.

    (iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

    (b) The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be other than an Eligible Citizen.

    (c) Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

Section 4.11	Taxation Certifications; Ineligible Assignees.

    (a) Following a FERC Notice, if a transferee of a Limited Partner Interest fails to furnish a properly completed Taxation Certification in the manner specified in Section 4.5(b) or if, upon receipt of such Taxation Certification or otherwise, the General Partner determines that such transferee is not an Eligible Holder, the Limited Partner Interests owned by such transferee shall be subject to redemption in accordance with the provisions of Section 4.12.

    (b) Following a FERC Notice, the General Partner may request any Limited Partner to furnish to the General Partner, within 30 days after receipt of such request, an executed Taxation Certification or such other information concerning his federal income tax status with respect to the income and loss generated by the Partnership (or, if the Limited Partner is a nominee holding for the account of another Person, the federal income tax status of such Person) as the General Partner may reasonably request.  If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Taxation Certification or other requested information or if upon receipt of such Taxation Certification or other requested information the General Partner determines that a Limited Partner is an Ineligible Assignee, the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.12.  The General Partner shall be substituted for such Ineligible Assignee as the Limited Partner in respect of the Ineligible Assignee’s Limited Partner Interests; provided, however, that such Ineligible Assignee shall continue to receive allocations and distributions until the date fixed for redemption of such Limited Partner Interests (if applicable) pursuant to Section 4.12(a)(i).

    (c) Following a FERC Notice, the General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Ineligible Assignees, distribute the votes in the same ratios as the votes of Partners (including without limitation the General Partner) in respect of Limited Partner Interests other than those of Ineligible Assignees are cast, either for, against or abstaining as to the matter.

    (d) Upon dissolution of the Partnership, an Ineligible Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Assignee’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Ineligible Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

    (e) At any time after an Ineligible Assignee can and does certify that it has become an Eligible Holder, such Ineligible Assignee may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Ineligible Assignee not redeemed pursuant to Section 4.12, such Ineligible Assignee be admitted as a Limited Partner, and upon approval of the General Partner, such Ineligible Assignee shall be admitted as a Limited Partner and shall no longer constitute a Ineligible Assignee and the General Partner shall cease to be deemed to be the Limited Partner in respect of such Ineligible Assignee’s Limited Partner Interests.

Section 4.12	Redemption of Partnership Interests of Ineligible Assignees.

    (a) If at any time following a FERC Notice, a transferee of a Limited Partner Interest fails to furnish the General Partner a Taxation Certification in the manner specified in Section 4.5(b) or any Limited Partner fails to furnish the General Partner a Taxation Certification or other information requested within the 30-day period specified in Section 4.11(b), or if upon receipt of such Taxation Certification or other information the General Partner determines that a Limited Partner or transferee is not an Eligible Holder, the Partnership may redeem the Limited Partner Interest of such Limited Partner or transferee as follows:

    (i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or transferee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests or, if uncertificated, upon receipt of evidence satisfactory to the General Partner of the ownership of the Redeemable Interests, and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

    (ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the lesser of (A) the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests and (B) the price paid for such Limited Partner Interests by the Limited Partner or transferee. The redemption price shall be paid as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

    (iii) Upon surrender by or on behalf of the Limited Partner, at the place specified in the notice of redemption, of (x) if certificated, the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, or (y) if uncertificated, upon receipt of evidence satisfactory to the General Partner of the ownership of the Redeemable Interests, the Limited Partner or transferee or his duly authorized representative shall be entitled to receive the payment therefor.

    (iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

    (b) The provisions of this Section 4.12 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be other than an Eligible Holder.

    (c) Nothing in this Section 4.12 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Taxation Certification that he is an Eligible Holder. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1	Organizational Contributions.

    In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $20.00, for a 2% General Partner Interest in the Partnership and has been admitted as the General Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $980.00 for a 98% Limited Partner Interest in the Partnership and has been admitted as a Limited Partner of the Partnership. On July 20, 2007, pursuant to the Contribution Agreement, the interest of the Organizational Limited Partner was partially redeemed in exchange for the return of the initial Capital Contribution of the Organizational Limited Partner. Ninety-eight percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions shall be allocated and distributed to the Organizational Limited Partner, and the balance thereof shall be allocated and distributed to the General Partner.

Section 5.2	Contributions by the General Partner.

    (a) On July 20, 2007 and pursuant to the Contribution Agreement, the General Partner contributed to the Partnership, as a Capital Contribution, a 2% interest in BKEP Crude, L.L.C., a Delaware limited liability company (“New BKEP Crude”) (formerly known as SemGroup Energy Partners, L.L.C.), in exchange for (i) 511,643 General Partner Units representing a continuation of its 2% General Partner Interest, subject to all of the rights, privileges and duties of the General Partner under this Agreement and (ii) the Incentive Distribution Rights.

    (b) Upon the issuance of additional Common Units pursuant to the Over-Allotment Option, the Partnership issued to the General Partner that number of additional General Partner Units equal to 2/98ths of the number of Common Units so issued pursuant to the Over-Allotment Option, and the General Partner was not be obligated to make any additional Capital Contribution to the Partnership in exchange for such issuance.

    (c) Upon the issuance of any additional Limited Partner Interests by the Partnership (other than the Common Units issued pursuant to the Over-Allotment Option, the Common Units and Subordinated Units issued pursuant to Section 5.3(a), any Class B Units issued pursuant to Section 5.11 and any Common Units issued upon conversion of Class B Units or upon conversion of Series A Preferred Units), the General Partner may, and in connection with the issuance of any Series A Preferred Units the General Partner shall, in exchange for a proportionate number of General Partner Units (based on the Top Up Quotient, as defined below) with rights to allocations and distributions that correspond to those applicable to such additional Limited Partner Interests, make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient (the “Top Up Quotient”) determined by dividing (A) the General Partner’s Fully-Diluted Percentage Interest immediately prior to the issuance of such additional Limited Partner Interests by the Partnership by (B) 100 less the General Partner’s Fully-Diluted Percentage Interest immediately prior to the issuance of such additional Limited Partner Interests by the Partnership times (ii) the amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

    (d) Upon each issuance of Common Units upon conversion of any Series A Preferred Units pursuant to Section 5.12(c), the Partnership shall issue to the General Partner (and the General Partner shall not be obligated to make any additional Capital Contribution to the Partnership in exchange for such issuance) that number of additional General Partner Units equal to the product of (i) the Top Up Quotient,  multiplied by (ii) the number of Common Units issued pursuant to such conversion, multiplied by (iii) a fraction whose numerator equals the excess (if any) of the Series A Issue Price, over the Series A Conversion Price at the time of such conversion, and whose denominator equals the Series A Conversion Price at the time of such conversion.

Section 5.3	Contributions by Initial Limited Partners.

    (a) On July 20, 2007 and pursuant to the Contribution Agreement, SemGroup Holdings, L.P., a Delaware limited partnership (“SemGroup Holdings”), contributed to the Partnership, as a Capital Contribution, a 98% interest in New SemCrude LLC in exchange for 12,500,000 Common Units and 12,570,504 Subordinated Units.

    (b) Upon the issuance of additional Common Units pursuant to the Over-Allotment Option, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units to be purchased by such Underwriter at the Option Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contributions to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.

    (c) No Limited Partner Interests were issued or issuable as of or at the Closing Date other than (i) the 12,500,000 Common Units issued to SemGroup Holdings pursuant to Section 5.2, (ii) the “Option Units” as such term is used in the Underwriting Agreement in an aggregate number up to 1,875,000 issuable upon exercise of the Over-Allotment Option pursuant to subparagraph (b) hereof, (iii) the 12,570,504 Subordinated Units issued to SemGroup Holdings pursuant to Section 5.2 and (iv) the Incentive Distribution Rights.

Section 5.4	Interest and Withdrawal.

    No interest shall be paid by the Partnership on Capital Contributions. No Partner  shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.5	Capital Accounts.

    (a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv) and the methodology set forth in Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s).  Such Capital Account shall in respect of each such Partnership Interest be increased by (i) the amount of all cash and the Net Agreed Value of any property contributed to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.  The Partnership shall follow the methodology set forth in the proposed noncompensatory option regulations under Proposed Treasury Regulation Sections 1.704-1, 1.721-2 and 1.761-3 at all times, including when the assets of the Partnership are revalued or any Series A Preferred Units are converted pursuant to Section 5.12(c).  For the avoidance of doubt, each Series A Preferred Unit will be treated as a partnership interest in the Partnership for federal income tax purposes, and, therefore, each Record Holder of a Series A Preferred Unit will be treated as a partner in the Partnership for federal income tax purposes.  The initial Capital Account balance in respect of each Series A Preferred Unit shall be the Series A Issue Price.

    (b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

    (i) Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement or governing, organizational or similar documents) of all property owned by (x) any other Group Member that is classified as a partnership for federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for federal income tax purposes of which a Group Member is, directly or indirectly, a partner.

    (ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

    (iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership.  To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

    (iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

    (v) An item of income of the Partnership that is described in Section 705(a)(1)(B) of the Code (with respect to items of income that are exempt from tax) shall be treated as an item of income for the purpose of this Section 5.5(b), and an item of expense of the Partnership that is described in Section 705(a)(2)(B) of the Code (with respect to expenditures that are not deductible and not chargeable to capital accounts), shall be treated as an item of deduction for the purpose of this Section 5.5(b).

    (vi) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

    (c)    (i)      A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

    (ii) Subject to Section 6.7(c), immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units (“Retained Converted Subordinated Units”). Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Subordinated Units or Retained Converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Subordinated Units or converted Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.  Immediately after the issuance of Class B Units to the holder of the Incentive Distribution Rights pursuant to Section 5.11, the entire Capital Account balance of such holder with respect to its Incentive Distribution Rights immediately prior to such issuance shall (A) first, be allocated to (and will constitute such holder’s initial Capital Account balance in respect of) the Class B Units issued in an amount equal to the product of (x) the number of such Class B Units to be issued and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will constitute such holder’s Capital Account balance with respect to the Incentive Distribution Rights retained by such holder.

    (d)   (i)      In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, the conversion of a Series A Preferred Unit and any related issuance of additional General Partner Units pursuant to Section 5.2(d) or the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Accounts of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance, or immediately after such conversion (with respect to the conversion of a Series A Preferred Unit) and related General Partner Unit issuance (if applicable), shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance or at the time of such conversion and had been allocated to the Partners at such time pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated.  If the operation of this sentence is triggered by the conversion of a Series A Preferred Unit (and, if applicable, related issuance of General Partner Units pursuant to Section 5.2(d)), any such Unrealized Gain or Unrealized Loss (or items thereof) shall be allocated (A) first to the Partners holding converted Series A Preferred Units and newly issued General Partner Units until the Capital Account of each converted Series A Preferred Unit and newly issued General Partner Unit is equal to the Per Unit Capital Amount for a then Outstanding Initial Common Unit, and (B) any remaining Unrealized Gain or Unrealized Loss shall be allocated among the Partners pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized would have been allocated; provided, however, if the General Partner reasonably determines that the allocations under Section 6.1(c) are not likely to properly reflect the relative economic interests of the Partners in the Partnership (taking into account the relative economic rights and the estimated values of the various classes of Units), then any such Unrealized Gain or Unrealized Loss shall be allocated in such a manner that the General Partner reasonably determines would properly reflect the relative economic interests of the Partners in the Partnership.  If the Unrealized Gain or Unrealized Loss allocated as a result of the conversion of a Series A Preferred Unit is not sufficient to cause the Capital Account of each converted Series A Preferred Unit and newly issued General Partner Unit to equal the Per Unit Capital Amount for a then Outstanding Initial Common Unit, then Capital Account balances shall be reallocated between the Partners holding converted Series A Preferred Units and newly issued General Partner Units, and the Partners holding Common Units (other than converted Series A Preferred Units), so as to cause the Capital Account of each converted Series A Preferred Unit and each newly issued General Partner Unit to equal the Per Unit Capital Amount for a then Outstanding Initial Common Unit, in accordance with Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3).

In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets immediately prior to the issuance of additional Partnership Interests, or immediately after the conversion of a Series A Preferred Unit, as the case may be, shall be determined by the General Partner using such method of valuation as it may adopt.    In this regard, the General Partner may in its discretion use methods that are based on estimates of the actual values that could be realized in an arm’s length sale of the Partnership’s assets (notwithstanding that such asset values may not be consistent with Common Unit trading prices at such time) or, alternatively, may first determine an aggregate value for the Partnership, based on the current trading price of the Common Units, and taking fully into account the fair market value of the Partnership Interests of all Partners at such time; provided, however, that, in any case, the General Partner shall reduce the fair market value of all Partnership assets by the excess, if any, of the fair market value of any Series A Preferred Units that have not yet been converted (and related General Partner Units that would be issued under Section 5.2(d) if all such remaining Series A Preferred Units were then converted) over the aggregate Issue Price of such Series A Preferred Units to the extent of any Unrealized Gain that has not been reflected in the Partners’ Capital Accounts previously pursuant to Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

    (ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated; provided, however, if the General Partner reasonably determines that the allocations under Section 6.1(c) are not likely to properly reflect the relative economic interests of the Partners in the Partnership (taking into account the relative economic rights and the estimated values of the various classes of Units), then any such Unrealized Gain or Unrealized Loss shall be allocated in such a manner that the General Partner reasonably determines would properly reflect the relative economic interests of the Partners in the Partnership. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such method of valuation as it may adopt.

Section 5.6	Issuances of Additional Partnership Securities.

    (a) The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners, subject to Section 5.12(b)(v).

    (b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Security; and (viii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

    (c) The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, (ii) the conversion of the General Partner Interest (represented by General Partner Units) or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, (iii) the issuance of Class B Units pursuant to Section 5.11 and the conversion of Class B Units into Common Units pursuant to the terms of this Agreement, (iv) the issuance of Series A Preferred Units pursuant to Section 5.12 and the conversion of Series A Preferred Units into Common Units pursuant to the terms of this Agreement, (v) the issuance of General Partner Units pursuant to Section 5.2(d), (vi) the conversion of Subordinated Units into Common Units pursuant to the terms of this Agreement, (vii) reflecting admission of such additional Limited Partners in the books and records of the Partnership as the Record Holder of such Limited Partner Interest and (viii) all additional issuances of Partnership Securities. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed or admitted to trading.

    (d) No fractional Units shall be issued by the Partnership.

Section 5.7	Conversion of Subordinated Units.

    (a) All of the Subordinated Units shall convert into Common Units on a one-for-one basis on the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of the final Quarter of the Subordination Period.

    (b) Notwithstanding Section 5.7(a) above, the Subordination Period shall terminate and all Outstanding Subordinated Units shall convert into Common Units on a one-for-one basis on the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter ending on or after June 30, 2008 in respect of which:

    (i) distributions of Available Cash from Operating Surplus under Section 6.4 in respect of all Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units (other than the Series A Preferred Units) that are senior or equal in right of distribution to the Subordinated Units with respect to the four-Quarter period immediately preceding such date equaled or exceeded the sum of the Third Target Distribution on all of the Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units (other than the Series A Preferred Units) that are senior or equal in right of distribution to the Subordinated Units during such period;

    (ii) the Adjusted Operating Surplus generated during the four-Quarter period immediately preceding such date equaled or exceeded the sum of the Third Target Distribution on all of the Common Units, Subordinated Units and General Partner Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such period on a Fully Diluted Basis; and

    (iii) there are no Cumulative Common Unit Arrearages.

    (c) Notwithstanding any other provision of this Agreement, all the then Outstanding Subordinated Units will automatically convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.

    (d) A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7(b) and Section 6.7(c).

Section 5.8	Limited Preemptive Right.

    Except as provided in this Section 5.8 and in Section 5.2, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Fully-Diluted Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.

Section 5.9	Splits and Combinations.

    (a) Subject to Section 5.9(d), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a pro rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Fully-Diluted Percentage Interest and Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Subordinated Units that may convert prior to the end of the Subordination Period) are proportionately adjusted.

    (b) Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

    (c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Securities to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

    (d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.10	Fully Paid and Non-Assessable Nature of Limited Partner Interests.

    All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Sections 17-607 and 17-804 of the Delaware Act.

Section 5.11	Issuance of Class B Units in Connection with Reset of Incentive Distribution Rights.

    (a) Subject to the provisions of this Section 5.11, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when there are no Subordinated Units outstanding and the Partnership has made a distribution pursuant to Section 6.4(b)(vii) for each of the four most recently completed Quarters and the amount of each such distribution did not exceed Adjusted Operating Surplus for such Quarter, to make an election (the “IDR Reset Election”) to cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate share of a number of Class B Units derived by dividing (i) the average amount of cash distributions made by the Partnership for the two full Quarters immediately preceding the giving of the Reset Notice (as defined in Section 5.11(b)) in respect of the Incentive Distribution Rights by (ii) the average of the cash distributions made by the Partnership in respect of each Common Unit for the two full Quarters immediately preceding the giving of the Reset Notice (the number of Class B Units determined by such quotient is referred to herein as the “Aggregate Quantity of Class B Units”). Upon the issuance of such Class B Units, the Partnership will issue to the General Partner that number of additional General Partner Units equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner immediately prior to such issuance by (B) a percentage equal to 100% less such Percentage Interest by (y) the number of such Class B Units, and the General Partner shall not be obligated to make any additional Capital Contribution to the Partnership in exchange for such issuance. The making of the IDR Reset Election in the manner specified in Section 5.11(b) shall cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive Class B Units and General Partner Units on the basis specified above, without any further approval required by the General Partner or the Unitholders, at the time specified in Section 5.11(c) unless the IDR Reset Election is rescinded pursuant to Section 5.11(d).

    (b) To exercise the right specified in Section 5.11(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership’s determination of the aggregate number of Class B Units that each holder of Incentive Distribution Rights will be entitled to receive.

    (c) The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of Class B Units and related additional General Partner Units on the fifteenth Business Day after receipt by the Partnership of the Reset Notice, and the Partnership shall issue Certificates for the Class B Units to the holder or holders of the Incentive Distribution Rights; provided, however, that the issuance of Class B Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of the Common Units into which the Class B Units are convertible pursuant to Section 5.11(f) by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

    (d) If the principal National Securities Exchange upon which the Common Units are then traded have not approved the listing or admission for trading of the Common Units into which the Class B Units are convertible pursuant to Section 5.11(f) on or before the 30th calendar day following the Partnership’s receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Securities having such terms as the General Partner may approve, with the approval of the Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of Class B Units would have had at the time of the Partnership’s receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion of such Partnership Securities into Common Units within not more than 12 months following the Partnership’s receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

    (e) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be adjusted at the time of the issuance of Class B Units or other Partnership Securities pursuant to this Section 5.11 such that (i) the Minimum Quarterly Distribution shall be reset to equal the average cash distribution amount per Common Unit for the two Quarters immediately prior to the Partnership’s receipt of the Reset Notice (the “Reset MQD”), (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal to 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

    (f) Any holder of Class B Units shall have the right to elect, by giving written notice to the General Partner, to convert all or a portion of the Class B Units held by such holder, at any time following the first anniversary of the issuance of such Class B Units, into Common Units on a one-for-one basis, such conversion to be effective on the second Business Day following the General Partner’s receipt of such written notice.

Section 5.12	Establishment of Series A Preferred Units.

    (a) General. The Partnership hereby designates and creates a series of Units to be designated as “Series A Preferred Units” having the same rights and preferences, and subject to the same duties and obligations as the Common Units, except as set forth in this Section 5.12, Section 6.1, Section 6.2, Section 6.4, Section 6.5 and Section 12.4(c).

   (b) Voting Rights Applicable to Series A Preferred Units.  Except as otherwise provided below, the Series A Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Series A Preferred Unit will be entitled to one vote for each Common Unit into which such Series A Preferred Units are convertible on each matter with respect to which each Common Unit is entitled to vote. Each reference in this Agreement to a vote of holders of Common Units shall be deemed to be a reference to the holders of Common Units and Series A Preferred Units on an “as if” converted basis.  In addition, the Series A Preferred Units shall be treated on an “as if” converted basis with respect to each reference in this Agreement to a vote of the Outstanding Units.  Notwithstanding any other provision of this Agreement (except for the last sentence of this Section 5.12(b)), in addition to all other requirements imposed by the Delaware Act, and all other voting rights granted under this Agreement, the affirmative vote of the holders of a majority of the Outstanding Series A Preferred Units, voting separately as a class based upon one vote per Series A Preferred Unit, shall be necessary on any matter (including a merger, consolidation or business combination) that adversely affects any of the rights, preferences and privileges of the Series A Preferred Units or amends or modifies any of the terms of the Series A Preferred Units in any material respect or affects the holders of the Series A Preferred Units disproportionately in relation to the holders of Common Units.  Without limiting the generality of the preceding sentence, each of the following actions shall be deemed to adversely affect the holders of the Series A Preferred Units in a material respect and/or affect the holders of the Series A Preferred Units disproportionately in relation to the holders of Common Units, if such action would:

    (i) reduce the Series A Quarterly Distribution Amount, change the time or form of payment of distributions, defer the date from which distributions on the Series A Preferred Units will accrue, cancel or reduce Series A Cumulative Distribution Arrearages, or change the relative seniority rights of the Series A Unitholders as to the payment of distributions in relation to the holders of any other Units;

    (ii) reduce the amount payable or change the form of payment to the holders of the Series A Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets, of the Partnership, or change the seniority of the liquidation preferences of the holders of the Series A Preferred Units relative to the rights upon liquidation of the holders of any other Units;

    (iii) except as provided in Section 5.12(c)(ii), make the Series A Preferred Units redeemable or convertible at the option of the Partnership, or modify the conditions that must have occurred for such conversion option to be exercised; or

    (iv) result in the issuance by the Partnership of any Series A Senior Securities, Series A Parity Securities or Series A Preferred Units, except for Series A Preferred Units issued in connection with the conversion of the Convertible Debentures, if applicable, and a rights offering to holders of Common Units as contemplated in the Global Transaction Agreement.

Notwithstanding anything in this Agreement to the contrary, the holders of the Series A Preferred Units shall not be entitled to vote on the Unitholder Proposals.

    (c) Conversion.

   (i) At the Option of the Series A Unitholder.  At any time and from time to time commencing on the earlier to occur of (i) the second Business Day following the Record Date for the Special Distribution or (ii) the eleventh Business Day following the Termination Date, the Series A Preferred Units shall be convertible, in whole or in part, upon the request of the Series A Unitholder into a number of Common Units determined by dividing the product of the Series A Issue Price and the number of Series A Preferred Units to be converted by the Series A Conversion Price.  To convert Series A Preferred Units into Common Units pursuant to this Section 5.12(c)(i), the Converting Unitholder shall give written notice (a “Series A Conversion Notice”) to the Transfer Agent stating that such holder elects to so convert Series A Preferred Units and shall state therein with respect to Series A Preferred Units to be converted pursuant to this Section 5.12(c)(i): (a) the number of Series A Preferred Units to be converted and (b) the name or names in which such holder wishes the certificate or certificates for Common Units to be issued.  The date any Series A Conversion Notice is received shall be hereinafter be referred to as a “Series A Conversion Notice Date.”

   (ii) At the Option of the Partnership.  In the event that (A) a number of Series A Preferred Units equal to 50% or more of the cumulative number of Series A Preferred Units issued on the Series A Closing Date and upon conversion of the Convertible Debentures (only to the extent such Convertible Debentures have converted into Series A Preferred Units) are converted into Common Units pursuant to Section 5.12(c)(i) and there are no Series A Cumulative Distribution Arrearages or (B) the As-Converted Distribution Amount with respect to the two-Quarter period immediately preceding such date equaled or exceeded the actual distribution of Available Cash from Operating Surplus for such period under Section 6.4 for each Outstanding Series A Preferred Unit at a time when there are no Series A Cumulative Distribution Arrearages and there has been a Class Action Litigation Resolution, then, in either case, the Partnership shall have the option at any time and from time to time to convert all, but not less than all, of the Series A Preferred Units then Outstanding into a number of Common Units determined by dividing the product of the Series A Issue Price and the number of Series A Preferred Units then Outstanding by the Series A Conversion Price.  To convert Series A Preferred Units into Common Units pursuant to this Section 5.12(c)(ii), the Partnership shall give written notice (a “Series A Forced Conversion Notice”, and the date such notice is received, a “Series A Forced Conversion Notice Date”) to each holder of Series A Preferred Units stating that the Partnership elects to force conversion of such Series A Preferred Units pursuant to this Section 5.12(c)(ii) and shall state therein (i) the Series A Conversion Price on the Series A Forced Conversion Notice Date, and (ii) the Partnership’s computation of the number of Common Units to be received by the holder upon the Series A Conversion Date.

   (iii) Timing; Certificates.  If a Series A Conversion Notice is delivered by a Converting Unitholder to the Partnership pursuant to Section 5.12(c)(i), or a Series A Forced Conversion Notice is delivered by the Partnership to a Series A Unitholder pursuant to Section 5.12(c)(ii), the Partnership shall issue the Common Units no later than seven (7) days after a Series A Conversion Notice Date or a Series A Forced Conversion Date, as the case may be (any date of issuance of such Common Units, a “Series A Conversion Date”).  On the Series A Conversion Date and subject to the book-entry provisions set forth below, such holder shall surrender the certificate or certificates representing the Series A Preferred Units being converted, duly endorsed, at the office of the Partnership or, if identified in writing to such holder by the Partnership, at the offices of any transfer agent for such Units.  On the Series A Conversion Date, the Partnership shall issue to such holder a certificate or certificates for the number of Common Units to which such holder shall be entitled.  In lieu of delivering physical certificates representing the Common Units issuable upon conversion of Series A Preferred Units, provided the Transfer Agent is participating in the Depository’s Fast Automated Securities Transfer program, upon request of the holder, the Partnership shall use its commercially reasonable efforts to cause its Transfer Agent to electronically transmit the Common Units issuable upon conversion to the holder, by crediting the account of the holder’s prime broker with the Depository through its Deposit Withdrawal Agent Commission system.  The parties agree to coordinate with the Depository to accomplish this objective.

   (iv) Distributions, Combinations, Subdivisions and Reclassifications by the Partnership.  If after the Series A Issuance Date the Partnership (A) makes a distribution on its Common Units in Common Units, (B) subdivides or splits its outstanding Common Units into a greater number of Common Units, (C) combines or reclassifies its Common Units into a smaller number of Common Units or (D) issues by reclassification of its Common Units any Partnership Securities (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), then the Series A Ceiling Price, Series A Midpoint Price and Series A Floor Price in effect at the time of the Record Date for such distribution or the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Series A Preferred Units after such time shall entitle the holder to receive the aggregate number of Common Units (or shares of any Partnership Securities into which such shares of Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (C) or (D) above) that such holder would have been entitled to receive if the Series A Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.12 relating to the Series A Preferred Units shall not be abridged or amended and that the Series A Preferred Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series A Preferred Units had immediately prior to such transaction or event.  An adjustment made pursuant to this Section 5.12(c)(iv) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split.  Such adjustment shall be made successively whenever any event described above shall occur.  The Partnership agrees that it will act in good faith to make any adjustment(s) required by this Section 5.12(b)(iv) equitably and in such a manner as to afford the holders of Series A Preferred Units the benefits of the provisions hereof, and will not take any action to deprive such holders of the benefit hereof.

   (v) Rights For Quarter in Which Conversion Occurs.  Immediately upon any conversion of Series A Preferred Units, all rights of the Converting Unitholder in respect thereof shall cease, including, without limitation, any accrual of distributions, and such Converting Unitholder shall be treated for all purposes as the owner of Common Units.  Notwithstanding anything in Article VI to the contrary, with respect to Series A Preferred Units that are converted into Common Units during a Quarter, the holder thereof shall not be entitled to a Series A Preferred Unit distribution and a Common Unit distribution with respect to such Quarter, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date.  For the avoidance of doubt, if a Series A Conversion Notice Date or a Series A Forced Conversion Notice Date, as applicable, occurs prior to the close of business on a Record Date for payment of a distribution on the Common Units, the applicable holder of Series A Preferred Units shall receive only the Common Unit distribution with respect to such period.

    (vi) Fully Paid and Non-assessable. Any Common Units delivered as a result of conversion pursuant to this Section 5.12 shall be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act), free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Agreement or created by the holders thereof.

    (vii) No Fractional Common Units.  Fractional Common Units shall not be issued to any person pursuant to this Section 5.12(c) (each fractional Common Unit shall be rounded to the nearest whole Common Unit (and a 0.5 Common Unit shall be rounded to the next higher Common Unit)).

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1	Allocations for Capital Account Purposes.

    For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Sections 5.5(b) and (d)) shall be allocated (subject to Section 12.4) among the Partners in each taxable year (or portion thereof) as provided herein below.

   (a) Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows:

    (i) First, 100% to the General Partner, in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iv) for all previous taxable years until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iv) for all previous taxable years;

    (ii) Second, (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Series A Preferred Units, a percentage equal to 100% less the General Partner's Percentage Interest (and among such Unitholders in proportion to the respective differences between the Capital Account balances and the Series A Liquidation Values for such Series A Preferred Units), until the Capital Account in respect of each Outstanding Series A Preferred Unit has been increased to an amount equal to the Series A Liquidation Value;

    (iii) Third, 100% to the General Partner and the Unitholders holding Common Units, Class B Units or Subordinated Units, in proportion to, and until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(iii) for the current taxable year and all previous taxable years is equal to, the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(ii) for all previous taxable years; and

    (iv) Fourth, the balance, if any, (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Common Units, Class B Units or Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest.

   (b) Net Losses. After giving effect to the special allocations set forth in Section 6.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

    (i) First, 100% to the General Partner and the Unitholders holding Common Units, Class B Units or Subordinated Units, in proportion to, and until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to, the aggregate Net Income allocated to such Partners pursuant to Section 6.1(a)(iv) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

    (ii) Second, (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Common Units, Class B Units or Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); and

    (iii) Third, (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Series A Preferred Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Outstanding Series A Preferred Unit has been reduced to zero;

    (iv) Fourth, the balance, if any, 100% to the General Partner.

    (c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d) and the guaranteed payments set forth in Section 6.1(d)(iii)(A), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

    (i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

    (A) First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

    (B) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Series A Preferred Units, a percentage equal to 100% less the General Partner's Percentage Interest (and among such Unitholders in proportion to the respective differences between the Capital Account balances and the Series A Liquidation Values for such Units), until the Capital Account in respect of each Series A Preferred Unit has been increased to an amount equal to the Series A Liquidation Value;

    (C) Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) or Section 6.4(b)(iii) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the “Unpaid MQD”) and (3) any then existing Cumulative Common Unit Arrearage;

    (D) Fourth, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Class B Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Class B Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Class B Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(b)(iii) with respect to such Class B Unit for such Quarter;

    (E) Fifth, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(v) with respect to such Subordinated Unit for such Quarter;

    (F) Sixth, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Class B Units or Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD, (3) any then existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(vi) and Section 6.4(b)(iv) (the sum of (1), (2), (3) and (4) is hereinafter defined as the “First Liquidation Target Amount”);

    (G) Seventh, (x) to the General Partner in accordance with its Percentage Interest, (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders holding Common Units, Class B Units or Subordinated Units, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (G), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(vii) and Section 6.4(b)(v) (the sum of (1) and (2) is hereinafter defined as the “Second Liquidation Target Amount”);

    (H) Eighth, (x) to the General Partner in accordance with its Percentage Interest, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders holding Common Units, Class B Units or Subordinated Units, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (H), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(viii) and Section 6.4(b)(vi); and

    (I) Finally, (x) to the General Partner in accordance with its Percentage Interest, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders holding Common Units, Class B Units or Subordinated Units, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (H).

    (ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

    (A) First, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

    (B) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Class B Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Class B Unit then Outstanding has been reduced to zero;

    (C) Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

    (D) Fourth, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Series A Preferred Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Series A Preferred Unit has been reduced to zero;

    (E) Fifth, the balance, if any, 100% to the General Partner.

   (d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

   (i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

   (ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

    (iii) 707(c) Payments; Priority Allocations.

    (A) Any distribution in respect of a Series A Preferred Unit, and any distribution to the General Partner, pursuant to Section 6.4(a)(i), Section 6.4(a)(ii), Section 6.4(b)(i), Section 6.4(b)(ii) or clause (i) of Section 6.5 shall be treated as a guaranteed payment pursuant to Section 707(c) of the Code.

    (B) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed (x) in respect of a Series A Preferred Unit pursuant to Section 6.4(a)(i), Section 6.4(a)(ii), Section 6.4(b)(i), Section 6.4(b)(ii) or clause (i) of Section 6.5 or (y) in respect of any Unit pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed (except cash or property distributed (x) in respect of a Series A Preferred Unit pursuant to Section 6.4(a)(i), Section 6.4(a)(ii), Section 6.4(b)(i), Section 6.4(b)(ii) or clause (i) of Section 6.5 or (y) in respect of any Unit pursuant to Section 12.4) to the other Unitholders with respect to their Units (on a per Unit basis), then (1) there shall be allocated income and gain to each Unitholder receiving such greater cash or property distribution until the aggregate amount of such items allocated pursuant to this Section 6.1(d)(iii)(B) for the current taxable year and all previous taxable years is equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated income and gain in an aggregate amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs by (y) 100% less the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs times (bb) the sum of the amounts allocated in clause (1) above.

    (C) After the application of Section 6.1(d)(iii)(B), all or any portion of the remaining items of Partnership income or gain for the taxable period, if any, shall be allocated (1) to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(C) for the current taxable year and all previous taxable years is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable year; and (2) to the General Partner an amount equal to the product obtained by multiplying (aa) an amount equal to the quotient determined by dividing (x) the General Partner’s Percentage Interest by (y) 100% less the General Partner’s Percentage Interest times (bb) the sum of the amounts allocated in clause (1) above.

   (iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii).

    (v) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(v) were not in this Agreement.

   (vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

    (vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

    (viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

   (ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

    (x) Economic Uniformity.

    (A) At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period (“Final Subordinated Units”) in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount equal to the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

    (B) At the election of the General Partner with respect to any taxable period ending upon, or after, the conversion of the Class B Units pursuant to Section 5.11(f), all or a portion of the remaining items of Partnership income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii) and Section 6.1(d)(x)(A), or all or a portion of the Partnership’s items of loss and deduction, shall be allocated 100% to the holder or holders of the Common Units resulting from the conversion pursuant to Section 5.11(f) (“Converted Common Units”) in the proportion of the number of the Converted Common Units held by such holder or holders to the total number of Converted Common Units then Outstanding, until each such holder has been allocated an amount of income or gain that increases, or an amount of loss and deduction, as the case may be, the Capital Account maintained with respect to such Converted Common Units to an amount equal to the product of (A) the number of Converted Common Units held by such holder and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Converted Common Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the receipt of Common Units pursuant to Section 5.11(f).

   (xi) Curative Allocation.

    (A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

    (B) The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

    (xii) Corrective and Other Allocations.  In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

    (A)   Except as provided in Section 6.1(d)(xii)(B), in the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof) with respect to any Partnership property, the General Partner shall allocate such Additional Book Basis Derivative Items (1) to (aa) the holders of Incentive Distribution Rights and (bb) the General Partner in the same manner that the Unrealized Gain or Unrealized Loss attributable to such property is allocated pursuant to Section 5.5(d)(i) or Section 5.5(d)(ii) and (2) to all Unitholders, in proportion to, and to the extent that, the Unrealized Gain or Unrealized Loss attributable to such property is allocated to any Unitholders pursuant to Section 5.5(d)(i) or Section 5.5(d)(ii).

    (B)   In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof or an allocation of Net Termination Gain or Net Termination Loss pursuant to Section 6.1(c) hereof) as a result of a sale or other taxable disposition of any Partnership asset that is an Adjusted Property (“Disposed of Adjusted Property”), the General Partner shall allocate (1) additional items of income and gain (aa) away from the holders of Incentive Distribution Rights and the General Partner and (bb) to the Unitholders, or (2) additional items of deduction and loss (aa) away from the Unitholders and (bb) to the holders of Incentive Distribution Rights and the General Partner, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. For this purpose, the Unitholders shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under this Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 6.1(d)(xii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

    (C)   In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balance of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

    (D)   In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii).

Section 6.2	Allocations for Tax Purposes.

    (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

    (b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

    (i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

    (ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or Section 5.5(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

    (iii) The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

    (c) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

    (d) The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership’s common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6), Treasury Regulation Section 1.197-2(g)(3), the legislative history to Section 743 or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

    (e) In accordance with Treasury Regulation Section 1.1245-1(e), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

    (f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

    (g) Each item of Partnership income, gain, loss and deduction, for federal income tax purposes, shall be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

    (h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

    (i) If Capital Account balances are reallocated between the Partners in accordance with Section 5.5(d)(i) hereof and Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4), beginning with the year of reallocation and continuing until the allocations required are fully taken into account, the Partnership shall make corrective allocations (allocations of items of gross income or gain or loss or deduction for federal income tax purposes that do not have a corresponding book allocation) to take into account the Capital Account reallocation, as provided in Proposed Treasury Regulation Section 1.704-1(b)(4)(x).

Section 6.3	Requirement and Characterization of Distributions; Distributions to Record Holders.

    (a) Within 45 days following the end of each Quarter commencing with the Quarter ending on September 30, 2007, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate the Delaware Act or any other applicable law.

    (b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

    (c) The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

    (d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4	Distributions of Available Cash from Operating Surplus.

   (a) During Subordination Period. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise contemplated by Section 5.6 in respect of other Partnership Securities issued pursuant thereto:

    (i) First, (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Series A Preferred Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Series A Preferred Unit then Outstanding an amount equal to the Series A Quarterly Distribution Amount;

    (ii) Second, (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Series A Preferred Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Series A Preferred Unit then Outstanding an amount equal to the Series A Cumulative Distribution Arrearage;

    (iii) Third, (A) to the General Partner in accordance with its Percentage Interest and (B) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

    (iv) Fourth, (A) to the General Partner in accordance with its Percentage Interest and (B) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

    (v) Fifth (A) to the General Partner in accordance with its Percentage Interest and (B) to the Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

    (vi) Sixth, (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Common Units, Class B Units or Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit, Class B Unit and Subordinated Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

    (vii) Seventh, (A) to the General Partner in accordance with its Percentage Interest, (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders holding Common Units, Class B Units or Subordinated Units, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vii), until there has been distributed in respect of each Common Unit, Class B Unit and Subordinated Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

    (viii) Eighth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders holding Common Units, Class B Units or Subordinated Units, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this subclause (viii), until there has been distributed in respect of each Common Unit, Class B Unit and Subordinated Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

    (ix) Thereafter, (A) to the General Partner in accordance with its Percentage Interest, (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders holding Common Units, Class B Units or Subordinated Units, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (ix);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Sections 6.4(a)(i) and 6.4(a)(ii) and then Section 6.4(a)(ix).

    (b) After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5, subject to Section 17-607 of the Delaware Act, shall be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

    (i) First, (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Series A Preferred Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Series A Preferred Unit then Outstanding an amount equal to the Series A Quarterly Distribution Amount;

    (ii) Second, (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Series A Preferred Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Series A Preferred Unit then Outstanding an amount equal to the Series A Cumulative Distribution Arrearage;

    (iii) Third, (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Common Units or Class B Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit and Class B Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

    (iv) Fourth, (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Common Units or Class B Units, Pro Rata, until there has been distributed in respect of each Common Unit and Class B Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

    (v) Fifth, (A) to the General Partner in accordance with its Percentage Interest, (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders holding Common Units or Class B Units, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v), until there has been distributed in respect of each Common Unit and Class B Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

    (vi) Sixth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders holding Common Units or Class B Units, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (A) and (B) of this clause (vi), until there has been distributed in respect of each Common Unit and Class B Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

    (vii) Thereafter, (A) to the General Partner in accordance with its Percentage Interest, (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders holding Common Units or Class B Units, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vii);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Sections 6.4(b)(i) and 6.4(b)(ii), and then Section 6.4(b)(vii).

Section 6.5	Distributions of Available Cash from Capital Surplus.

    Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, (i) first, (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Series A Preferred Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Series A Preferred Unit then Outstanding an amount equal to the Series A Cumulative Distribution Arrearage, and (ii) thereafter, 100% to the General Partner and all Unitholders in accordance with their respective Fully-Diluted Percentage Interests, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's in Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6	Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

    (a) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.9. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Initial Unit Price of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Initial Unit Price of the Common Units immediately prior to giving effect to such distribution.

    (b) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall also be subject to adjustment pursuant to Section 5.11 and Section 6.9.

Section 6.7	Special Provisions Relating to the Holders of Subordinated Units and Class B Units.

    (a) Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.7, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.5(c)(ii), 6.1(d)(x)(A), 6.7(b) and 6.7(c).

    (b) A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained Subordinated Units or Retained Converted Subordinated Units would be negative after giving effect to the allocation under Section 5.5(c)(ii)(B).

    (c) The Unitholder holding a Common Unit that has resulted from the conversion of a Subordinated Unit pursuant to Section 5.7 shall not be issued a Common Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the General Partner shall take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Sections 5.5(c)(ii) and 6.7(b) and electing to allocate income as provided in Section 6.1(d)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.

    (d) Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holders of Class B Units shall have all the rights and obligations of a Unitholder holding Common Units; provided, however, that immediately upon the conversion of Class B Units into Common Units pursuant to Section 5.11, the Unitholders holding a Class B Unit shall possess all the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Class B Units shall remain subject to the provisions of Sections 6.1(d)(x)(B) and 6.7(e).

    (e) The holder or holders of Common Units resulting from the conversion pursuant to Section 5.11(f) of any Class B Units pursuant to Section 5.11 shall not be issued a Common Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer such Common Units to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(e), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units, including the application of Section 6.1(d)(x)(B); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.

Section 6.8	Special Provisions Relating to the Holders of Incentive Distribution Rights.

    Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, (ii) be entitled to any distributions other than as provided in Sections 6.4(a)(vii), (viii) and (ix), Sections 6.4(b)(v), (vi) and (vii), and Section 12.4 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.

Section 6.9	Entity-Level Taxation.

    If legislation is enacted or the interpretation of existing language is modified by a governmental taxing authority so that a Group Member is treated as an association taxable as a corporation or is otherwise subject to an entity-level tax for federal, state or local income tax purposes, then the General Partner may reduce the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution by the amount of income taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.9. If the General Partner elects to reduce the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual tax liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1	Management.

    (a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

    (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

    (ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

    (iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

    (iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

    (v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

    (vi) the distribution of Partnership cash;

    (vii) the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

    (viii) the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

    (ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

    (x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

    (xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

    (xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

    (xiii) the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of options, rights, warrants, appreciation rights and tracking and phantom interests relating to Partnership Securities;

    (xiv) the undertaking of any action in connection with the Partnership’s participation in any Group Member; and

    (xv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

    (b) Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the Underwriting Agreement, the Contribution Agreement, any Group Member Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

Section 7.2	Certificate of Limited Partnership.

    The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3	Restrictions on the General Partner’s Authority.

    Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests of the Partnership’s Subsidiaries) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, except as permitted under Section 4.6, Section 11.1 and Section 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.

Section 7.4	Reimbursement of the General Partner.

    (a) Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

    (b) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

    (c) Subject to Section 5.12(b)(iv), the General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests relating to Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner, Group Member or any Affiliates in each case for the benefit of employees and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliates are obligated to provide to any employees and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest (represented by General Partner Units) pursuant to Section 4.6.

Section 7.5	Outside Activities.

    (a) After the Closing Date, the General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.

    (b) Each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law or equity to any Group Member or any Partner.  None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Indemnitee. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, but subject to Section 7.5(c), (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any fiduciary duty or any other obligation of any type whatsoever of any Indemnitee for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Indemnitees shall have no obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to the Partnership. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Indemnitee (including the General Partner). No Indemnitee (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to the Partnership, and such Indemnitee (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person for breach of any fiduciary or other duty by reason of the fact that such Indemnitee (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership; provided such Indemnitee does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Partnership to such Indemnitee.

    (c) The General Partner and each of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired pursuant to the Contribution Agreement and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Securities acquired by them. The term “Affiliates” when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.

Section 7.6	Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

    (a) The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

    (b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

    (c) No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Limited Partners existing hereunder, or existing at law, in equity or otherwise by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (i) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all partners or (ii) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

Section 7.7	Indemnification.

    (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

    (b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

    (c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

    (d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

    (e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

    (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

    (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

    (h) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

    (i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8	Liability of Indemnitees.

    (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

    (b) Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

    (c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

    (d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9	Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

    (a) Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if Special Approval is not sought and the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors of the General Partner acted in good faith, and in either case, in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement.

    (b) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Partnership.

    (c) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner, and the General Partner, or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, “at the option of the General Partner,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity. The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a partnership.

    (d) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

    (e) Except as expressly set forth in this Agreement or required by the Delaware Act, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

    (f) The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10	Other Matters Concerning the General Partner.

    (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

    (b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

    (c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any Group Member.

Section 7.11	Purchase or Sale of Partnership Securities.

    The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities; provided that, except as permitted pursuant to Section 4.10 or Section 4.12, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. Such Partnership Securities shall be held by the Partnership as treasury securities unless they are expressly cancelled by action of an appropriate officer of the General Partner. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.

Section 7.12	Registration Rights of the General Partner and its Affiliates.

    (a) If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the “Holder”) to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a) and Section 7.12(b); and provided further, however, that if the Conflicts Committee determines in good faith that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder’s request, such right pursuant to this Section 7.12(a) or Section 7.12(b) not to be utilized more than once in any twelve-month period. In connection with any registration pursuant to the first sentence of this Section 7.12(a), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

    (b) If any Holder holds Partnership Securities that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such shelf registration statement have been sold, a “shelf” registration statement covering the Partnership Securities specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to Section 7.12(a) and this Section 7.12(b); and provided further, however, that if the Conflicts Committee determines in good faith that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to the Partnership and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to suspend such offering or use for a period of not more than six months after receipt of the Holder’s request, such right pursuant to Section 7.12(a) or this Section 7.12(b) not to be utilized more than once in any twelve-month period. In connection with any shelf registration pursuant to this Section 7.12(b), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such shelf registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such shelf registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such shelf registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such shelf registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

    (c) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall notify all Holders of such proposal and use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take any action to so include the securities of the Holder once the registration statement is declared effective by the Commission or otherwise becomes effective, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(c) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

    (d) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(d) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or any free writing prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or any free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

    (e) The provisions of Section 7.12(a), Section 7.12(b) and Section 7.12(c) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(d) shall continue in effect thereafter.

    (f) The rights to cause the Partnership to register Partnership Securities pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Securities, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Securities with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.

    (g) Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

Section 7.13	Reliance by Third Parties.

    Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1	Records and Accounting.

    The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2	Fiscal Year.

    The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3	Reports.

    (a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the SEC’s website) to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

    (b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the SEC’s website) to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1	Tax Returns and Information.

    The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable year or years that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable year other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable year of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2	Tax Elections.

    (a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

    (b) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3	Tax Controversies.

    Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4	Withholding.

    Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code, or established under any foreign law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1	Admission of Limited Partners.

    (a) Upon the issuance by the Partnership of Common Units, Subordinated Units and Incentive Distribution Rights to the General Partner, SemGroup Holdings and the Underwriters as described in Article V, the General Partner shall admit such parties to the Partnership as Initial Limited Partners in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued to them.

    (b) By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation pursuant to Article XIV, and except as provided in Section 4.9 or Section 4.11, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer, issuance or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement, (iv) grants the powers of attorney set forth in this Agreement and (v) makes the consents and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is a Non-citizen Assignee shall be determined in accordance with Section 4.9, and the rights and obligations of a Person who is an Ineligible Assignee shall be determined in accordance with Section 4.11.

    (c) The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1 hereof.

    (d) Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).

Section 10.2	Admission of Successor General Partner.

    A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3	Amendment of Agreement and Certificate of Limited Partnership.

    To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1	Withdrawal of the General Partner.

    (a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

    (i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

    (ii) The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

    (iii) The General Partner is removed pursuant to Section 11.2;

    (iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

    (v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

    (vi) (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

    (b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Central Time, on June 30, 2017, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, Central Time, on June 30, 2017, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

Section 11.2	Removal of the General Partner.

    The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units, Series A Preferred Units and Class B Units, if any, voting as a single class and a majority of the outstanding Subordinated Units (if any Subordinated Units are then Outstanding) voting as a class (including, in each case, Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3	Interest of Departing General Partner and Successor General Partner.

    (a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner, to require its successor to purchase its General Partner Interest (represented by General Partner Units) and its general partner interest (or equivalent interest), if any, in the other Group Members and all of its Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest of the Departing General Partner. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

    For purposes of this Section 11.3(a), the fair market value of the Departing General Partner’s Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing General Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner and other factors it may deem relevant.

    (b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

    (c) If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of the (x) quotient obtained by dividing (A) the Fully-Diluted Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Fully-Diluted Percentage Interest of the General Partner Interest of the Departing General Partner and (y) `the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4	Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages.

    Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all Outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis, (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished and (iii) the General Partner will have the right to convert its General Partner Interest (represented by General Partner Units) and its Incentive Distribution Rights into Common Units or to receive cash in exchange therefor in accordance with Section 11.3.

Section 11.5	Withdrawal of Limited Partners.

    No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1	Dissolution.

    The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or Section 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

    (a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3;

    (b) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

    (c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

    (d) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2	Continuation of the Business of the Partnership After Dissolution.

    Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

    (i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

    (ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

    (iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3	Liquidator.

    Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units, Series A Preferred Units and Subordinated Units voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units, Series A Preferred Units, Class B Units (if any), and Subordinated Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units, Series A Preferred Units, Class B Units (if any), and Subordinated Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4	Liquidation.

    The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

    (a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

    (b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

    (c) All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed (i) first, (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Series A Preferred Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Series A Preferred Unit then Outstanding an amount equal to the positive value in each such Unitholder’s Capital Account in respect of such Series A Preferred Units and (ii) thereafter, among all the other Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, in each case as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)). Any distribution under this Section 12.4(c) shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).  If in the year property is otherwise to be distributed under this Section 12.4, any Unitholder’s Capital Account in respect of its Series A Preferred Units is less than the aggregate Series A Liquidation Value of such Series A Preferred Units, then notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and prior to any distribution pursuant to the preceding sentences of this Section 12.4(c), items of gross income and gain shall be allocated (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Series A Preferred Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Outstanding Series A Preferred Unit is equal to the Series A Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such liquidation, dissolution or winding up any such holder’s Capital Account in respect of such Series A Preferred Units is less than the aggregate Series A Liquidation Value of such Series A Preferred Units after the application of the preceding sentence, then to the extent permitted by law and notwithstanding anything to the contrary contained in this Agreement (and prior to any other allocation pursuant to this Agreement for such year and prior to any distribution pursuant to the preceding sentences of this Section 12.4(c)), items of gross income and gain for any preceding taxable period(s) with respect to which IRS Form 1065 Schedule K-1s have not been filed by the Partnership shall be reallocated (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Series A Preferred Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each such Outstanding Series A Preferred Unit is equal to the Series A Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation).

Section 12.5	Cancellation of Certificate of Limited Partnership.

    Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6	Return of Contributions.

    The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7	Waiver of Partition.

    To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8	Capital Account Restoration.

    No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1	Amendments to be Adopted Solely by the General Partner.

    Except as set forth in Section 5.12(b), each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

    (a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

    (b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

    (c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

    (d) a change that the General Partner determines, (i) does not adversely affect in any material respect the Limited Partners (considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests), (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

    (e) a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

    (f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

    (g) an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Securities pursuant to Section 5.6, including any amendment that the General Partner determines is necessary or appropriate in connection with (i) the adjustments of the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution pursuant to the provisions of Section 5.11, (ii) the implementation of the provisions of Section 5.11 or (iii) any modifications to the Incentive Distribution Rights made in connection with the issuance of Partnership Securities pursuant to Section 5.6, provided that, with respect to this clause (iii), the modifications to the Incentive Distribution Rights and the related issuance of Partnership Securities have received Special Approval;

    (h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

    (i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

    (j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

    (k) a merger, conveyance or conversion pursuant to Section 14.3(d); or

    (l) any other amendments substantially similar to the foregoing.

Section 13.2	Amendment Procedures.

    Except as provided in Section 13.1 and Section 13.3, all amendments to this Agreement shall be made in accordance with the requirements contained in this Section 13.2. Amendments to this Agreement may be proposed only by the General Partner; provided, however, that to the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to propose an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A proposed amendment shall be effective upon its approval by the General Partner and the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 13.3	Amendment Requirements.

    (a) Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

    (b) Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

    (c) Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected, without limiting the effect of Section 5.12(b).

    (d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

    (e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4	Special Meetings.

    All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5	Notice of a Meeting.

    Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6	Record Date.

    For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7	Adjournment.

    When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8	Waiver of Notice; Approval of Meeting.

    The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9	Quorum and Voting.

    The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10	Conduct of a Meeting.

    The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11	Action Without a Meeting.

    If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12	Right to Vote and Related Matters.

    (a) Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

    (b) With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1	Authority.

    The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2	Procedure for Merger, Consolidation or Conversion.

    (a) Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation or at equity.

    (b) If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

    (i) name and state of domicile of each of the business entities proposing to merge or consolidate;

    (ii) the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

    (iii) the terms and conditions of the proposed merger or consolidation;

    (iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

    (v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

    (vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

    (vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

    (c) If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

    (i) the name of the converting entity and the converted entity;

    (ii) a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

    (iii) a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

    (iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;

    (v) in an attachment or exhibit, the certificate of limited partnership of the Partnership; and

    (vi) in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

    (vii) the effective time of the conversion, which may be the date of the filing of the articles of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such articles of conversion and stated therein); and

    (viii) such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

Section 14.3	Approval by Limited Partners.

    (a) Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

    (b) Except as provided in Section 14.3(d), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority.

    (c) Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or articles of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

    (d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

    (e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (B) the merger or consolidation would not result in an amendment to the Partnership Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Securities to be issued by the Partnership in such merger or consolidation do not exceed 20% of the Partnership Securities Outstanding immediately prior to the effective date of such merger or consolidation.

    (f) Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4	Certificate of Merger or Articles of Conversion.

    Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or articles of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5	Effect of Merger, Consolidation or Conversion.

    (a) At the effective time of the certificate of merger:

    (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

    (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

    (iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

    (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

    (b) At the effective time of the articles of conversion:

    (i) the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

    (ii) all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

    (iii) all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

    (iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

    (v) a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior partners without any need for substitution of parties; and

    (vi) the Partnership Units that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the plan of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1	Right to Acquire Limited Partner Interests.

    (a) Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) “Current Market Price” as of any date of any class of Limited Partner Interests means the average of the daily Closing Prices (as hereinafter defined) per Limited Partner Interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted for trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

    (b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article IV, Article V, Article VI, and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article IV, Article V, Article VI and Article XII).

    (c) At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1	Addresses and Notices; Written Communications.

    (a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

    (b) The terms “in writing”, “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2	Further Action.

    The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3	Binding Effect.

    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4	Integration.

    This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5	Creditors.

    None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6	Waiver.

    No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7	Third-Party Beneficiaries.

    Each Partner agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

Section 16.8	Counterparts.

    This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) without execution hereto.

Section 16.9	Applicable Law.

    This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 16.10	Invalidity of Provisions.

    If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 16.11	Consent of Partners.

    Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12	Facsimile Signatures.

    The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BLUEKNIGHT ENERGY PARTNERS G.P., L.L.C.

By:
Name:
Title:

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner.

BLUEKNIGHT ENERGY PARTNERS G.P., L.L.C.
General Partner, as attorney-in-fact for the Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 2.6.

By:
Name:
Title:

EXHIBIT A
to the Third Amended and Restated
Agreement of Limited Partnership of
Blueknight Energy Partners, L.P.

Certificate Evidencing Common Units
Representing Limited Partner Interests in
Blueknight Energy Partners, L.P.

No. __________	__________ Common Units

    In accordance with Section 4.1 of the Third Amended and Restated Agreement of Limited Partnership of Blueknight Energy Partners, L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), Blueknight Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that (the “Holder”) is the registered owner of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 6120 South Yale Avenue, Suite 500, Tulsa, Oklahoma 74136. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

    THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF BLUEKNIGHT ENERGY PARTNERS, L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF BLUEKNIGHT ENERGY PARTNERS, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE BLUEKNIGHT ENERGY PARTNERS, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). BLUEKNIGHT ENERGY PARTNERS, G.P., L.L.C., THE GENERAL PARTNER OF BLUEKNIGHT ENERGY PARTNERS, L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF BLUEKNIGHT ENERGY PARTNERS, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

    The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:_______________		Blueknight Energy Partners, L.P.
	By:	Blueknight Energy Partners G.P., L.L.C.

By:
President and Chief Executive Officer

By:
Secretary

Countersigned and Registered by:
American Stock Transfer & Trust Company
as Transfer Agent and Registrar
By:

[Reverse of Certificate]

ABBREVIATIONS
    The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT -	as tenants by the entireties		Custodian
		(Cust)		(Minor)
JT TEN -	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to CD Minors Act (State)

    Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS OF
BLUEKNIGHT ENERGY PARTNERS, L.P.

FOR VALUE RECEIVED, __________ hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

__________ Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint __________ as its attorney-in-fact with full power of substitution to transfer the same on the books of Blueknight Energy Partners, L.P.

Date: ___________________	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15		(Signature)

(Signature)